Exhibit 10.37¯

Execution Version

ENERGY & EXPLORATION PARTNERS, INC.

SENIOR TRANCHE A NOTES DUE 2018

NOTE PURCHASE AGREEMENT

DATED AS OF APRIL 8, 2013

¯	Some of the schedules to this agreement have been omitted pursuant to a request for confidential treatment.

i

4.22	Solvency	46
4.23	[Reserved]	46
4.24	Disclosure	46
4.25	Insurance	47
4.26	Separate Entity	47
4.27	Affiliate and Covered Persons Transactions	47
4.28	Swap Agreements	47
4.29	Permits, Etc	47
4.30	Names and Places of Business	47
4.31	Marketing of Production	48
4.32	Right to Receive Payment for Future Production	48
4.33	Private Offering	48

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF HOLDERS	48
5.1	Organization of Holders	48
5.2	Acquisition for Holder’s Account	49
5.3	Notes Not Registered	49
5.4	Accredited Investor	49
5.5	Source of Funds	49

SECTION 6.	AFFIRMATIVE COVENANTS	50
6.1	Financial Statements and Other Reports	50
6.2	Notice of Material Events	55
6.3	Separate Existence	55
6.4	Payment of Taxes and Claims	55
6.5	Operation and Maintenance of Properties	56
6.6	Insurance	56
6.7	Books and Records; Inspections	56
6.8	Compliance with Laws	57
6.9	Environmental	57
6.10	Subsidiaries	59
6.11	Further Assurances	59
6.12	Use of Proceeds	59
6.13	[Reserved]	59
6.14	Non-Voting Representative	59
6.15	APOD	60
6.16	[Reserved]	60
6.17	Marketing of Production	60
6.18	Swap Agreements	60
6.19	Tax Status	60
6.20	Treatment of Series B Preferred Stock	60

SECTION 7.	NEGATIVE COVENANTS	60
7.1	Indebtedness	60
7.2	Liens	61
7.3	Restricted Junior Payments	62
7.4	Restrictive Agreements	62
7.5	Investments	63
7.6	Financial Covenants	63
7.7	Fundamental Changes; Disposition of Assets	66
7.8	[Reserved]	66

7.9	Sales and Lease Backs	67
7.10	Transactions with Affiliates or Covered Persons	67
7.11	APOD	67
7.12	Conduct of Business	67
7.13	Amendments or Waivers of Material Contracts, Related Agreements and other Documents	67
7.14	Fiscal Year	68
7.15	Amendments to Organizational Agreements	68
7.16	Sale or Discount of Receivables	68
7.17	Gas Imbalances, Take-or-Pay or Other Prepayments	68
7.18	Swap Agreements	68

SECTION 8.	EVENTS OF DEFAULT	68
8.1	Events of Default	68
8.2	Remedies	70

SECTION 9.	ADMINISTRATIVE AGENT	71
9.1	Appointment of Administrative Agent	71
9.2	Powers and Duties	71
9.3	General Immunity	71
9.4	Administrative Agent Entitled to Act as Holder	72
9.5	Holders’ Representations, Warranties and Acknowledgment	72
9.6	Right to Indemnity	73
9.7	Successor Administrative Agent	73
9.8	Posting of Approved Electronic Communications	74
9.9	Proofs of Claim	75

SECTION 10.	MISCELLANEOUS	75
10.1	Notices	75
10.2	Expenses	76
10.3	Indemnity	76
10.4	Set Off	77
10.5	Sharing of Payments by Holders	77
10.6	Amendments and Waivers	77
10.7	Successors and Assigns; Assignments	79
10.8	Independence of Covenants	81
10.9	Survival of Representations, Warranties and Agreements	81
10.10	No Waiver; Remedies Cumulative	81
10.11	Marshalling; Payments Set Aside	81
10.12	Severability	82
10.13	Obligations Several; Independent Nature of Holders’ Rights	82
10.14	Headings	82
10.15	APPLICABLE LAW	82
10.16	CONSENT TO JURISDICTION	82
10.17	WAIVER OF JURY TRIAL	82
10.18	Confidentiality	83
10.19	Usury Savings Clause	84
10.20	Counterparts	84
10.21	Patriot Act	84
10.22	Disclosure	84
10.23	Advertising and Publicity	85

10.24	Warrants	85
10.25	Acknowledgments and Admissions	85
10.26	Third Party Beneficiary	86
10.27	Entire Agreement	86
10.28	Transferability of Securities; Restrictive Legend	86
10.29	Replacement of Notes	86

APPENDICES:	A	Tranche A Commitments
	B	Notice Addresses

SCHEDULES:	2.4	Use of Proceeds
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.5	Governmental Consents
	4.7	Financial Information
	4.9	Material Adverse Changes
	4.10	Restricted Junior Payments
	4.11	Adverse Proceedings
	4.12	Payment of Taxes
	4.16	Material Contracts
	4.21	Broker’s Fees
	4.25	Insurance
	4.28	Swap Agreements
	4.29	Permits
	4.30	Names and Places of Business
	4.31	Marketing Contracts
	4.32	Prepayments
	6.15	APOD
	7.10	Transactions with Covered Persons

EXHIBITS:	A	Note Purchase Notice
	B	[Reserved]
	C	Form of Tranche A Note
	D	Compliance Certificate
	E	Closing Date Certificate
	F	Solvency Certificate
	G	Form of Guarantee Agreement
	H	APOD Certificate
	I-1	Form of Warrant (Series A Preferred Stock)
	I-2	Form of Warrant (Series B Preferred Stock)
	J	Form of Supplement
	K	Form of U.S. Tax Compliance Certificates
	L	Form of VCOC Letter
	M	Form of Assignment Agreement

ENERGY & EXPLORATION PARTNERS, INC.

Two City Place, Suite 1700

One Hundred Throckmorton St.

Fort Worth, TX 76102

This NOTE PURCHASE AGREEMENT, dated as of April 8, 2013 (the “Agreement”), is entered into by and among Energy & Exploration Partners, Inc., a Delaware corporation (the “Issuer”);

•	HIGHBRIDGE PRINCIPAL STRATEGIES, LLC, as Lead Investor

•	HIGHBRIDGE PRINCIPAL STRATEGIES – MEZZANINE PARTNERS II DELAWARE SUBSIDIARY, LLC, as a Holder;

•	HIGHBRIDGE PRINCIPAL STRATEGIES – OFFSHORE MEZZANINE PARTNERS MASTER FUND II, L.P., as a Holder

•	HIGHBRIDGE PRINCIPAL STRATEGIES – INSTITUTIONAL MEZZANINE PARTNERS II SUBSIDIARY, L.P., as a Holder;

•	HIGHBRIDGE PRINCIPAL STRATEGIES – AP MEZZANINE PARTNERS II, L.P., as a Holder;

•	APOLLO INVESTMENT CORPORATION, as a Holder; and

•	CORTLAND CAPITAL MARKET SERVICES LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Holders.

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein and the Notes (as defined below) to be purchased by Holders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS AND INTERPRETATION

1.1 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

1.2 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accepting Holders” as defined in Section 2.9(g).

“Acquisition” means the acquisition by Energy & Exploration Partners, LLC, a Delaware limited liability company (“ENXP LLC”) of the “Properties” as such term is used in the Acquisition Agreement.

“Acquisition Agreement” means that certain Amended and Restated Purchase and Sale Agreement dated as of October 8, 2012 among Chesapeake Energy Company, Arcadia Resources, L.P.,

Jamestown Resources, L.L.C. and ENXP LLC, evidencing the purchase and sale of certain Oil and Gas Properties by ENXP LLC, as amended by that certain First Amendment to Amended and Restated Purchase and Sale Agreement dated December 28, 2012 and that certain Second Amendment to Amended and Restated Purchase and Sale Agreement dated April 8, 2013, and any ancillary documents executed therewith.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Agent’s Account” means an account designated by Administrative Agent from time to time as the account into which Note Parties shall make all payments to Administrative Agent for the benefit of the Administrative Agent and the Holders under this Agreement and the other Note Documents.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Issuer or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any arbitrator whether pending or, to the best knowledge of the Issuer, threatened against or affecting any of the Issuer or any of its Subsidiaries or any property of the Issuer or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis), or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, in no event shall the Administrative Agent, any Holder or any of their respective Affiliates be considered an “Affiliate” of any Note Party.

“Aggregate Amounts Due” as defined in Section 2.12.

“Agreement” as defined in the preamble.

“Annual Capital Budget” means a budget in form and substance reasonably acceptable to the Requisite Holders, that shall describe the anticipated Consolidated Capital Expenditures of the Note Parties with respect to their Oil and Gas Properties.

“APOD” means (a) during calendar year 2013, the Approved Plan of Development of the Note Parties’ Oil and Gas Properties and all related Hydrocarbon Interests, attached as Schedule 6.15, as the same may be updated and approved from time to time in accordance with the terms of this Agreement and (b) after calendar year 2013, the Annual Capital Budget.

“APOD Certificate” means a certificate substantially in the form of Exhibit H, to be delivered to the Administrative Agent, with copies to the Holders, concurrent with the delivery by the Issuer of each APOD required to be delivered hereunder.

“Apollo” means Apollo Investment Corporation.

“Approved Petroleum Engineers” means (a) W.D. Von Gonten & Co. and (b) any other independent petroleum engineers reasonably acceptable to the Lead Investor.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Person’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock owned by such Person.

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form set forth on Exhibit M hereto.

“Attributable Debt” means as of the date of determination thereof, without duplication, (a) in connection with a sale and leaseback transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during then-remaining term of any applicable lease, and (b) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet Notes or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief accounting officer, chief operating officer, president or chief financial officer, in each case, whose signatures and incumbency have been certified to Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Texas or is a day on which banking institutions located in either of such states are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from

Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Holder or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has at least ninety-five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Cash Receipts” means all Cash or Cash Equivalents received by or on behalf of the Issuer or any Note Party with respect to the following: (a) sales of Hydrocarbons from Oil and Gas Properties, (b) Cash representing operating revenue earned or to be earned, (c) proceeds from Swap Agreements, (d) royalty payments, and (e) any other Cash or Cash Equivalents received by or on behalf of the Issuer or its Subsidiaries; provided that (i) Notes or the proceeds of Notes, (ii) Cash or Cash Equivalents belonging to or received for the credit of third parties, such as royalty, working interest or other interest owners, that are received for transfer or payment to such third parties, (iii) Cash or Cash Equivalents received from other working interest owners of the Oil and Gas Properties operated by the Issuer or its Subsidiaries that represent reimbursements or advance payments of joint interest billings to such other working interest owners and (iv) Extraordinary Receipts in each case shall not constitute “Cash Receipts”.

“CERCLA” as defined in the definition of “Environmental Laws.”

“Change of Control” means the occurrence of any of the following events:

(a) (i) prior to the completion of a Permitted IPO, the failure of the Management Holders to collectively control, directly or indirectly, 50% or more of the equity interests in the Issuer or (ii) after the completion of a Permitted IPO, the failure of the Management Holders to collectively control, directly or indirectly, 20% or more of the equity interests in Issuer; or

(b) after the completion of a Permitted IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Management Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty-five percent (35%) of the equity interests in Issuer entitled to vote for members of the board of directors or equivalent governing body of Issuer, determined on a fully-diluted basis (and taking into account all such equity interests that a person or group has the right to acquire pursuant to any option right).

“Chesapeake Seller Note” means that certain Subordinated Unsecured Note, dated as of the date hereof, made by the Issuer in favor of Chesapeake Energy Company maturing on the earliest of (i) October 8, 2018, (ii) the date of a Liquidity Event (as such term is defined in the Cheseapeake Seller Note) and (iii) six (6) months after the date of Senior Payment in Full (as such term is defined in the Chesapeake Seller Note) and on terms acceptable to the Lead Investor.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 3.1 have been satisfied or waived.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E.

“Communications” as defined in Section 9.8(a).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Confidential Information” as defined in Section 10.18.

“Conforming RBL” means a revolving credit agreement provided by one or more commercial lenders secured by the Oil and Gas Properties of the Note Parties subject to a borrowing base attributable to the lending value of the Note Parties’ Oil and Gas Properties with an interest rate not to exceed one-month LIBOR plus 3.50% and other usual and customary terms and conditions reasonably satisfactory to the Requisite Holders.

“Consolidated Adjusted EBITDAX” means, for any period, an amount determined for the Note Parties on a consolidated basis equal to:

(a) the sum, without duplication, of the amounts for such period of:

(i)	Consolidated Net Income, plus

(ii)	Consolidated Interest Expense, plus

(iii)	provisions for taxes based on income, plus

(iv)	total depreciation expense, plus

(v)	total amortization expense (including amortization of goodwill and debt issuance costs), plus

(vi)	exploration expense, plus

(vii)	other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus

(viii)	extraordinary or non-recurring losses (as determined in accordance with GAAP), to the extent reducing Consolidated Net Income,

minus

(b) the sum, without duplication of the amounts for such period of:

(i)	other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus

(ii)	interest income, plus

(iii)	extraordinary or non-recurring gains and other extraordinary or non-recurring income (as determined in accordance with GAAP), to the extent included in the calculation of Consolidated Net Income.

Consolidated Adjusted EBITDAX shall be subject to pro forma adjustments for acquisitions permitted under this Agreement and non-ordinary course asset sales permitted under this Agreement assuming that such transactions had occurred on the first day of the applicable calculation period.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Note Parties during such period with respect to Oil and Gas Properties of the Issuer or a Note Party determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment (including the portion of liabilities under any Capital Lease that is or should be capitalized in accordance with GAAP) or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of the Note Parties to the extent the same either (a) have been approved by the Requisite Holders or (b) are included in the APOD, as then in effect.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Note Parties on a consolidated basis with respect to all outstanding Consolidated Total Debt, excluding any amounts not paid in Cash.

“Consolidated Net Income” means, for any period:

(a) the net income (or loss) of the Note Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP,

minus

(b) the sum of:

(i)	the income (or loss) of any Person (other than a Subsidiary of the Issuer) in which any other Person (other than the Issuer or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of its Subsidiaries by such Person during such period, plus

(ii)	the income of any Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus

(iii)	any after tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan.

“Consolidated Total Debt” means, as at any date of determination: (a) the aggregate amount of all Indebtedness of the Note Parties determined on a consolidated basis in accordance with GAAP and (b) the aggregate outstanding amount, without duplication, of Attributable Debt of the Note Parties determined on a consolidated basis.

“Constellation Agreement” is defined in the definition of “Related Agreements.”

“Contractual Obligation” means, as applied to any Person, any provision of any Capital Stock issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Covered Person” means officers, members, managers, directors, Capital Stock holders, partners, or other interest holders (or any family members of any of the foregoing) of any Note Party, in each case, to the extent that such Person owns three percent (3%) or more of the voting Capital Stock of such Note Party.

“Current Ratio” means, as of the date of any determination, the ratio of (a) consolidated current assets (including any undrawn and available commitments under the Term Loan Facility but excluding non-cash assets under FASB ASC 410 and 815) to (b) consolidated current liabilities (excluding non-cash obligations under FASB ASC 410 and 815 and current maturities under this Agreement and under other Indebtedness permitted by Section 7.1 hereof).

“Declining Holder” as defined in Section 2.9(g).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” as defined in Section 2.6(c).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (a) any Holder, (b) any Subsidiary or Affiliate of a Holder and (c) any commercial bank or other financial institution approved by the Lead Investor (such consent not to be unreasonably withheld).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is, or within the prior six (6) years was, sponsored, maintained or contributed to by, or required to be contributed by, the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Employee Overrides” means conveyances of overriding royalty interests granted to certain employees of ENXP LLC and its Subsidiaries (or affiliates or family members of such employees), prior to the Closing Date.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Issuer is conducting or at any time has conducted business, or where any Property of the Issuer is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of any Note Party is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“ENXP LLC” as defined in the definition of “Acquisition Agreement.”

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, each trade or business (whether or not incorporated) that together with such Person would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (determined without regard to any waiver of the funding provisions therein or in Section 303 of ERISA or Section 430 of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Pension Plan in a distress termination described in Section 4041(c) of ERISA or the incurrence by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including the imposition of any Lien in favor of the PBGC or any Pension Plan; (d) the institution by the PBGC of proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (e) the incurrence by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Section 4062(e), 4063, 4064 or 4069 of ERISA or with respect to a Pension Plan; (f) the incurrence by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; (g) the receipt by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of notice that a Multiemployer Plan is, or is expected to be, terminated, in endangered or critical status, within the meaning of Section 305 of ERISA, or in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502 or Section 4071 of ERISA in respect of any Employee Benefit Plan or Multiemployer Plan; or (i) receipt from the Internal Revenue Service of notice of the failure of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Employee Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exposure” means, with respect to any Holder, as of any date of determination, the outstanding principal amount of the Notes of such Holder.

“Extraordinary Receipts” means any Cash received by or paid to or for the account of any Note Party not in the ordinary course of business, including any pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement, any proceeds of the settlement, termination, unwinding or liquidation of any Swap Agreement and proceeds of insurance; provided, however, Extraordinary Receipts shall not include (a) Net Insurance/Condemnation Proceeds which are subject to Section 2.9(b), and (b) the proceeds of any offering or sale of Capital Stock of the Issuer not resulting in a Change of Control.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon but excluding the Oil and Gas Properties) now, hereafter or heretofore owned, leased, operated or used by the Issuer or any of its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Plan” as defined in Section 6.1(h).

“Financial Officer” means, for any Person, the president, chief financial officer, chief accounting officer or vice president – finance. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Issuer.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the Financial Officer of the Issuer that such financial statements fairly present, in all material respects, the financial condition of the Note Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from normal audit and year-end adjustments.

“First Offer” as defined in Section 2.9(g).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Note Parties ending on December 31 of each calendar year.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.3, United States generally accepted accounting principles in effect as of the date of determination thereof.

“General and Administrative Costs” means normal and customary expenses and costs incurred in connection with the Oil and Gas Properties of the Issuer and each other Note Party that are classified as general and administrative costs, including consulting fees, salary, rent, supplies, travel, insurance, accounting, legal, engineering and broker related fees, required to manage the affairs of the Note Parties, but excluding Transaction Costs and any non-cash costs (as determined in accordance with GAAP).

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Requirement” means, at any time, any law, treaty, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), whether now or hereafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above.

“Guarantee Agreement” means the Guarantee Agreement to be executed and delivered by each Guarantor, substantially in the form of Exhibit G.

“Guarantor” means each Subsidiary of the Issuer that is required to guarantee the Obligations pursuant to Sections 6.10 or 6.11.

“Guaranty” means the guaranty of each Guarantor set forth in the Guarantee Agreement.

“Guggenheim Credit Agreement” means that certain Credit Agreement dated as of June 26, 2012 among ENXP LLC as borrower, the lenders party thereto and Guggenheim Corporate Funding, LLC as administrative agent, as such agreement has been amended, supplemented or otherwise modified prior to the date hereof.

“Guggenheim Equity Kicker Letter” means that certain Equity Kicker Letter dated as of June 26, 2012 among ENXP LLC as borrower, the lenders party thereto and Guggenheim Corporate Funding, LLC as administrative agent, as such agreement has been amended, supplemented or otherwise modified prior to the date hereof.

“Guggenheim Overrides” means conveyances of overriding royalty interests granted by ENXP LLC to Guggenheim Corporate Funding, LLC pursuant to that certain Overriding Royalty Interest Conveyance dated June 26, 2012.

“Halcon AMI Agreements” is defined in the definition of “Related Agreements.”

“Hazardous Material” means any substance regulated by or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, effluent, emission, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; (c) explosives, radioactive materials, asbestos containing materials, polychlorinated biphenyls, radon, mold, silica or any silicates; and (d) any material which shall be removed from any Property pursuant to any Environmental Law or Environmental Permit or in order to place any Property in a condition that is suitable for ordinary use.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highbridge” means Highbridge Principal Strategies, LLC.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Holder which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holders” means each Person listed on the signature pages hereto as a Holder, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Holder Warrants” means warrants to acquire Capital Stock in the Issuer, substantially in the form of Exhibit I-1 and Exhibit I-2 and issued to the Holders in their respective Warrant Shares.

“Hydrocarbon Interests” means all rights, options, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness,” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (with respect to services, excluding trade payables incurred in the ordinary course of business consistent with past practice that are not overdue by more than ninety (90) days) which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person; (f) all Indebtedness (as defined in other clauses of this definition) of any other Person secured by any Lien on any property or asset owned or held by the first Person, to the extent of the value of such property or asset; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (h) any earn-out obligations or purchase price adjustments under purchase agreements; (i) all Guarantees by such Person of Indebtedness (as otherwise defined herein) of any other Person; (j) all net obligations of such Person in respect of any Swap Agreement, whether entered into for hedging or speculative purposes; (k) all obligations of such Person, contingent or otherwise, to mandatorily purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (l) all Attributable Debt of such Person, and (m) Indebtedness of any partnership or Joint Venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person. The amount of Indebtedness under any Swap Agreements outstanding at any time, if any, shall be the Net Mark-to-Market Exposure of such Person under such arrangement at such time (and after giving effect to any Net Mark-to-Market Gains of such Person under such Swap Agreements).

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses, disbursements and Taxes of any kind or nature whatsoever (including the fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Note Documents or the transactions contemplated hereby or thereby (including the Holders’ agreement to make Note Purchases or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including the enforcement of the Guaranty)); (b) the statements contained in the proposal letter delivered by any Holder, the Administrative Agent or any Affiliate thereof to the Issuer or any holder of Capital Stock in the Issuer with respect to the transactions contemplated by this Agreement; or (c) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Issuer or any of its Subsidiaries or Affiliates and any of their respective Properties.

“Indemnitee” as defined in Section 10.3(a).

“Indemnitee Agent Party” as defined in Section 9.6.

“Institutional Investor” means (a) any Holder of a Tranche A Note on the Closing Date, (b) any Holder of a Note holding (together with one or more of its affiliates) more than ten percent (10%) of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any Holder of any Note.

“Intellectual Property” means all intellectual property rights, both statutory and common, throughout the world, including but not limited to the following: (a) patents, together with any foreign counterpart patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and patent applications, as well as any related continuation, continuation in part, and divisional applications and patents issuing therefrom and any respective foreign counterpart foreign patent applications or foreign patents issuing therefrom; (b) works of authorship and copyrightable works, copyrights and registrations and applications for registrations thereof; (c) any trademark, service mark, trade name, trade dress, brand names, slogans, domain names, registrations and any trademarks or service marks issuing from applications for registrations for the foregoing, and all goodwill associated therewith; (d) all trade secrets, know-how or proprietary property or technology; and (e) all other intellectual property rights material to the operation of the Issuer’s or any of its Subsidiaries’ business.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date to (b) Consolidated Interest Expense (net of net interest income of the Note Parties) for such four Fiscal Quarter period; provided, that for the purposes of determining the Interest Coverage Ratio for the Fiscal Quarter ending December 31, 2013, Consolidated Adjusted EBITDAX and Consolidated Interest Expense for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX or Consolidated Interest Expense, as applicable for the Fiscal Quarter ending on such date multiplied by 4; provided further, that for the purposes of determining the Interest Coverage Ratio for the Fiscal Quarter ending March 31, 2014, Consolidated Adjusted EBITDAX and Consolidated Interest Expense for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX or Consolidated Interest Expense, as applicable for the two Fiscal Quarters ending on such date multiplied by 2; provided further, that for the purposes of determining the Interest Coverage Ratio for the Fiscal Quarter ending June 30, 2014, Consolidated Adjusted EBITDAX and Consolidated Interest Expense for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX or Consolidated Interest Expense, as applicable for the three Fiscal Quarters ending on such date multiplied by 4/3.

“Interest Payment Date” means (a) the last Business Day of each Fiscal Quarter and (b) the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute (except as otherwise provided herein).

“Investment” means (a) any direct or indirect redemption, retirement purchase or other acquisition by any Person of, or of a beneficial interest in, any of the Capital Stock or Property of any other Person; (b) any direct or indirect loan, advance, acquisition, capital contribution or other transfer of funds or Property by any Person to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (c) any direct or indirect Guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions (whether in cash, Cash Equivalents or Property) thereto minus the amount of all dividends, distributions or redemptions made in respect of such Investment, but without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRS” as defined in Section 2.14(e).

“Issuer” as defined in the preamble hereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lead Investor” means, Highbridge, or its successors or permitted assigns, acting on behalf of Highbridge Principal Strategies – Mezzanine Partners II Delaware Subsidiary, LLC, Highbridge Principal Strategies – Offshore Mezzanine Partners Master Fund II, L.P., Highbridge Principal Strategies – Institutional Mezzanine Partners II Subsidiary, L.P. and Highbridge Principal Strategies – AP Mezzanine Partners II, L.P. If on any date Highbridge and its Affiliates cease to be Holders hereunder, Highbridge and the Issuer shall designate a mutually acceptable new Lead Investor.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Capital Stock, any purchase option, call or similar right of a third party with respect to such Capital Stock.

“Management Holders” means, collectively, each officer of the Issuer as of the Closing Date, Hunt Pettit and Brian Nelson and any of their respective family members, descendants, heirs, family trusts or other similar entities or similar arrangements.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, Properties or condition (financial or otherwise) of the Note Parties taken as a whole; (b) the ability of any Note Party to fully and timely perform its Obligations; (c) the legality, validity, binding effect, or enforceability against a Note Party of a Note Document; or (d) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent and any Holder under any Note Document.

“Material Contract” means, collectively, (a) any contract or agreement listed in Schedule 4.16, (b) any contract or agreement requiring payments to be made or providing for payments to be received, in each case in excess of $2,500,000 individually or, if involving a series of related contracts or agreements, in the aggregate during any twelve (12) month period, (c) any other contract or other arrangement to which any Note Party is a party (other than the Note Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, (d) the Acquisition Agreement, and (e) any agreement or instrument evidencing or governing Indebtedness (including, for the avoidance of doubt, any Swap Agreement); provided, however, that (i) documents governing the lease or conveyance of Oil and Gas Properties (other than the Acquisition Agreement) and (ii) contracts related to field level or lease level operations with respect to the Oil and Gas Properties entered into in the ordinary course of business shall not be included in the definition of “Material Contract”.

“Maturity Date” means the earlier of (a) April 8, 2018; and (b) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA to which Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates has, or at any time within the prior six (6) years had, an obligation to contribute and which is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) the sum of Cash payments and Cash Equivalents received by any Note Party from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (b) any bona fide direct costs incurred in connection with such Asset Sale, including (i) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Notes) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the applicable Note Party in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds, and (d) reasonable fees, costs and expenses payable by the Note Parties in connection with such Asset Sale in an amount not to exceed four percent (4%) of the consideration paid in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds received by any Note Party (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of any Note Party by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by any Note Party in connection with the adjustment or settlement of any claims of any Note Party in respect thereof, and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“Net Mark-to-Market Gain” of a Person means, as of any date of determination, the excess (if any) of all unrealized profits over all unrealized losses of such Person arising from Swap Agreements. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“Non-U.S. Holder” as defined in Section 2.14(e).

“Note” or “Notes” means, individually or collectively, the Tranche A Notes together and each series of the Supplemental Notes which may from time to time be issued pursuant to the terms hereof (such term shall also include any such notes in substitution therefor pursuant to Section 10.29 of this Agreement.

“Note Document” means any of this Agreement, the Notes, if any, the Guarantee Agreement, each Supplement, if any, and all other certificates, documents, instruments or agreements executed and delivered by a Note Party for the benefit of the Administrative Agent or any Holder in connection herewith or pursuant to any of the foregoing.

“Note Party” means the Issuer and each Guarantor.

“Note Purchase” means a purchase of Notes pursuant to Section 2.1.

“Note Purchase Notice” means a written notice by the Issuer that it wishes to sell Notes, which Note Purchase Notice (a) sets forth the principal amount of Notes to be sold, (b) certifies that the use of the proceeds of such Notes is in accordance with the APOD, (c) is accompanied by a general description of anticipated costs to be covered by the disbursement, (d) identifies the properties on the APOD on which the proceeds of such Notes are to be spent, (e) contains the information required by Section 2.3, and (f) is substantially in the form of Exhibit A.

“Obligations” means all liabilities and obligations of every nature of each Note Party and its Subsidiaries from time to time owed to the Administrative Agent (including any former Administrative Agent), the Holders, any Indemnitee or any of them under any Note Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Note Party, would have accrued on any Obligation, whether or not a claim is allowed against such Note Party for such interest in the related bankruptcy proceeding), fees, expenses, penalties, premiums, reimbursements, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless the context otherwise requires, the term Oil and Gas Properties refers to Oil and Gas Properties of the Note Parties.

“OPA” as defined in the definition of “Environmental Laws.”

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, court or documentary, intangible, excise or property or similar Taxes, fees, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, or enforcement or registration of, or otherwise with respect to or in connection with, any Note Document.

“Participant” as defined in Section 10.7(g).

“Participant Register” as defined in Section 10.7.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PDP Asset Coverage Ratio” means the ratio as of December 31 and June 30 of each year of (a) PV10 of the Note Parties’ Proved Developed Producing Reserves located on the Oil and Gas Properties as of such date to (b) the Obligations as of such date.

“Pension Plan” means any Employee Benefit Plan which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Encumbrances” means (a) statutory Liens of landlords, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen, materialmen, vendors and other similar Liens arising in the ordinary course of business, in each case incurred in the ordinary course of business consistent with past practice (i) for amounts not yet overdue or for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (ii) in connection with transactions permitted by this Agreement; (b) Liens for taxes, assessments, or other governmental charges or levies and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) or 436(f) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business consistent with past practice (i) for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (ii) in connection with transactions permitted by this Agreement; (c) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not (i) operate to materially reduce any net revenue interest of the applicable Note Party in the affected Oil and Gas Properties (ii) materially increase any working interest of the applicable Note Party in the affected Oil and Gas Properties without a proportionate increase in the corresponding net revenue interest of such Note Party or (iii) otherwise interfere in any material respect with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of the Note Parties; (d) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of any Note Party to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor; (e) Liens arising from precautionary UCC filings with respect to operating leases and other leases which are not capital leases and cover assets that are leased by, but not owned by, a Note Party; (f) lease burdens existing on the Closing Date or otherwise permitted hereby constituting monetary obligations payable to third parties which are deducted in the calculation of engineered discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest; (g) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Note Party in the ordinary course of business, consistent with the past practices of such Note Party and as customary in the oil and gas industry, but only to the extent otherwise permitted hereunder; (h) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (i) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and (j) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are (i) customary in the oil, gas and mineral production business, and (ii) entered into in the ordinary course of business and that are taken into account in computing the net revenue interests and working interests of any Note Party, to the extent that such Liens do not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by such Note Party; provided that the Liens described in clauses (a), (b) and (d) shall remain “Permitted Encumbrances” only for so long as no action to enforce such Lien has been commenced.

“Permitted IPO” means a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act that results in (i) aggregate gross cash proceeds to the Issuer and the Permitted Selling Stockholders of at least $100 million (before underwriting discounts and commissions and offering expenses) and (ii) no more than 50% of the Fully Diluted Outstanding (as defined in the Registration Rights Agreement) capital stock of the Issuer being held by Persons who were not stockholders or warrantholders of the Issuer immediately prior to the public offering; provided, that for purposes of this clause (ii), any shares of Registrable Common Stock sold in the public offering by Permitted Selling Stockholders shall be deemed to be held after the public offering by persons who were stockholders or warrantholders of the Issuer immediately prior to the public offering.

“Permitted Liens” means each of the Liens permitted by Section 7.2.

“Permitted Recipients” as defined in Section 10.18.

“Permitted Selling Stockholder” means each Person who may elect to include shares of Registrable Common Stock in a registration statement for a Permitted IPO of shares pursuant to the terms of the Registration Rights Agreement, to the extent of the number of shares of Registrable Common Stock that such Person is entitled to include in any such registration statement pursuant to the Registration Rights Agreement.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Petro Capital Overrides” means any and all overriding royalty interests hereafter granted to the Petro Entities, or any of them, pursuant to the Petro Capital Letter Agreement.

“Petro Capital Letter Agreement” means the Letter Agreement dated June 26, 2012, among Petro Capital XXV, LLC, ENXP LLC, a Delaware limited liability company, Energy & Exploration Partners, LP, a Delaware limited partnership, and North American Shale Investment Fund, LP, a Delaware limited partnership, as in effect on the Closing Date.

“Petro Entities” means, collectively, (a) Petro Capital XXV, LLC, a Texas limited liability company, (b) PetroStone, LLC, a Texas limited liability company, (c) Province Energy, LLC, a Texas limited liability company, (d) 4600 Greenville Building, LP, a Texas limited partnership, (e) Pitts Oil, LLC, a Texas limited liability company, and (f) the successors and assigns of each of the foregoing entities.

“Prepayment Amount” as defined in Section 2.9(g).

“Principal Office” means, for Administrative Agent its “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Issuer and each Holder.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Notes of any Holder, the percentage obtained by dividing (a) the Exposure of that Holder, by (b) the aggregate Exposure of all Holders.

“Projections” as defined in Section 4.8.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Cash, securities, accounts and contract rights.

“Proved Developed Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Developed Non-Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Reserves Asset Coverage Ratio” means the ratio as of December 31 and June 30 of each year of (a) PV10 of the Note Parties’ Proved Reserves located on the Oil and Gas Properties as of such date to (b) the Obligations as of such date.

“Proved Undeveloped Reserves” has the meaning assigned such term in the SPE Definitions.

“PV10” means, in respect of either of the Proved Developed Producing Reserves or the Proved Reserves of any Note Party’s Oil and Gas Properties, as applicable, the present value of future cash flows (discounted at ten percent (10%) per annum) calculated by the Lead Investor in its sole and reasonable judgment (including using the price curve and costs determined in accordance with the definition of Reserve Report) after having reviewed the information from the most recent Reserve Report delivered by the Issuer pursuant to Section 6.1(p) and taking into account all other factors which the Lead Investor reasonably deems material.

“Quarterly Date” means the last day of each Fiscal Quarter and if such day is not a Business Day, then the next succeeding Business Day after the last day of such Fiscal Quarter.

“RCRA” as defined in the definition of “Environmental Laws.”

“Recipient” as defined in Section 10.18.

“Register” as defined in Section 2.5(b).

“Registrable Common Stock” has the meaning ascribed to such term in the Registration Rights Agreement.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated as of April 8, 2013 among the Issuer and the other parties thereto, as the same shall be amended from time to time.

“Related Agreements” means, collectively, the Acquisition Agreement, the Purchase and Sale Agreement dated as of August 23, 2012 between ENXP LLC and CEU Huntsville, LLC, as such amended prior to the date hereof (the “Constellation Agreement”), the Purchase and Sale Agreement dated as of March 5, 2012 among ENXP LLC and Halcon Energy Properties, Inc. (formerly known as RWG Energy, Inc.) as amended prior to the date hereof (the “Halcon AMI #1 Agreement”), the Area of Mutual Interest Agreement (Woodbine Phase II Area) dated as of June 29, 2012 between ENXP LLC and Halcon Energy Properties, Inc. as amended prior to the date hereof (the “Halcon AMI #2 Agreement” and together with the Halcon AMI #1 Agreement, the “Halcon AMI Agreements”), the Petro Capital Letter Agreement, and each agreement, exhibit, schedule, certificate or document related to the foregoing.

“Related Fund” means, with respect to any Holder that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Holder or by an Affiliate of such investment advisor. With respect to Highbridge, Related

Fund shall also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which Highbridge may leverage its investments from time to time.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Repayment Premium” as defined in Section 2.11(h).

“Requisite Holders” means, subject to Section 10.6(g), one or more Holders having or holding Exposure representing more than fifty percent (50%) of the sum of the aggregate Exposure of all Holders.

“Reserve Report” means each report, in form and substance satisfactory to the Lead Investor in its sole discretion (including, without limitation, the use of satisfactory methodologies and risk analyses), setting forth the updated estimates of Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves and projected production profiles and overall economics of the Note Parties’ Oil and Gas Properties, together with a projection of the rate of production and future cash flows as of such date, based on the following pricing assumptions:

(a) oil and gas prices will be determined by the Lead Investor based on the three-year strip price for crude oil (WTI Cushing) and natural gas (Henry Hub), as quoted on the New York Mercantile Exchange (or its successor), which prices will be adjusted to reflect location, BTU content and quality differentials and hedging arrangements then in place;

(b) taking into account the Issuer’s or the applicable operator’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs; and

(c) identifying and taking into account any “over-produced” or “under-produced” status under gas balancing arrangements.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of the a Person now or hereafter outstanding, except a dividend payable solely in additional shares of that class of Capital Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of a Person now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Capital Stock of a Person now or hereafter outstanding; (d) management or similar fees; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness other than the Obligations.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Second Offer” as defined in Section 2.9(g).

“Section 91.1011” as defined in the definition of “Environmental Laws.”

“Securities Account” means any “securities account” as defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Series B Preferred Stock” means the Series B Preferred Stock of the Issuer.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer substantially in the form of Exhibit F.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s and its consolidated Subsidiaries’ debt and liabilities (including contingent liabilities) does not exceed the fair saleable value of such Person’s and its consolidated Subsidiaries’ present assets; (ii) if applicable, such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPE Definitions” means, with respect to any term, the definition thereof adopted by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 1997.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supplement” as defined in Section 2.1(b).

“Supplemental Notes” as defined in Section 2.1(b).

“Swap Agreement” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Person which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or other financial measures and whether exchange traded, “over-the-counter” or otherwise.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority, including and any interest, penalties or additional amounts thereon.

“Tax on the Overall Net Income” of a Person means any net income Tax, franchise Tax or state gross receipts Tax (imposed in lieu of net income Tax) imposed on a Person by the jurisdiction in which a Person is organized or in which that Person’s applicable principal office is located or in which that Person is deemed to be doing business (other than a jurisdiction in which such Person is treated as doing business as a result of such Person having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction with respect to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

“Tax Related Person” means any Person treated as the owner of a payment under any Note Document (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts realized (whether or not distributed) by the Administrative Agent or a Holder upon the receipt of a payment under any Note Document.

“Term Loan Commitment Letter” means a letter agreement entered into as of the date hereof among the Issuer, ENXP LLC and the Lead Investor or an Affiliate of the Lead Investor regarding the Term Loan Facility.

“Term Loan Facility” means a secured term loan agreement to be entered into after the Closing Date among the ENXP LLC, Highbridge (or an Affiliate of Highbridge) as lead investor and the financial institutions party thereto from time to time.

“Third Party Beneficiary” as defined in Section 10.26.

“Total Indebtedness” means, with respect to the Note Parties at any time, the total amount of Indebtedness at such time, whether such Indebtedness is matured, unmatured, absolute, contingent or otherwise, minus the sum of (a) any unrestricted or unencumbered cash and (b) any amounts on deposit in a Deposit Account over which the Administrative Agent has exclusive control.

“Total Leverage Ratio” means, with respect to the Issuer and its Subsidiaries at any time, the ratio of (a) Total Indebtedness, at such time, to (b) Consolidated Adjusted EBITDAX for the four Fiscal Quarters most recently ended; provided, that for the purposes of determining the Total Leverage Ratio for the Fiscal Quarter ending December 31, 2013, Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX for the Fiscal Quarter ending on such date multiplied by 4; provided further, that for the purposes of determining the Total Leverage Ratio for the Fiscal Quarter ending March 31, 2014, Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX for the two Fiscal Quarters ending on such date multiplied by 2; provided further, that for the purposes of determining the Total Leverage Ratio for the Fiscal Quarter ending June 30, 2014, Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX for the three Fiscal Quarters ending on such date multiplied by 4/3.

“Tranche A Commitment” means as to any Holder, the commitment of such Holder to purchase a Tranche A Note in the manner set forth in Section 2.1. “Tranche A Commitments” means such commitments of all Holders in the aggregate. The amount of each Holder’s Tranche A Commitment is set forth on Appendix A. The amount of the Tranche A Commitments as of the Closing Date is $140,000,000.

“Tranche A Interest” as defined in Section 2.6(a)(i).

“Tranche A Make-Whole Amount” as defined in Section 2.11(g).

“Tranche A Make-Whole Expiry Date” as defined in Section 2.11(g).

“Tranche A Notes” means any Note purchased by any Holder pursuant to Section 2.1(a), as evidenced by a promissory note in the form of Exhibit C. Such term shall also include any such notes in substitution therefore pursuant to Section 10.29 of this Agreement.

“Transaction Costs” means the fees, costs and expenses payable by the Note Parties on or before the Closing Date in connection with the Transactions.

“Transactions” means the transactions contemplated by the Note Documents and Acquisition Agreement to occur on the Closing Date.

“Treasury Rate” means the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source similar market data)) most nearly equal to the period from the applicable prepayment date to the Maturity Date, provided, however, that if the period from the applicable prepayment date to the Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth (1/12th) of a year) from the weekly average yields of United States Treasury securities for which such yields are given having maturities as close as possible to the Maturity Date, except that if the period from the applicable prepayment date to the Maturity Date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year shall be used.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Tax Compliance Certificate” as defined in Section 2.14(e)(iii).

“VCOC Letters” means those certain letters, in the form of Exhibit L, among certain Holders, the Issuer and the Note Parties party thereto, dated as of the Closing Date, relating to certain “venture capital operating company” rights.

“Warrant Share” means an amount, calculated for each Holder as of the Closing Date, equal to the value ascribed to the Holder Warrant conveyed on the Closing Date multiplied by the ratio of (a) the amount of such Holder’s Exposure as of the Closing Date, to (b) the aggregate amount of all Notes purchased on the Closing Date.

1.3 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and the Issuer or the Lead Investor shall so request, the Lead Investor and the Issuer shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Issuer shall provide to the Administrative Agent and Holders reconciliation statements requested by the Lead Investor (reconciling the computations of such financial ratios and requirements from then-current GAAP computations to the computations under GAAP prior to such change) in connection therewith. Financial statements and other information required to be delivered by the Issuer to Holders pursuant to Sections 6.1(a), 6.1(b) and 6.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements of the Note Parties and the Pro Forma Balance Sheet.

1.4 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References herein to a Schedule shall be considered a reference to such Schedule as of the Closing Date. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

SECTION 2.

PURCHASE AND SALE OF NOTES

2.1 Note Purchase.

(a) Subject to the terms and conditions hereof, on the Closing Date Issuer shall issue to Holders, and each Holder shall purchase from Issuer (so long as all conditions precedent required hereby shall have then been satisfied or waived), a Tranche A Note in an aggregate principal amount equal to such Holder’s Tranche A Commitment, as set forth on Appendix A.

(b) Subject to the terms and conditions hereof, the Requisite Holders may agree from time to time in their sole and absolute discretion to purchase one or more additional tranches of notes from the Issuer under the provisions of this Agreement pursuant to a supplement (a “Supplement”). Each additional series of notes (the “Supplemental Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i) each series of Supplemental Notes, when so issued, shall be differentiated from all previous series by sequential alphabetical designation inscribed thereon;

(ii) each series of Supplemental Notes shall be dated the date of issue, bear interest at such rate or rates, be subject to mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants and other terms as shall be specified in the Supplement under which such Supplemental Notes are issued and upon execution of any such Supplement, this Agreement shall be deemed amended to reflect such additional covenants and terms without further action on the part of the holders of the Notes outstanding under this Agreement; provided, that any such additional covenants or terms shall inure to the benefit of all holders of Notes so long as any Supplemental Notes issued pursuant to such Supplement remain outstanding, except for any covenant or term relating to the interest rate, original issue discount, premium, call protection or any fee paid with respect to such Supplemental Notes (the “Supplemental Economic Terms”), it being understood that any Supplemental Economic Terms shall inure to the benefit of only the Holders of the applicable series of Supplemental Notes;

(iii) each series of Supplemental Notes shall mature no earlier than the Maturity Date;

(iv) each series of Supplemental Notes issued under this Agreement shall be in substantially the form of Exhibit J hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

(v) no Holder shall be required to purchase Supplemental Notes without such Holder’s consent; and

(vi) no obligation or commitment to purchase Supplemental Notes is intended or evidenced hereby.

If the Requisite Holders agree to purchase a series of Supplemental Notes, each Holder may purchase such Supplemental Notes in proportion to such Holder’s Pro Rata Share; provided that in the event that less than all the Holders elect to purchase such Supplemental Notes, the Supplemental Notes shall be allocated on a pro rata basis among the Holders electing to purchase such Supplemental Notes until all Supplemental Notes have been allocated.

2.2 The Notes. The obligation of Issuer to repay to each Holder the aggregate amount of all Tranche A Notes (or Supplemental Notes) held by such Holder, together with interest accruing in connection therewith (or the terms of any Supplement), shall be evidenced by a single Tranche A Note (or one or more Supplemental Notes), as applicable, made by Issuer payable to such Holder with appropriate insertions. Interest on each Note shall accrue and be due and payable as provided herein or in the applicable Supplement. Each Note shall be due and payable as provided herein or in the applicable Supplement, and shall be due and payable in full on the Maturity Date (or the maturity date set forth in the applicable Supplement). Issuer may not borrow, repay, and reborrow hereunder or under the Notes.

2.3 Requests for Notes. Issuer must give to Administrative Agent written or electronic notice of any requested Note Purchase of Notes to be issued to, and purchased by, Holders. Each such notice constitutes a “Note Purchase Notice” hereunder and must:

(a) specify the aggregate amount of any such Note Purchase and the date on which such Notes are to be purchased;

(b) be signed by an Authorized Officer; and

(c) be received by Administrative Agent no later than 10:00 a.m., New York, New York time, five (5) Business Days prior to the date of requested issuance.

Each such written request or confirmation must be made in the form and substance of the Note Purchase Notice set forth on Exhibit A, duly completed. Upon receipt of any such Note Purchase Notice, Administrative Agent shall give each Holder prompt notice of the terms thereof. If all conditions precedent to such new Notes have been met (as certified by the Issuer in a certificate of an Authorized Officer delivered to the Administrative Agent), each Holder will on the date requested promptly remit to Administrative Agent no later than 12:00 p.m. New York City time, at the Administrative Agent’s Account the amount of such Holder’s new Note (less any original issue discount agreed to herein or otherwise agreed to between Issuer and any Holder) in immediately available funds, and upon receipt of such funds, Administrative Agent shall promptly make such funds available to Issuer. The failure of any Holder to purchase any Note hereunder shall not relieve any other Holder of its obligation hereunder, if any, to purchase its Note, but no Holder shall be responsible for the failure of any other Holder to purchase any Note hereunder.

2.4 Use of Proceeds. The proceeds of the Notes issued on the Closing Date may only be used (a) to pay the “Purchase Price” (as such term is used in the Acquisition Agreement), (b) to repay Indebtedness incurred under the Guggenheim Credit Agreement, (c) to fund Capital Expenditures in accordance with the APOD, (d) for general corporate purposes, and (e) to pay fees and expenses incurred by the Note Parties and the Administrative Agent related to the Transactions.

The Issuer shall itemize on Schedule 2.4 the anticipated use of the proceeds on the Closing Date. In lieu of transferring the proceeds of any Notes to the Issuer, the Administrative Agent may at the written direction of the Lead Investor, in consultation with the Issuer, pay any of the recipients of any payments contemplated in this Section 2.4 directly.

2.5 Evidence of Debt; Register; Holders’ Books and Records; Notes.

(a) Holders’ Evidence of Debt. Each Holder shall maintain in its internal records an account or accounts evidencing the Obligations of the Issuer to such Holder, including the amounts of the Notes held by such Holder and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Note Parties, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Obligations in respect of any applicable Notes; and provided further, in the event of any inconsistency between the Register and any Holder’s records, the recordations in the Register shall govern.

(b) Register. The Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Holders and the Notes of each Holder from time to time (the “Register”). The Register shall be available for inspection by the Issuer, and a redacted version of the Register showing the entries with respect to any Holder shall be available for inspection by such Holder, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Notes, and each repayment or prepayment in respect of the principal amount (and stated interest) of the Notes, and any such recordation shall be conclusive and binding on the Issuer and each Holder, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Note Parties’ Obligations in respect of any Note. The entries in the Register shall be conclusive and the Issuer, the Administrative Agent and the Holders shall treat each Person in whose name any Note shall be registered as the owner and the Holder thereof for all purposes hereof. The Issuer hereby designates the entity serving as the Administrative Agent to serve as the Issuer’s agent solely for purposes of maintaining the Register as provided in this Section 2.5, and the Issuer hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

2.6 Interest; Monitoring Fee.

(a) Interest.

(i) Interest. Each Tranche A Note shall:

(1) from the Closing Date until the date four (4) years after the Closing Date bear interest at a rate equal to the greater of (A) fifteen percent (15.00%) per annum and (B) a per annum rate of interest equal to the per annum interest rate under the Term Loan Facility plus two percent (2.0%); and

(2) from the date four (4) years after the Closing Date until the Maturity Date bear interest at a rate equal to the greater of (A) twenty percent (20.00%) per annum and (B) a per annum rate of interest equal to the per annum interest rate under the Term Loan Facility plus two percent (2.0%), in each case, as such amount may be increased pursuant to Section 2.6(c), which shall be due and payable in cash (“Tranche A Interest”).

(ii) Supplemental Notes Interest. Each Supplemental Note shall bear interest as set forth in the applicable Supplement.

(b) Interest Payment Dates. Tranche A Interest on each Tranche A Note shall be due and payable in arrears on each Interest Payment Date. Interest on any Supplemental Notes shall be due and payable as set forth in the applicable Supplement. All interest payable hereunder shall be computed on the basis of a 360-day year.

(c) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Tranche A Notes and all Supplemental Notes outstanding shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable in cash on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Notes (the “Default Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 2.6(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Holder.

(d) Monitoring Fee. On the Closing Date and on each anniversary thereafter, the Issuer will pay to the Lead Investor for its own account, a fee of $100,000.

2.7 Repayment of Notes. If any principal or interest amount payable under the Notes remains outstanding on the Maturity Date, such amount will be paid in full by Issuer to Holders in immediately available funds on the Maturity Date.

2.8 Voluntary Prepayments. Unless otherwise specified in a Supplement with respect to Supplemental Notes, the Issuer may prepay the Notes on any Business Day after October 8, 2015, in whole or in part (together with any amounts due pursuant to Section 2.6, Section 2.11(g) and Section 2.11(h)) in an aggregate minimum amount equal to (a) if being paid in whole, the Obligations and

(b) if being paid in part, $5,000,000 and integral multiples of $1,000,000 in excess of that amount. All such prepayments shall be made upon not less than three (3) Business Days’ prior written notice, in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required. Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.10.

2.9 Mandatory Prepayments. Unless otherwise specified in a Supplement with respect to Supplemental Notes:

(a) Asset Sales. On the date of receipt by any Note Party (or any Affiliate on behalf of such Note Party) of any Net Asset Sale Proceeds, the Issuer shall prepay the Notes in an aggregate amount equal to such Net Asset Sale Proceeds (together with any amounts due pursuant to Section 2.6, Section 2.11(g) and Section 2.11(h)); provided that Issuer shall have no obligation to prepay the Notes to the extent that such Net Asset Sale Proceeds are attributable to an Asset Sale permitted by Section 7.7 (as certified by the Issuer in a certificate of an Authorized Officer delivered to the Administrative Agent).

(b) Insurance/Condemnation Proceeds. On the date of receipt by any Note Party (or any Affiliate on behalf of such Note Party), or the Administrative Agent as sole loss payee, or promptly thereafter of any Net Insurance/Condemnation Proceeds, the Issuer shall prepay the Notes in an aggregate amount equal to such Net Insurance/Condemnation Proceeds (together with any amounts due pursuant to Section 2.6, Section 2.11(g) and Section 2.11(h)); provided that (i) so long as no Default or Event of Default shall have occurred and be continuing and (ii) to the extent that the aggregate Net Insurance/Condemnation Proceeds in any Fiscal Year do not exceed $2,000,000 and aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $4,000,000, the Issuer shall have the option to invest Net Insurance/Condemnation Proceeds within twelve (12) months of receipt thereof in long term productive assets of the general type used in the business of the Issuer.

(c) Issuance of Indebtedness. On the date of receipt by any Note Party (or any Affiliate on behalf of such Note Party) of any Cash proceeds from the incurrence of any Indebtedness (other than Indebtedness that is permitted hereunder) of such Note Party, the Issuer shall prepay the Notes in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith (together with any amounts due pursuant to Section 2.6, Section 2.11(g) and Section 2.11(h)).

(d) Extraordinary Receipts. No later than the fifth (5th) Business Day following the date of receipt by any Note Party (or any Affiliate on behalf of such Note Party) of any Extraordinary Receipts related to any well located on Oil and Gas Properties, the Issuer shall prepay the Notes in an aggregate amount equal to such Extraordinary Receipts (together with any amounts due pursuant to Section 2.6, Section 2.11(g) and Section 2.11(h)); provided that Issuer shall have no obligation to prepay the Notes to the extent that such Extraordinary Receipts are attributable to the settlement, termination, unwinding or liquidation of any Swap Agreement permitted by Section 7.7 (as certified by the Issuer in a certificate of an Authorized Officer delivered to the Administrative Agent).

(e) Tax Refunds. On the date of receipt by any Note Party for its account (or any Affiliate on behalf of such Note Party) or promptly thereafter of (i) any tax refunds in excess of $5,000,000 in the aggregate for the Tax refund for Fiscal Year 2012 and (ii) any Tax refund for any Fiscal Year thereafter, the Issuer shall prepay the Notes in an aggregate amount equal to the amount of such Tax refunds (together with any amounts due pursuant to Section 2.6, Section 2.11(g) and Section 2.11(h)).

(f) Prepayment Certificate. On the date of receipt of any Note Party of funds requiring a prepayment of the Notes pursuant to Sections 2.9(a)-(e) the Issuer shall deliver to the Administrative Agent a certificate of a Financial Officer demonstrating the calculation of the amount of the applicable net proceeds or other applicable financial tests or proceeds giving rise to the prepayment, as the case may be. In the event that the Issuer shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Issuer shall promptly make an additional prepayment of the Notes in an amount equal to such excess, and the Issuer shall concurrently therewith deliver to Administrative Agent a certificate of a Financial Officer demonstrating the calculation of such excess.

(g) Holder Right to Waive. Notwithstanding anything in this Agreement to the contrary, each Holder, in its sole discretion, may, but is not obligated to, waive the Issuer’s requirements to make any prepayments pursuant to Sections 2.9(a)-(e) with respect to such Holder’s Pro Rata Share of such prepayment. Upon the dates set forth in Section 2.9 for any such prepayment, Issuer shall notify the Administrative Agent of the amount that is available to prepay the Notes (the “Prepayment Amount”). Promptly after the date of receipt of such notice, the Administrative Agent shall provide written notice (the “First Offer”) to the Holders of the amount available to prepay the Notes. Any Holder declining such prepayment (a “Declining Holder”) shall give written notice thereof to the Administrative Agent by 10:00 a.m. New York time no later than two (2) Business Days after the date of such notice from the Administrative Agent. On such date the Administrative Agent shall then provide written notice (the “Second Offer”) to the Holders other than the Declining Holders (such Holders being the “Accepting Holders”) of the additional amount available (due to such Declining Holders’ declining such prepayment) to prepay Notes owing to such Accepting Holders, such available amount to be allocated on a pro rata basis among the Accepting Holders that accept the Second Offer. Any Holders declining prepayment pursuant to such Second Offer shall give written notice thereof to the Administrative Agent by 10:00 a.m. New York time no later than one (1) Business Day after the date of such notice of a Second Offer. Issuer shall prepay the Notes within one (1) Business Day after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment. Amounts remaining after the allocation of accepted amounts with respect to the First Offer and the Second Offer to Accepting Holders shall be retained by Issuer.

2.10 Application of Payments.

(a) Prepayments Waterfall. Any payment of any Note made pursuant to Sections 2.7, 2.8, or 2.9 shall be applied as follows (as modified by any Supplement):

first, ratably to pay all expenses, fees and actual, incurred indemnities to the full extent thereof;

second, ratably to pay any accrued Tranche A Interest (including interest at the Default Rate, if any) or any cash interest accrued on the Supplemental Notes until paid in full;

third, ratably to pay the Tranche A Make-Whole Amount and the Repayment Premium, if any, on the Tranche A Notes until paid in full (including, for the avoidance of doubt, any Tranche A Make-Whole Amount or Repayment Premium resulting from the prepayment of principal under clause fourth below) and any premiums, make-whole amounts or other amounts required to be paid with respect to any Supplemental Notes;

fourth, to prepay the principal amount of all Notes then outstanding until paid in full;

fifth, ratably to pay any other Obligations then due and payable; and

sixth, to the Issuer.

2.11 General Provisions Regarding Payments.

(a) All payments by the Issuer of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to the Administrative Agent’s Account not later than 12:00 p.m. (New York City time) on the date due to the Administrative Agent’s Account for the account of Holders; funds received by the Administrative Agent after that time on such due date may be deemed to have been paid by the Issuer on the next Business Day.

(b) All prepayments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) The Administrative Agent shall promptly distribute to each Holder at such address as such Holder shall indicate in writing, such Holder’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) The Administrative Agent may deem any payment by or on behalf of the Issuer hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment may be deemed to have been received by Administrative Agent upon the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the applicable rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

(f) If an Event of Default shall have occurred and not otherwise been waived, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations shall be applied first, to pay any costs, expenses, indemnities or fees then due to the Administrative Agent under the Note Documents until paid in full, second, ratably to pay any expenses, fees or indemnities then due to any of the Holders under the Note Documents, until paid in full, third, ratably to the payment of any accrued interest (including interest at the Default Rate, if any) until paid in full, fourth, ratably to pay any Tranche A Make-Whole Amount and Repayment Premium or other make-whole amounts until paid in full, fifth, ratably to pay the principal amount of all Notes then outstanding until paid in full, and sixth, ratably to pay any other Obligations then due and payable.

(g) Tranche A Make Whole Amount.

(i) If, on or prior to October 8, 2015 (the “Tranche A Make-Whole Expiry Date”), the Issuer prepays, for any reason other than as a result of an Insolvency Event, whether as a result of an acceleration (or deemed acceleration) following an Event of Default or otherwise, all or any part of the principal balance of any Tranche A Note, then the Issuer shall pay to the Administrative Agent, for the ratable benefit of all Holders, in addition to the amount so prepaid, an amount equal to the present value at such time, computed using a discount rate equal to the Treasury Rate plus fifty (50) basis points, of the amount of interest which would have been payable on the principal balance of the Note being prepaid from the date of prepayment through the Tranche A Make-Whole Expiry Date, such amount to be paid pursuant to this clause (i) to be calculated by the Issuer and confirmed by the Lead Investor. Any make-whole amount with respect to Supplemental Notes shall be set forth in the applicable Supplement.

(ii) If, on or prior to the Tranche A Make-Whole Expiry Date, the Issuer repays, as a result of an Insolvency Event, all or any part of the principal balance of any Tranche A Note, then the Issuer shall pay to the Administrative Agent, for the ratable benefit of all Holders, in addition to the amount so repaid, an amount equal to the present value at such time, computed using a discount rate equal to the Tranche A Interest then in effect minus the Treasury Rate, of the amount of interest which would have been payable on the principal balance of the Note being repaid from the date of repayment through the Tranche A Make-Whole Expiry Date (such amount to be calculated by the Issuer).

The amount described in clause (i) of this Section 2.11(g), or clause (ii) of this Section 2.11(g), as applicable, shall be referred to as the “Tranche A Make-Whole Amount”.

(h) Repayment Premium. If, on or prior to the date that is thirty-six (36) calendar months following the Closing Date, the Issuer makes any repayment pursuant to the terms of this Agreement, whether such repayment occurs as a result of an acceleration (whether automatic or optional acceleration) following an Event of Default or otherwise, then the Issuer shall pay to the Administrative Agent, for the benefit of all Holders, in addition to the amount so repaid, an amount equal to three percent (3%) (herein referred to as the “Repayment Premium”), of the principal amount so repaid, together with amounts owing pursuant to Section 2.6.

Any payment required pursuant to this Section 2.11(h) is in addition to, and not a replacement of any amount paid pursuant to Section 2.6 or Section 2.11(g). For the avoidance of doubt, this Section 2.11(h) is for the benefit of the Holders only (and the Administrative Agent for the ratable benefit of the Holders) and is not intended to be the sole remedy for the Issuer’s breach of Section 2.8.

2.12 Ratable Sharing. Holders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes purchased and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Holder hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Holder) which is greater than the proportion received by any other Holder in respect of the Aggregate Amounts Due to such other Holder, then the Holder receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Holder of the receipt of such payment and (b) apply a portion of such payment to purchase Notes (which it shall be deemed to have purchased from each seller of a Note simultaneously upon the receipt by such seller of its portion of such payment) in the ratable Aggregate Amounts Due to the other Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Holders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of the Issuer or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such Notes shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest. The Issuer expressly consents to the foregoing arrangement and agrees that any Holder of a Note so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Issuer to that Holder with respect thereto as fully as if that Holder were owed the amount of the Note held by that Holder.

2.13 Increased Costs. Subject to the provisions of Section 2.14 (which shall be controlling with respect to the matters covered thereby), in the event that any Holder shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Governmental Requirement, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Holder with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (a) subjects such Holder (or its applicable lending office) to any additional Tax (other than any Tax on the Overall Net Income of such Holder) with respect to this Agreement or any of the other Note Documents or any of its obligations hereunder or thereunder or any payments to such Holder (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder or its deposits, reserves or capital attributable thereto; (b) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder; or (c) imposes any other condition (other than with respect to a Tax matter) on or affecting such Holder (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Holder of agreeing to purchase, purchasing or maintaining Notes hereunder or to reduce any amount received or receivable by such Holder (or its applicable lending office) with respect thereto; then, in any such case, Issuer shall promptly pay to such Holder, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder in its sole discretion shall determine) as may be necessary to compensate such Holder for any such increased cost or reduction in amounts received or receivable hereunder; provided that the Issuer shall not be obligated for the payment of any such additional amounts to the extent such costs accrued more than one hundred eighty (180) days prior to the date on which the Issuer was given such demand. Such Holder shall deliver to Issuer (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder under this Section 2.13, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.14 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by or on account of any Note Party hereunder and under the other Note Documents shall (except to the extent otherwise required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Note Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Note Party or any other Person is required by law to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Note Documents: (i) the Issuer shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the Issuer becomes aware of it; (ii) the Issuer shall pay any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Note Party) for its own account or (if the liability is imposed on the Administrative Agent or any Holder, as the case may be) on behalf of and in the name of the Administrative Agent or such Holder; (iii) the sum payable by such Note Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that after any such deduction or withholding, the Administrative Agent or such Holder, as the case may be, and each of their Tax Related Persons receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required; and (iv) within thirty (30) days after making any such deduction or withholding, the Issuer shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Holder under clause (iii) above to the extent such Tax withholding or deduction requirement (1) is in effect and applicable, as of the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on the effective date of the Assignment Agreement pursuant to which such Holder became a Holder (in the case of each other Holder), except to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable to such Holder’s assignor (including each of their Tax Related Persons) immediately before such Holder becomes a party hereto, (2) is imposed on a payment under the Note Documents to any Holder as a result of such Holder or its Tax Related Person becoming a “10% shareholder” of Issuer under Section 871(h) or 881(c) of the Internal Revenue Code in connection with such Holder or its Tax Related Person’s receipt of the Warrants; and (3) relates to any U.S. federal withholding Tax imposed under FATCA. If the Administrative Agent determines that it or any Note Party or any other Person is required by law to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Note Documents, and Issuer does not deduct or withhold such amounts in accordance with this Section 2.14(b), then the Administrative Agent may deduct or withhold such amounts and pay the same to the applicable Governmental Authority, and such amounts shall, subject to the limitations set forth in this Section 2.14(b), be promptly thereafter paid by Issuer to the Administrative Agent for the ratable benefit of the Holders.

(c) Other Taxes. In addition, the Note Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Note Parties shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(d) Indemnification. The Note Parties shall indemnify Administrative Agent and each Holder, within ten (10) days after written demand therefor, for the full amount of any Taxes paid or incurred by Administrative Agent or such Holder or its Tax Related Persons, as the case may be, in connection with any Note Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable costs and expenses incurred in enforcing the provisions of this Section 2.14; provided, however, that the Note Parties shall not be required to indemnify Administrative Agent and Holders for (i) any duplication of Taxes covered by Section 2.14(b), (ii) any Tax on the Overall Net Income of the Administrative Agent or the Holders (or their Tax Related Persons), other than in the case of (A) any matters addressed in Section 2.14(c) and any indemnification therefor and (B) any payments of expenses and costs made pursuant to this Section 2.14(d). Notwithstanding the foregoing, any indemnification under this Section 2.14(d) shall be made on an after-Tax basis (including any Tax on the Overall Net Income), such that after all required deductions and payments of all Taxes and any amounts covered by this Section 2.14(d)(ii)(A) or (B)), the Administrative Agent or any Holder or any of their Tax Related Persons receives and retains an amount equal to the sum it would have received and retained had it not paid or incurred or been subject to such Taxes or expenses and costs. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.

(e) Status of Lenders. Each Holder that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income Tax purposes shall deliver to Administrative Agent and the Issuer, on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of the Issuer or the Administrative Agent (each in the reasonable exercise of its discretion), executed original copies of Internal Revenue Service (the “IRS”) Form W-9 (or successor form). Each Holder that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income Tax purposes (a “Non-U.S. Holder”) shall deliver to Administrative Agent and the Issuer, on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement or Joinder Agreement pursuant to which it becomes a Holder (in the case of each other Holder) on the date a Holder or its Tax Related Person exercises any Holder warrants it receives, and at such other times as may be necessary in the determination of the Issuer or the Administrative Agent (each in the reasonable exercise of its discretion), whichever of the following is applicable:

(i) in the case of a Non-U.S. Holder claiming the benefits of an income Tax treaty to which the United States is a party (1) with respect to payments of interest under any Note Document, executed original copies of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty, and (2) with respect to any other applicable payments under any Note Document, executed original copies of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(ii) executed original copies of IRS Form W-8ECI (or successor form);

(iii) in the case of a Non-U.S. Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (1) a certificate substantially in the form of Exhibit K-1 to the effect that such Non-U.S. Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (2) executed original copies of IRS Form W-8BEN (or successor form); or

(iv) to the extent a Non-U.S. Holder is not the beneficial owner, executed original copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Holder is a partnership and one or more direct or indirect partners of such Non-U.S. Holder are claiming the portfolio interest exemption, such Non-U.S. Holder may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

Each Holder required to deliver any forms, certificates or other evidence with respect to U.S. federal income Tax withholding matters pursuant to this Section 2.14(e) hereby agrees, from time to time after the initial delivery by such Holder of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Holder shall promptly deliver to Administrative Agent and the Issuer new original copies of IRS Form W-8BEN, W-8IMY or W-8ECI, and as applicable, a U.S. Tax

Compliance Certificate properly completed and duly executed by such Holder, and such other documentation required under the Internal Revenue Code and reasonably requested by the Issuer to confirm or establish that such Holder is not subject to deduction or withholding of U.S. federal income Tax with respect to payments to such Holder under the Note Documents or is subject to deduction or withholding at a reduced rate, or notify Administrative Agent and the Issuer of its inability to deliver any such forms, certificates or other evidence.

The Issuer shall not be required to pay any additional amount to any Non-U.S. Holder under Section 2.14(b)(iii) to the extent such amount relates to an amount of withholding that would not have been due in the event, such Holder had delivered the forms, certificates or other evidence referred to in the second sentence of this Section 2.14(e) that it is legally entitled to deliver or such Holder had accurately completed such forms or certificates; provided, if such Holder shall have satisfied the requirements of the second sentence of this Section 2.14(e) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Holder, as applicable, nothing in this penultimate sentence of Section 2.14(e) shall relieve the Issuer of its obligation to pay any additional amounts pursuant this Section 2.14 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the, administration or application thereof that occurs after the Holder becomes a party to a Note Document, such Holder is no longer legally able to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Holder is not subject to withholding as described herein. Nothing in this Section 2.14 shall be construed to require a Holder or the Administrative Agent to provide any forms or documentation that it is not legally entitled to provide.

(f) If a payment made to a Holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Holder shall deliver to the Issuer and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Issuer or the Administrative Agent as may be necessary for the Issuer and the Administrative Agent to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(g) If any Holder determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Note Party, or with respect to which Note Party has paid additional amounts pursuant to this Section 2.14, it shall pay to such Note Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.14, with respect to the Taxes or Other Taxes giving rise to such refund, after deduction of any Taxes paid or payable by the Holder as a result of such refund), net of all reasonable out-of-pocket expenses of such Holder and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Note Party, upon the written request of such Holder, agrees to repay the amount paid over pursuant to this Section 2.14(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Holder in the event such Holder is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any Holder be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place any Holder (or Tax Related Person) in a less favorable net after-Tax position than the Holder (or Tax Related Person) would have been in if the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Holder (or Tax Related Person) to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Note Party or any other Person.

SECTION 3.

CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of each Holder to purchase a Tranche A Note on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.6, of the following conditions on or before the Closing Date:

(a) Note Documents; Related Agreements. Administrative Agent shall have received sufficient copies of each Note Document, originally executed and delivered by each Note Party, and the Lead Investor shall have received copies of each Related Agreement.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies (for each Holder) of each Organizational Document of each Note Party, certified as of a recent date by the appropriate Governmental Authority, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Note Documents to which it is a party; (iii) resolutions of the manager or member or similar governing body of each Note Party approving and authorizing the execution, delivery and performance of this Agreement and the other Note Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Note Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other Organizational Documents as the Administrative Agent or Lead Investor may reasonably request.

(c) Title to Oil and Gas Properties. The Administrative Agent shall have received title information as it may require satisfactory to it setting forth the status of title to the Oil and Gas Properties, including the Oil and Gas Properties to be acquired pursuant to the Acquisition Agreement.

(d) Governmental Authorizations and Consents. Except as provided in Schedule 4.5, each Note Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Note Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Lead Investor. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Note Documents or the Related Agreements and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e) Holder Warrants. The Lead Investor shall have received a duly executed copy of each Holder Warrant, which, in the aggregate, permit the Holders to acquire up to thirty five percent (35%) of the Capital Stock in the Issuer on a fully diluted basis.

(f) Swap Agreements. The Lead Investor shall be satisfied with the form and substance and terms of any Swap Agreements that the Issuer has either already entered into or proposes to enter into, which shall be at the strike prices, quantities and notional volumes and for the duration set forth on Schedule 4.28.

(g) Tax Forms. The Administrative Agent shall have received a completed and duly executed IRS Form W-9 or other applicable Tax form from the Issuer.

(h) Environmental Reports. The Holders shall have received reports and other information, in form, scope and substance satisfactory to the Lead Investor, regarding environmental matters relating to the Oil and Gas Properties.

(i) Evidence of Insurance. The Administrative Agent shall have received a certificate from the Issuer’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.6 is in full force and effect.

(j) Reserve Report. The Issuer shall have delivered to the Administrative Agent a Reserve Report from an Approved Petroleum Engineer evaluating the Oil and Gas Properties of the Note Parties, including any Oil and Gas Properties acquired pursuant to the Acquisition Agreement.

(k) Opinions of Counsel to Note Parties. The Administrative Agent, the Holders and their respective counsel shall have each received executed copies of the favorable written opinion of Bracewell & Giuliani, LLP, special counsel for the Note Parties dated as of the Closing Date and covering such matters as the Lead Investor may reasonably request and otherwise in form and substance reasonably satisfactory to the Lead Investor (and each Note Party hereby instructs such counsel to deliver such opinions to the Administrative Agent and the Holders).

(l) Expenses. The Issuer shall have paid to Administrative Agent all amounts payable pursuant to Section 10.2.

(m) Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from each Note Party dated as of the Closing Date and addressed to the Administrative Agent and Holders, and in form, scope and substance satisfactory to Lead Investor, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, such Note Parties are and will be Solvent.

(n) Closing Date Certificate. The Issuer shall have delivered to the Lead Investor an originally executed Closing Date Certificate, together with all attachments thereto.

(o) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the opinion of the Lead Investor, singly or in the aggregate, impairs any of the transactions contemplated by the Note Documents or the Related Agreements.

(p) Due Diligence. No information or materials are or should have been available to any Note Party as of the Closing Date that are materially inconsistent with the material previously provided to the Administrative Agent, the Lead Investor or any other Holder for its due diligence review. The Lead Investor and its counsel shall be satisfied with a due diligence review of each Note Party’s material agreements, including, but not limited to, satisfactory review of operating agreements, marketing agreements, transportation agreements, processing agreements and other agreements governing or relating to the Note Parties’ Oil and Gas Properties. The Lead Investor and its counsel shall be satisfied with a due diligence review of the Note Parties.

(q) No Material Adverse Effect. Since December 31, 2012, no event, circumstance or change shall have occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a material adverse effect on and/or material adverse developments with respect to (i) the business operations, Properties, condition (financial or otherwise) or prospects of the Note Parties taken as a whole; (ii) the ability of any Note Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against a Note Party of a Note Document; or (iv) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent and any Holder under any Note Document.

(r) Note Purchase Notice and Funds Flow. The Administrative Agent shall have fully executed Note Purchase Notice and a funds flow memorandum, in form and substance reasonably satisfactory to it and the Lead Investor.

(s) Liabilities. The Lead Investor shall be satisfied with the potential plugging and abandonment liabilities associated with the Note Parties’ Oil and Gas Properties, including, without limitation, the bonding or collateralization obligations of such Note Party associated therewith.

(t) Upfront Fee. The Issuer shall have paid the Administrative Agent, for the account and ratable benefit of each Holder, an upfront fee equal to three percent (3%) of the principal amount of the Tranche A Notes purchased by such Holder. Such upfront fee will treated as original issue discount on the Tranche A Notes for U.S. federal income tax purposes and will reduce the issue price of the Tranche A Notes as reflected in Section 10.24.

(u) Chesapeake Acquisition. The Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement. ENXP LLC shall have delivered to the Administrative Agent a copy of the executed Acquisition Agreement and all material amendments, modifications or waivers of the Acquisition Agreement, and such material amendments, modifications and waivers shall be in form and substance reasonably acceptable to the Lead Investor. Administrative Agent shall have received a certificate of an Authorized Officer of ENXP LLC certifying: (A) that ENXP LLC is concurrently acquiring substantially all of the Oil and Gas Properties contemplated by the Acquisition Agreement; (B) that attached thereto is a true and complete list of Oil and Gas Properties which have been excluded from the Acquisition pursuant to the terms of the Acquisition Agreement, specifying with respect thereto the basis of exclusion as (1) title defect, (2) preferential purchase right, (3) environmental or (4) casualty loss; (C) that attached thereto is a true and complete list of all Oil and Gas Properties contemplated by the Acquisition Agreement for which the seller has elected to cure a title defect, (D) that attached thereto is a true and complete list of all Oil and Gas Properties contemplated by the Acquisition Agreement for which the seller has elected to remediate an adverse environmental condition, and (E) that attached thereto is a true and complete list of all Oil and Gas Properties contemplated by the Acquisition Agreement which are currently pending final decision by a third party regarding purchase of such property in accordance with any preferential right.

(v) Existing Indebtedness. The Lead Investor shall have received evidence of the payment in full of all outstanding Indebtedness (except to the extent that such Indebtedness is permitted pursuant to Section 7.1), including without limitation any amounts due under the Guggenheim Credit Agreement, and the termination of all commitments to lender thereunder, and the release of all Liens and guarantees securing any existing Indebtedness.

(w) Term Loan Commitment Letter. The Issuer and ENXP LLC shall have executed the Term Loan Commitment Letter.

(x) VCOC. The Administrative Agent shall have received VCOC Letters in form and substance acceptable to the Holders.

(y) Fees. Issuer shall have paid the fees and expenses required to be paid as of the Closing Date pursuant to Section 10.2 or any other provision of a Note Document; provided that, as to legal expenses, to the extent the Issuer has received an invoice therefor at or before 12:00 p.m., New York time, one Business Day prior to the Closing Date. Any legal fees or expenses not invoiced at or before 12:00 p.m. New York City time on the Business Day prior to the Closing Date shall, to the extent not paid on the Closing Date, be paid promptly by Issuer upon receipt of an invoice therefor.

The Administrative Agent shall notify the Issuer and the Holders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Holders to purchase Notes hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.6) at or prior to 2:00 p.m., New York City time, on April 15, 2013 (and, in the event such conditions are not so satisfied or waived, the Tranche A Commitments shall terminate at such time).

3.2 Conditions to Purchase of Supplemental Notes. The terms and conditions under which the Holders might agree to purchase any Supplemental Notes shall be set forth in the applicable Supplement.

SECTION 4.

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Holders to enter into this Agreement and to purchase their respective Notes, each Note Party represents and warrants to the Administrative Agent and each Holder, on the Closing Date that the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification. Each Note Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents and the Related Agreements to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Issuer, to make the borrowings hereunder, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations as now conducted, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

4.2 Capital Stock and Ownership. The Capital Stock of each Note Party has been duly authorized and validly issued. Except for the Holder Warrants, as of the Closing Date there is no existing option, warrant, call, right, commitment or other agreement to which any Note Party is a party requiring, and there is no other Capital Stock of any Note Party outstanding which upon conversion or exchange would require, the issuance by any Note Party of any additional membership interests or other Capital Stock of any Note Party or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any Note Party. Schedule 4.2 sets forth a true, complete and correct list as of the Closing Date of the name of each Note Party and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Person. Except as set forth on Schedule 4.2, as of the Closing Date, no Note Party has any equity investments in any other corporation or entity.

4.3 Due Authorization. The execution, delivery and performance of the Note Documents and the Related Agreements have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action and, if required, shareholder, member and/or partner action, on the part of each Note Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by each of the Note Parties of the Note Documents and the Related Agreements to which such Note Party is a party do not and will not (a) violate in any material respect any provision of any Governmental Requirement applicable to any Note Party or any of the Organizational Documents of any Note Party; (b) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any material Contractual Obligation of any Note Party other than with respect to agreements evidencing Indebtedness that is being repaid in full on the Closing Date; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Note Party (other than any Liens created under any of the Note Documents in favor of the Administrative Agent, for the ratable benefit of the Holders and other Permitted Liens); (d) result in any material default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval material to its operations or any of its properties; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of any Note Party, except for such approvals or consents that have already been obtained or which have been disclosed in writing to the Administrative Agent and the Holders.

4.5 Governmental Consents. Except as set forth on Schedule 4.5, the execution, delivery and performance by each of the Note Parties of the Note Documents and Related Agreements to which they are parties and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (a) routine filings related to such Note Party and the operating of its business, (b) such filings as may be necessary in connection with the Holder’s exercise of remedies hereunder, and (c) those that have already been obtained.

4.6 Binding Obligation. Each Note Document has been duly executed and delivered by each Note Party (or Affiliate of a Note Party) that is a party thereto and is the legally valid and binding obligation of such Note Party (or Affiliate of such Note Party), enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

4.7 Financial Information. Except as set forth on Schedule 4.7, as of the Closing Date, the Issuer has no contingent liability or liability for taxes, long term lease or unusual forward or long term commitment including under any farm-in, exploration or other development agreement that has not been disclosed in writing to the Holders and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Issuer taken as a whole. All material obligations of the Issuer to make capital expenditures to drill or otherwise develop any Oil and Gas Properties have been disclosed to the Holders.

4.8 Projections. On and as of the Closing Date, the Projections of the Note Parties for the period from December 2012 through and including March 2018 , including monthly projections for each month during the Fiscal Year in which the Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of the Note Parties and, as of the Closing

Date, the management of the Issuer believed that the Projections were reasonable and attainable (it being understood that projections and estimates are subject to significant uncertainties and contingencies, that no assurances can be given that any projections will be attained and that variances from actual results may be material).

4.9 No Material Adverse Effect. Except as reflected on Schedule 4.9, since the date of the Issuer’s most recent audited annual financial statements delivered to the Lead Investor prior to the Closing Date, (a) no event, circumstance or change has occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect and (b) the business of the Note Parties has been conducted only in the ordinary course consistent with past business practices.

4.10 No Restricted Junior Payments. Except as reflected on Schedule 4.10, since the date of the Issuer’s most recently delivered audited annual financial statements prior to the Closing Date, neither the Issuer nor any of its Subsidiaries or any Affiliate has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 7.3.

4.11 Adverse Proceedings, etc. Except as reflected on Schedule 4.11, there are no Adverse Proceedings, individually or in the aggregate, which if adversely determined could reasonably be expected to result in a Material Adverse Effect. No Note Party (a) is in violation of any Governmental Requirement of any Governmental Authority (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in liability in excess of $2,500,000, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that relate to any Note Document, any Related Agreement or any of the Transactions that could reasonably be expected to result in a Material Adverse Effect.

4.12 Payment of Taxes. Except as reflected on Schedule 4.12 or as otherwise permitted under Section 6.4, all federal, state and other material Tax returns and reports of each Note Party required to be filed by any of them have been timely filed (taking into account all extensions of due dates), and all Taxes shown on such Tax returns to be due and payable and all assessments, fees and other governmental charges upon any Note Party and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except those which are being actively contested by such Note Party in good faith and by appropriate proceedings, which are reflected on Schedule 4.12 to the extent in existence on the Closing Date; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. The charges, accruals and reserves on the books of the Note Parties in respect of Taxes and other governmental charges are, in the reasonable opinion of the Issuer, adequate. No Tax Lien has been filed and, to the knowledge of the Issuer, no claim is being asserted with respect to any such Tax or other such governmental charge.

4.13 Properties.

(a) Title.

(i) Each Note Party has good and defensible title to its Oil and Gas Properties and good title to all its personal Properties (or a valid leasehold interest with respect to all leasehold interests in other real or personal Property), in each case, free and clear of all Liens other than Permitted Liens. After giving full effect to the Permitted Liens, and subject to any consent or nonconsent elections after the date hereof affecting such Note Party’s Hydrocarbon Interests, each such Note Party owns at least the net interests in production attributable to its

Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (or internally generated engineering data), and the ownership of such Properties shall not obligate such Note Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of its working interest in each Property set forth in the most recently delivered Reserve Report (or internally generated engineering data) that is not offset by a corresponding proportionate increase in such Note Party’s net revenue interest in such Property;

(ii) All leases and agreements necessary for the conduct of the business of each Note Party are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, except for such defaults, events or circumstances that could not reasonably be expected to have a Material Adverse Effect; and

(iii) The rights and Properties presently owned, leased or licensed by each Note Party including, without limitation, all easements and rights of way, include all rights and Properties reasonably necessary to permit such Note Party to conduct its business.

(b) Oil and Gas Properties. Except for such acts or failures to act as could not reasonably be expected, either individually or in aggregate, to have a Material Adverse Effect, each Note Party’s Oil and Gas Properties (and related Facilities) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of such Note Party’s Hydrocarbon Interests and other contracts and agreements forming a part of such Note Party’s Oil and Gas Properties. Specifically in connection with the foregoing, except for such acts or failures to act as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) no Oil and Gas Property of any Note Party is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of any Note Party’s Oil and Gas Properties is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, or otherwise are legally located within, such Note Party’s Oil and Gas Properties (or in the case of wells located on Facilities unitized therewith, such unitized Properties).

(c) Each Note Party, if any, owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property material to its business, and the use thereof by such Note Party does not infringe upon the rights of any other Person. Each Note Party either owns or has valid licenses or other rights to use all material databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used or usable in the conduct of their businesses, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

4.14 Environmental Matters. Except for such matters which could not reasonably be expected to have a Material Adverse Effect:

(a) Each Note Party’s Oil and Gas Properties and operations thereon are, and within all applicable statute of limitation periods have been in compliance with all applicable Environmental Laws.

(b) The Note Parties have obtained all Environmental Permits required for the operations of their respective Oil and Gas Properties, with all such Environmental Permits being currently in full force and effect, and no Note Party has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c) There are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Issuer’s knowledge, threatened against any Note Party or any Note Party’s Oil and Gas Properties or as a result of any operations at such Properties.

(d) None of the Properties of any Note Party contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e) There has been no Release or, to the Issuer’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any Note Party’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Issuer, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real Property.

(f) No Note Party nor, to the knowledge of the Note Parties, any operator of any Note Party’s Oil and Gas Properties has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite any Note Party’s Properties and, to the Issuer’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(g) There has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any Note Party’s Oil and Gas Properties that could reasonably be expected to form the basis for a claim for damages or compensation and, to the Issuer’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure.

(h) The Note Parties have provided to the Holders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in the Issuer’s possession or control and relating to any Note Party’s Oil and Gas Properties or operations thereon.

4.15 No Defaults.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, no Note Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations or Related Agreements, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default.

(b) No Default or Event of Default has occurred and is continuing.

4.16 Material Contracts. Schedule 4.16 (as the same may be updated from time to time in writing by the Issuer) contains a true, correct and complete list of all the Material Contracts of each Note Party including agreements relating to the purchase, transportation by pipeline, gas processing, development, marketing, sale and supply of Hydrocarbons, farmout arrangements, joint operating agreements, operating agreements, or other material contracts to which any Note Party is a party on the Closing Date. All such Material Contracts, are in full force and effect (other than any Material Contract that has expired in accordance with its terms) and no defaults exist thereunder (other than as described in Schedule 4.16).

4.17 Governmental Regulation. No Note Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Note Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 Margin Stock. No Note Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Notes purchased by such Note Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19 Employee Matters. Each Note Party has good labor relations. The Note Parties, and their respective employees, agents and representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act. No Note Party has been or is engaged in any unfair labor practice. There has been and is (a) no unfair labor practice charge or complaint pending against any Note Party, or to the best knowledge of the Issuer, threatened against any of them before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against any Note Party or to the best knowledge of the Issuer, threatened against any of them, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or threatened against, involving or affecting any Note Party, (c) no labor union, labor organization, trade union, works council, or group of employees of any Note Party has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority, and (d) to the best knowledge of the Issuer, no union representation question existing with respect to any of the employees of any Note Party and, to the best knowledge of the Issuer, no labor union organizing activity with respect to any employees of any Note Party that is taking place.

4.20 Employee Benefit Plans. Except as would not result in a Material Adverse Effect, Issuer, its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all respects. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code either (i) is a prototype plan entitled to rely on the opinion letter issued by the Internal Revenue Service as to the qualified status of such plan under Section 401(a) of the Internal Revenue Code or (ii) has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified, and, in each such case, nothing has occurred subsequent to the issuance of such letter that would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments) or the Internal Revenue Service has been or is expected to be incurred by Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to any Employee Benefit Plan except as could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, where such ERISA Event, individually or in the aggregate, could reasonably be expected to result in an aggregate liability to Issuer, its Subsidiaries and their respective ERISA Affiliates in excess of $2,000,000. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, or otherwise funded entirely by the participants thereof, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current fair market value of the assets of such Pension Plan by more than a material amount. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Issuer, its Subsidiaries and their respective ERISA Affiliates for a complete or partial withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete or partial withdrawal from all Multiemployer Plans, is an amount that could not reasonably be expected to exceed $2,000,000. The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Internal Revenue Code. The representation by each Note Party to each Holder in the preceding sentence is made in reliance upon and subject to the accuracy of such Holder’s representation in Section 5.5 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Holder.

4.21 Brokers. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the Transactions other than as set forth on Schedule 4.21.

4.22 Solvency. Each Note Party is and, upon the incurrence of any Note Purchase by such Note Party on any date on which this representation and warranty is made, will be, Solvent.

4.23 [Reserved].

4.24 Disclosure. No representation or warranty of any Note Party contained in any Note Document and none of the reports, financial statements, certificates furnished to the Administrative Agent or any of the Holders by or on behalf of any Note Party for use in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact (known to the Issuer, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading as of the time when made or delivered in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Issuer to be reasonable at the time made (it being understood that projections and estimates are subject to significant uncertainties and contingencies, that no assurances can be given that any projections will be attained and that variances from actual results may be material). There are no agreements, instruments and corporate or other restrictions to which any Note Party is subject and there are no facts known (or which should upon the reasonable exercise of diligence be known) to or the Issuer (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or cause the Holders increased risk that the Notes will not be repaid and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Administrative Agent or any of the Holders for use in connection with the transactions contemplated hereby.

4.25 Insurance. The Property and the operators of any Oil and Gas Properties of any Note Party are adequately insured in compliance with the requirements of Section 6.6. Schedule 4.25 sets forth a list of all insurance maintained by or on behalf of the Note Parties as of the Closing Date and, as of the Closing Date, all premiums in respect of such insurance have been paid.

4.26 Separate Entity. The Issuer (a) has taken all necessary steps to maintain the separate status and records of the Note Parties, on a consolidated basis, (b) does not commingle any assets or business functions with any other Person (other than any Note Party), (c) maintains separate financial statements from all other Persons (other than other Note Parties), (d) has not assumed or guaranteed the debts, liabilities or obligations of others (other than any Note Party), (e) holds itself out to the public and creditors as an entity separate from all other Persons (other than other Note Parties), (f) has not committed any fraud or misuse of the separate entity legal status or any other injustice or unfairness, (g) has not maintained its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of its members, (h) has not taken any action that might cause it to become insolvent, (i) has not failed to hold appropriate meetings (or act by unanimous written consent) to authorize all appropriate actions, or fail in authorizing such actions, to observe all formalities required by the laws of the State of Delaware, relating to limited liability companies, or fail to observe all formalities required by its Organizational Documents, and (j) has not held itself out to be responsible for the debts of another Person (other than any Note Party).

4.27 Affiliate and Covered Persons Transactions. Except as permitted under Section 7.10, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Note Party on the one hand, and any Affiliate or Covered Person on the other hand, whereby services or the sale of any Property are provided to an Affiliate or Covered Person on terms more favorable than that provided to the applicable Note Party for similar services or any Affiliate or Covered Person provides any Note Party with services related to the gathering and processing of Hydrocarbons.

4.28 Swap Agreements. Schedule 4.28, as of the date hereof, and as amended after the date hereof in accordance with each report required to be delivered by the Issuer pursuant to Section 6.1(o), sets forth, a true and complete list of all Swap Agreements of the Note Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the Net Mark-to-Market Exposure thereof (as of the date hereof or as of the date thereof, as applicable) and the counterparty to each such agreement.

4.29 Permits, Etc. Except as disclosed in Schedule 4.29, and except as could not reasonably be expected to, either individually or in aggregate, result in a Material Adverse Effect, each Note Party has, and is in compliance with, all Governmental Authorizations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person and no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Governmental Authorization, and there is no claim that any thereof is not in full force and effect.

4.30 Names and Places of Business. No Note Party has, during the preceding five (5) years, been known by, or used any other trade or fictitious name, except as disclosed in Schedule 4.30. The chief executive office and principal place of business of each Note Party is located at the address of such Note Party set out in Schedule 4.30. Except as indicated in Schedule 4.30, no Note Party has had any other office or place of business within the past five (5) years. Each Note Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and Federal Taxpayer Identification Number is stated on Schedule 4.30 (or as set forth in a notice delivered pursuant to Section 6.1(m).

4.31 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 4.31, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Issuer represents that it or the applicable Note Party is receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable by the applicable Note Party on sixty (60) days’ notice or less without penalty or detriment for the sale of production from any Note Party’s Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof. None of such proceeds are currently being held in suspense by such purchaser or any other Person. Except as set forth in Schedule 4.31, none of the Oil and Gas Properties of any Note Party is subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of thirty (30) days, and in the case of gas, not in excess of sixty (60) days).

4.32 Right to Receive Payment for Future Production. Except as set forth in Schedule 4.32, no Oil and Gas Property is subject to any “take or pay”, gas imbalances (in excess of one-half bcf of gas (on an mcf equivalent basis)) or other similar arrangement (a) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (b) as a result of which production from any Oil and Gas Property may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties. Since the date of this Agreement, no material changes have occurred in such overproduction or underproduction except those that have been reported as required pursuant to Section 6.1. No Cash Receipts in excess of one percent (1%) of the Cash Receipts in any Fiscal Year of the Proved Reserves of any Note Party is subject to any regulatory refund obligation and, to the best of each Note Party’s knowledge, no facts exist which might cause the same to be imposed.

4.33 Private Offering. Neither the Issuer nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Holders and not more than 10 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

SECTION 5.

REPRESENTATIONS AND WARRANTIES OF HOLDERS

5.1 Organization of Holders. Each Holder has been duly formed and is validly existing as a corporation or other legal entity in good standing under the laws of its jurisdiction of organization. Each Holder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

5.2 Acquisition for Holder’s Account. Each Holder is purchasing the Notes for its own account, with no present intention of distributing or reselling such Notes or any part thereof in violation of applicable securities laws.

5.3 Notes Not Registered. Each Holder acknowledges that its Notes have not been, and when issued will not be, registered under the Securities Act or the securities laws of any state in the United States or any other jurisdiction and may not be offered or sold by such Holder unless subsequently registered under the Securities Act (if applicable to the transaction) and any other securities laws or unless exemptions from the registration or other requirements of the Securities Act and any other securities laws are available for the transaction.

5.4 Accredited Investor. Each Holder represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect, or a Qualified Institutional Buyer (as defined in Rule 144A promulgated under the Securities Act, as presently in effect).

5.5 Source of Funds. Each Holder severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Holder to pay the purchase price of the Notes to be purchased by such Holder hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Holder’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Holder’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Holder to the Issuer in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Issuer and no person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Issuer (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Issuer by reason of its ownership interest) and the identity of such QPAM has been disclosed to the Issuer in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Issuer and the identity of such INHAM has been disclosed to the Issuer in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Issuer in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA, or assets of a plan, program, or arrangement subject to Section 4975 of the Code.

As used in this Section 5.5, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 6.

AFFIRMATIVE COVENANTS

Each Note Party covenants and agrees that until indefeasible payment in full in cash of the Obligations, each Note Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Financial Statements and Other Reports.

Unless otherwise provided below, the Issuer will deliver to Administrative Agent:

(a) Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each month (including months which began prior to the date hereof), the consolidated balance sheet of the Note Parties as at the end of such month and the related consolidated statements of income and cash reconciliation.

(b) Quarterly Financial Statements. As soon as available, and in any event within (i) sixty (60) days after the end of the first two Fiscal Quarters following the Closing Date and (ii) forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (excluding the fourth Fiscal Quarter of each Fiscal Year) thereafter, the consolidated balance sheets of the Note Parties as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Note Parties for such Fiscal Quarter and for the period from the beginning of then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Note Parties as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Note Parties for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such financial statements a report thereon by independent certified public accountants of recognized regional standing selected by the Issuer and satisfactory to Lead Investor, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Note Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) Drilling Reports. Promptly upon the receipt thereof, but in any event no later than 4:00 p.m. New York time on the next succeeding Business Day after such receipt, a copy or electronic copy of all drilling and recompletion reports received by any Note Party or Affiliate of any Note Party;

(e) Compliance Certificate. Together with each delivery of financial statements of the Note Parties pursuant to Sections 6.1(a), 6.1(b) and 6.1(c), a duly executed and completed Compliance Certificate;

(f) Notice of Litigation. Prompt written notice (but, in any event, within three (3) Business Days) of (i) the institution of, or threat in writing of, any Adverse Proceeding not previously disclosed in writing by the Issuer to Holders which, if adversely determined, could result in liabilities in excess of $2,500,000, or (ii) any material development in any Adverse Proceeding previously required to be disclosed hereunder;

(g) ERISA. (i) In the case of the occurrence of or forthcoming occurrence of any ERISA Event, a prompt written notice (but, in any event, within ten (10) days after the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates has knowledge thereof) specifying the nature thereof, what action the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, (ii) with reasonable promptness (but, in any event, within twenty (20) days after the filing thereof), copies of each Schedule SB (regarding actuarial information) to the annual report (Form 5500 Series) filed by Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to each Pension Plan; and (iii) copies of such documents or governmental reports or filings relating to any Employee Benefit Plan as Lead Investor shall reasonably request;

(h) Financial Plan. As soon as practicable and in any event no later than November 30th of each Fiscal Year, (x) the Annual Capital Budget for the following Fiscal Year and (y) a consolidated plan and financial forecast for the following Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Notes (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Note Parties for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Note Parties for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 7.6 through the final maturity date of the Notes, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Notes, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to the Lead Investor and accompanied by a Financial Officer Certificate certifying that the projections contained therein are based upon good faith estimates and assumptions believed to be reasonable at the time made and at the time of delivery thereof;

(i) Certificate of Insurer. Concurrently with the delivery of financial statements pursuant to Section 6.1(c), a certificate of insurance coverage from each insurer or its authorized agent or broker with respect to the insurance required by Section 6.6, in form and substance and evidencing coverage satisfactory to the Lead Investor;

(j) Notice of Change in Board of Directors. Promptly, written notice of any change in the board of directors (or similar governing body) of any Note Party;

(k) Board of Directors Materials. Promptly, such materials and minutes prepared for and distributed in connection with meetings of or actions taken by the directors or managers of the Issuer or the Issuer that are related to the financial condition of the Issuer or any Indebtedness of the Issuer (other than any materials or information that are privileged or are governed by a confidentiality agreement prohibiting the sharing of such information with the Administrative Agent or the Holders, other than any materials or information that directly relate to the Note Purchase Agreement or the other Note Documents or any refinancing thereof, or to the extent that Issuer’s counsel has concluded in good faith that such materials or information could adversely affect the maintenance of the Issuer’s or any Note Party’s attorney client privilege);

(l) Notice Regarding Material Contracts. Promptly, and in any event within five (5) Business Days (i) after any Material Contract of any Note Party is terminated or amended and (ii) after any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to the Administrative Agent, and an explanation of any actions being taken with respect thereto;

(m) Information Regarding Note Parties. The Issuer will furnish to Administrative Agent written notice at least thirty (30) days prior to the occurrence of any change (i) in any Note Party’s organizational name, (ii) in any Note Party’s identity or organizational structure, or (iii) in any Note Party’s Federal Taxpayer Identification Number;

(n) Aging Reports. Together with each delivery of financial statements of the Note Parties pursuant to Sections 6.1(a), 6.1(b) and 6.1(c), (i) a summary of the accounts receivable aging report of each Note Party as of the end of such period, and (ii) a summary of accounts payable aging report of each Note Party as of the end of such period, in each case in form and substance satisfactory to Lead Investor;

(o) Swap Agreements. As soon as practicable and in any event within five (5) days of the occurrence thereof, written notice of any Note Party’s entry into a Swap Agreement or the termination or material modification of any Swap Agreement by any party thereto; provided that this clause shall not permit any Note Party to enter into or terminate or materially modify a Swap Agreement not otherwise permitted by this Agreement;

(p) Reserve Reports; Engineering Data.

(i) By April 30th of each year, beginning April 30, 2014, a Reserve Report prepared as of the immediately preceding January 1st, concerning the Note Parties’ Oil and Gas Properties. This Reserve Report must be prepared by one or more Approved Petroleum Engineers. The Administrative Agent (at the direction of the Requisite Holders) may once per a calendar year, at the Holders’ expense, request an additional Reserve Report prepared by such Approved Petroleum Engineers.

(ii) By August 31st of each year, beginning August 31, 2013, internally generated engineering data as of the immediately preceding July 1st, respectively. Such internally generated engineering data shall be in form and substance sufficient (as determined by the Lead Investor) for a petroleum engineer to prepare a Reserve Report in accordance with the procedures used in the immediately preceding April 30th Reserve Report.

(iii) with the delivery of each Reserve Report, the Issuer shall provide to the Administrative Agent a certificate from an Authorized Officer certifying that: (A) the factual information provided to the Approved Petroleum Engineers for purposes of the Reserve Report and any other factual information provided to the Approved Petroleum Engineers for purposes of connection therewith is true and correct in all material respects (or in the case of any internally generated engineering data prepared by the Issuer, the information contained in such data and any other information delivered in connection therewith is true and correct in all material respects), (B) each Note Party owns good and defensible title to its Oil and Gas Properties evaluated in such Reserve Report (or such internally generated engineering data) and such Properties are free of all Liens except for Permitted Liens, (C) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Oil and Gas Properties evaluated in such Reserve Report (or such internally generated engineering data) which would require any Note Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (D) except as disclosed on an exhibit to the certificate, none of any Note Party’s Oil and Gas Properties have been sold since the date of the last Reserve Report (or the most recently delivered internally generated engineering data), (E) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report (or most recently delivered internally generated engineering data), and (F) attached thereto is a list of all persons purchasing Hydrocarbons from any Note Party as of the date of the Reserve Report (or internally generated engineering data);

(q) Title Information.

(i) On or before the delivery to the Administrative Agent of each Reserve Report (or internally generated engineering data) required by Section 6.1(p), the Issuer will deliver title information to the Administrative Agent in form and substance acceptable to the Lead Investor covering all of the Oil and Gas Properties of each Note Party to the extent that such title information was not previously delivered, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, title, satisfactory to the Lead Investor, on at least ninety percent (90%) of the value of the Oil and Gas Properties of the Note Parties, as determined by the Lead Investor.

(ii) If the Issuer has provided title information under Section 6.1(q), the Issuer shall, within sixty (60) days of notice from the Administrative Agent that title defects or exceptions exist, either (A) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 7.2 raised by such information, (B) substitute acceptable properties with no title defects or exceptions except for Permitted Liens having an equivalent value, or (C) deliver title information to the Administrative Agent in form and substance acceptable to the Lead Investor so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least eighty percent (80%) of the value of the Oil and Gas Properties of the Note Parties as determined by the Lead Investor.

(r) Oil and Gas Properties. Within thirty (30) days after the end of each calendar month, with respect to Oil and Gas Properties operated by the Issuer, or within ten (10) days of being provided the same from the operator of any Oil and Gas Properties, with respect to Oil and Gas Properties not operated by the Issuer, a report in detail acceptable to Lead Investor with respect to the Oil and Gas Properties of each Note Party during such month:

(i) setting forth as to each well being drilled, completed, reworked or other similar procedures, the actual versus estimated cost breakdown (for all activities, including dry hole and completion activities) for such well;

(ii) describing by well and field the net quantities of oil, gas, natural gas liquids, and water produced (and the quantities of water injected);

(iii) describing by well and field the quantities of oil, gas and natural gas liquids sold during such month out of production from any Note Party’s Oil and Gas Properties and calculating the average sales prices of such oil, natural gas, and natural gas liquids;

(iv) describing of all leases acquired during the preceding fiscal quarter indicating the date each lease was acquired;

(v) specifying any leasehold operating expenses, overhead charges, gathering costs, transportation costs, and other costs with respect to any Note Party’s Oil and Gas Properties of the kind chargeable as direct charges or overhead under COPAS 2005 Model Form Accounting Procedure;

(vi) setting forth the amount of Taxes on each Note Party’s Oil and Gas Properties during such month and the amount of royalties paid with respect to such Oil and Gas Properties during such month; and

(vii) attaching thereto all drill site opinions or division order opinions prepared by or for any operator of any Oil and Gas Properties.

(s) Bank Statements. Promptly after receipt, all statements and notices regarding all Deposit Accounts of the Note Parties.

(t) Other Information. (i) Promptly after submission to any Governmental Authority, all material documents and information furnished to such Governmental Authority in connection with any investigation of any Note Party (other than any routine inquiry), (ii) promptly upon receipt thereof, copies of all financial reports submitted to any Note Party by its auditors in connection with any audit of the books thereof, and (iii) such other information and data with respect to any Note Party as from time to time may be reasonably requested by Lead Investor.

6.2 Notice of Material Events. Each Note Party will furnish to the Administrative Agent prompt written notice (but, in any event, within three (3) Business Days) of the following:

(a) (i) any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Note Party with respect thereto; (ii) that any Person has given any notice to any Note Party or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) the occurrence of any event or change that has caused, either individually or in the aggregate, a Material Adverse Effect, which notice shall be accompanied by a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Issuer has taken, is taking and proposes to take with respect thereto.

(b) [Reserved];

(c) the filing or commencement of any action, suit, proceeding, or arbitration by or on behalf of any Note Party claiming or asserting damages in favor of such Note Party valued in excess of $2,500,000;

(d) [Reserved];

(e) the occurrence of any default under any Material Contract;

(f) the acquisition of any asset or assets with a value in excess of $2,500,000;

(g) beginning with the Fiscal Quarter ending June 30, 2013, the Consolidated Capital Expenditures as of the last day of any Fiscal Quarter, taken as a whole for the previous twelve (12) months exceeding the amount set forth in the APOD by more than a ten percent (10%) variance;

(h) any other development that results in, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

6.3 Separate Existence. Issuer will (a) take all necessary steps to maintain the separate entity and records of the Note Parties, on a consolidated basis, (b) will not commingle any assets or business functions with any other Person (other than any Note Party), (c) maintain separate financial statements from all other Persons (other than other Note Parties), (d) not assume or guarantee the debts, liabilities or obligations of others (other than any Note Party), (e) hold itself out to the public and creditors as an entity separate from all other Persons (other than other Note Parties), (f) not commit any fraud or misuse of the separate entity legal status or any other injustice or unfairness, (g) not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of its partners or Affiliates, (h) not take any action that might cause it to become insolvent, (i) not fail to hold appropriate meetings (or act by unanimous written consent) to authorize all appropriate actions, or fail in authorizing such actions to observe all formalities required by the laws of the State of Delaware, or fail to observe all formalities required by its organizational documents, and (j) not hold itself out to be responsible for the debts of another Person (other than another Note Party).

6.4 Payment of Taxes and Claims. Except as noted on Schedule 4.12, each Note Party will file all Tax returns required to be filed by it in any jurisdiction and pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and/or that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. No Note Party will file or consent to the filing of any consolidated income Tax return with any Person (except that the Issuer may file a consolidated return with its Subsidiaries).

6.5 Operation and Maintenance of Properties. Each Note Party, at its own expense, will:

(a) operate its Oil and Gas Properties and other Properties or cause such Oil and Gas Properties and other Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements of all applicable Governmental Authorities, including, without limitation, applicable pro ration requirements and Environmental Laws, and all Governmental Requirements of every other Governmental Authority from time to time with the authority to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b) keep and maintain all Property, including, without limitation, all equipment, machinery and facilities, material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, unless such Property is subject to a sale, assignment or transfer of Property permitted under Section 7.7; and

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

In the event any of the Oil and Gas Properties are not operated by any Note Party or an Affiliate of any Note Party, then the applicable Note Party shall use its commercially reasonable best efforts to cause any third party operator to comply with the provisions of this Section 6.5.

6.6 Insurance. Each Note Party will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, and third party property all risk damage insurance, in each case, with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Note Parties as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

6.7 Books and Records; Inspections. Each Note Party will (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Holder (including employees of the Administrative Agent, any Holder or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to visit and inspect any of the properties of any Note Party to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested and by this provision the Note Parties authorize such accountants to discuss with the Administrative Agent and any Holder and such representatives the affairs, finances and accounts of each Note Party. The Note Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Holders certain reports pertaining to the Note Parties’ assets for internal use by Administrative Agent and the Holders.

6.8 Compliance with Laws. Each Note Party will comply, and shall cause all other Persons (including any operator), if any, on or occupying any Facilities or any Oil and Gas Properties to comply, with the requirements of all applicable Governmental Requirements of any Governmental Authority (including all Environmental Laws) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.9 Environmental.

(a) Environmental Disclosure. The Issuer will deliver to Administrative Agent and Holders:

(i) as soon as practicable following receipt thereof by any Note Party, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of any Note Party or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or any Oil and Gas Properties of any Note Party or with respect to any Environmental Claims;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by any Note Party or any other Person in response to any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims, or any Environmental Claims, and (C) any Note Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility or any Oil and Gas Property that could reasonably be expected to cause such Facility or such Oil and Gas Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by any Note Party or any operator, a copy of any and all written communications with respect to (A) any Environmental Claims, (B) any Release required to be reported to any federal, state or local Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such agency is investigating whether any Note Party may be potentially responsible for any Hazardous Materials Activity; and

(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by any Note Party that could reasonably be expected to (1) expose any Note Party to, or result in, Environmental Claims or (2) affect the ability of any Note Party to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by any Note Party to modify current operations in a manner that could reasonably be expected to subject any Note Party to any additional material obligations or requirements under any Environmental Laws.

(b) Hazardous Materials Activities, Etc. Each Note Party shall promptly take, and shall use commercially reasonable efforts to cause each operator promptly to take, any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by such Person, and (ii) make an appropriate response to any Environmental Claim against such Person and discharge any obligations it may have to any Person thereunder.

(c) Right of Access and Inspection. With respect to any event described in Section 6.9(a) or if an Event of Default has occurred and is continuing:

(i) the Administrative Agent and its representatives shall have the right, but not the obligation or duty, upon reasonable notice to enter the applicable Oil and Gas Properties at reasonable times for the purposes of observing the applicable Oil and Gas Properties. Such access shall include, at the reasonable request of Lead Investor, access to relevant documents and employees of each Note Party and to their outside representatives, to the extent necessary to obtain necessary information related to the event at issue. If an Event of Default has occurred and is continuing, the Note Parties shall conduct such tests and investigations on the Oil and Gas Properties of the affected Note Party or relevant portion thereof, as reasonably requested by Lead Investor, including the preparation of a Phase I Report or such other sampling or analysis as determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If an Event of Default has occurred and is continuing, and if a Note Party does not undertake such tests and investigations in a reasonably timely manner following the request of the Administrative Agent, the Administrative Agent may hire an independent engineer, at the Note Parties’ expense, to conduct such tests and investigations. The Administrative Agent will make all reasonable efforts to conduct any such tests and investigations so as to avoid interfering with the operation of the Oil and Gas Properties.

(ii) any observations, tests or investigations of the Oil and Gas Properties by or on behalf of the Administrative Agent shall be solely for the purpose of protecting the Holders’ interests and rights under the Note Documents. The exercise or non-exercise of the Administrative Agent’s rights under this subsection (c) shall not constitute a waiver of any Default or Event of Default of any Note Party or impose any liability on the Administrative Agent or any of the Holders. In no event will any observation, test or investigation by or on behalf of the Administrative Agent be a representation that Hazardous Materials are or are not present in, on or under any of the Oil and Gas Properties, or that there has been or will be compliance with any Environmental Law and the Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Neither any Note Party nor any other Person is entitled to rely on any observation, test or investigation by or on behalf of the Administrative Agent. The Administrative Agent and the Holders owe no duty of care to protect any Note Party or any other Person against, or to inform any Note Party or any other Person of, any Hazardous Materials or any other adverse condition affecting any of the Facilities or any other Oil and Gas Properties. The Administrative Agent may, in its sole discretion, disclose to the applicable Note Party, or to any other Person if so required by law, any report or findings made as a result of, or in connection with, its observations, tests or investigations. If a request is made of the Administrative Agent to disclose any such report or finding to any third party, then the Administrative Agent shall endeavor to give the applicable Note Party prior notice of such disclosure and afford such Note Party the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of Administrative Agent to give any such notice or afford such Note Party the opportunity to object or defend against such disclosure shall not result in any liability to the Administrative Agent. Each Note Party acknowledges that it may be obligated to notify relevant Governmental Authorities regarding the results of any observation, test or investigation disclosed to such Note Party, and that such reporting requirements are site and fact-specific and are to be evaluated by such Note Party without advice or assistance from Administrative Agent.

6.10 Subsidiaries.

(a) In the event that any Person becomes a Subsidiary of any Note Party, whether directly or indirectly, such Note Party shall concurrently with such Person becoming a Subsidiary cause such Subsidiary to (i) become a Guarantor of the Obligations under the Guarantee Agreement by executing and delivering to Administrative Agent a joinder to the Guarantee Agreement, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(c), 3.1(i), 3.1(m), and 3.1(p).

(b) Any Subsidiary of the Issuer must be a wholly-owned Subsidiary.

6.11 Further Assurances. At any time or from time to time upon the request of the Lead Investor, each Note Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Lead Investor may request in order to effect fully the purposes of the Note Documents, including providing Holders with any information requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Note Party shall take such actions as the Lead Investor may request from time to time to ensure that the Obligations are guaranteed by the Guarantors.

6.12 Use of Proceeds. The proceeds of the Notes will be used only in the manner and for the purposes set forth in Section 2.4 or in the applicable Note Purchase Notice.

6.13 [Reserved]

6.14 Non-Voting Representative. If Highbridge and its Affiliates do not otherwise have a right to appoint a member of the Issuer’s board of directors, the Lead Investor may in its discretion from time to time designate an employee or advisor to act as its non-voting representative to attend meetings of the board of managers or board of directors (or other similar managing body) of any Note Party. Each Note Party will, (a) give timely advance notice to such representative of all meetings of the managing body of such Note Party and all proposals to such body for action without a board meeting, (b) allow such representative to attend all such meetings, and (c) subject to the provisions of Section 10.18 and any materials withheld based on a conflict of interest that the managing body of such Note Party believes in good faith exists between such Note Party and the Lead Investor with respect to matters addressed by the materials in question, provide such representative with copies of all written materials distributed to such directors or managers (or similar body) in connection with such meetings or proposals for action without a meeting, including, upon request of such representative, all minutes of previous actions and proceedings; provided that, such observers shall not be entitled to participate in discussions or receive materials directly relating to the Note Purchase Agreement or the other Note Documents or any refinancing thereof or to the extent that Issuer’s counsel has concluded in good faith that such participation could adversely affect the maintenance of the Issuer’s or any Note Party’s attorney client privilege. In the event the Lead Investor fails to designate a non-voting representative to attend meetings pursuant to this Section 6.14, each Note Party will send materials that would otherwise be provided under this Section 6.14 to the Administrative Agent and Lead Investor in compliance with Section 10.1.

6.15 APOD. Each Note Party will develop its Oil and Gas Properties and make Consolidated Capital Expenditures on its Oil and Gas Properties strictly in accordance with the APOD or as otherwise permitted by the Requisite Holders.

6.16 [Reserved]

6.17 Marketing of Production. All Hydrocarbons produced from the Oil and Gas Properties of any Note Party shall be marketed on an arms-length basis to one of more Persons that are not Affiliates of a Note Party in accordance with the terms and conditions set forth in Section 4.27. Each agreement for the purchase and sale of Hydrocarbons from any Note Party’s Oil and Gas Properties will be in the name of such Note Party.

6.18 Swap Agreements. The Issuer will maintain in full force and effect the Swap Agreements entered into on the Closing Date pursuant to Section 3.1(f). Beginning on the Closing Date and continuing thereafter as of the end of each succeeding calendar month, Issuer will maintain in full force and effect Swap Agreements, hedging for a three-year period for each of crude oil and natural gas, calculated separately from the last day of each such month, in the following notional amounts:

(a) Within five (5) days of the first date that 3 operated wells have been completed and producing for sixty (60) days, no less than forty percent (40%) of the reasonably projected production from Proved Developed Producing Oil and Gas Properties evaluated in the most recently delivered Reserve Report;

(b) Within five (5) days of the first date that 5 operated wells have been completed and producing for sixty (60) days, no less than fifty percent (50%) of the reasonably projected production from Proved Developed Producing Oil and Gas Properties evaluated in the most recently delivered Reserve Report; and

(c) Within five (5) days of the first date that 10 operated wells have been completed and producing for sixty (60) days, no less than sixty (60%) of the reasonably projected production from Proved Developed Producing Oil and Gas Properties evaluated in the most recently delivered Reserve Report.

6.19 Tax Status. The Issuer will maintain its status as a corporation for U.S. federal income Tax purposes.

6.20 Treatment of Series B Preferred Stock. The Issuer will treat the Series B Preferred Stock and the Warrants convertible into Series B Preferred Stock as non-voting stock in the Issuer for all U.S. federal and applicable state and local Tax purposes.

SECTION 7.

NEGATIVE COVENANTS

Each Note Party covenants and agrees that until indefeasible payment in full in cash of the Obligations, each Note Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1 Indebtedness. No Note Party shall directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Swap Agreements permitted under Section 3.1(f) and Section 6.18;

(c) Indebtedness in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(d) Indebtedness owing in connection with the financing of insurance premiums in the ordinary course of business;

(e) Indebtedness consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of any Note Party in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(f) Secured Indebtedness incurred pursuant to the Term Loan Facility in an aggregate principal amount not to exceed $75,000,000; provided that at such time (i) ENXP LLC has borrowed at least $50,000,000 pursuant to the Term Loan Facility, (ii) subsequently all Indebtedness under the Term Loan Facility has been indefeasibly repaid in full and (iii) the Term Loan Facility has been terminated, ENXP LLC may thereafter incur Secured Indebtedness in an amount not to exceed $125,000,000 pursuant to a Conforming RBL; provided further in the event that the commitments under the Term Loan Facility are unavailable solely because Highbridge sought and failed to receive the approvals contemplated by Section 4(iv) of the Commitment Letter, ENXP LLC may thereafter incur Secured Indebtedness in an amount not to exceed $125,000,000 pursuant to a Conforming RBL;

(g) Indebtedness secured by Liens permitted under Section 7.2(d) in an aggregate amount not to exceed $1,000,000;

(h) Indebtedness consisting of Investments permitted by Section 7.5;

(i) Indebtedness of any Note Party owing to any other Note Party;

(j) Indebtedness in the form of a Guarantee by any Note Party of any obligation (whether payment, performance or otherwise) of any other Note Party so long as such obligation is otherwise permitted under this Agreement;

(k) other Indebtedness approved by the Requisite Holders; and

(l) Indebtedness incurred pursuant to the Chesapeake Seller Note in principal amount not to exceed $18,000,000 plus any interest paid in kind and capitalized.

7.2 Liens. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable and any Capital Stock) of any Note Party, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (collectively, “Permitted Liens”):

(a) Permitted Encumbrances;

(b) Liens securing Indebtedness permitted by Section 7.1(f);

(c) Liens securing Indebtedness permitted by Section 7.1(k) (to the extent Requisite Holders permit such Indebtedness to be secured);

(d) purchase money Liens and Liens in connection with Capital Leases; provided that the Indebtedness secured by such Liens does not exceed the amount permitted under Section 7.1(g);

(e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and which are being contested in good faith on appeal or proceeding for review;

(f) licenses of intellectual property granted by a Note Party in the ordinary course of business and not interfering in any martial respect with the ordinary conduct of business for such Note Party;

(g) Employee Overrides, the Petro Capital Overrides, and the Guggenheim Overrides;

(h) Liens securing Swap Agreements permitted under Section 3.1(f) and Section 6.18;

(i) Liens securing Indebtedness permitted by Section 7.1(b); and

(j) other Liens securing obligations not to exceed $1,000,000 in the aggregate.

7.3 Restricted Junior Payments. The Issuer shall not, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) each Subsidiary of the Issuer may make Restricted Junior Payments to the holders of its Capital Stock, (b) following the consummation of the Term Loan Facility, ENXP LLC may make scheduled and mandatory Restricted Junior Payments with respected to the Term Loan Facility, (c) if ENXP LLC enters into a Conforming RBL, ENXP LLC may make required Restricted Junior Payments with respect to the Conforming RBL so long as no Default or Event of Default has occurred and is continuing, (d) scheduled payments of Indebtedness permitted by Section 7.1(b), (c), (d), (e), (g), (h), (i) (j) and (k), (e) prior to the consummation of a Permitted IPO, payments of interest in kind with respect to the Chesapeake Seller Note and (f) upon consummation of a Permitted IPO, payments with respect to the Chesapeake Seller Note in accordance with its terms as in effect as of the Closing Date.

7.4 Restrictive Agreements. Other than this Agreement or the Term Loan Facility or any Conforming RBL, no Note Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by any Note Party, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Note Party or any other Subsidiary of any Note Party, (c) make loans or advances to any Note Party, or (d) transfer any of its property or assets to any Note Party, except as required by law. In no event shall a Conforming RBL place restrictions or conditions on the ability of the Note Parties to repay the Obligations under this Agreement, except for payments pursuant to Section 2.8.

7.5 Investments. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any other Note Party and Investments made after the Closing Date by any Note Party in any other Note Party;

(c) expenditures on Capital Leases in an aggregate amount for all Note Parties up to the amount set forth for such expenditures on the relevant APOD;

(d) acquisitions and other Investments made pursuant to the express terms of the APOD or otherwise approved by the Requisite Holders;

(e) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(f) acquisitions of Oil and Gas Properties in the ordinary course of business for which the consideration paid does not exceed $8 million in aggregate (net of any dispositions pursuant to the Constellation Agreement or the Halcon AMI Agreements); provided that no more than $4 million of the foregoing may be used to acquire Oil and Gas Properties not located within one (1) mile of the outside boundary of the Oil and Gas Properties owned by any Note Party on the Closing Date, including the Oil and Gas Properties acquired pursuant to the Acquisition;

(g) creation of any additional Subsidiaries of any Note Party in compliance with Section 6.10;

(h) increases in net revenue interests on any Oil and Gas Properties as a result of a Petro Capital Override swap under the Petro Capital Letter and increases in net revenue interests on any Oil and Gas Properties resulting from repurchases of the Guggenheim Overrides; and

(i) the acquisition by merger of any other Person in compliance with Section 7.7(a).

7.6 Financial Covenants.

(a) Interest Coverage Ratio. Beginning with the Fiscal Quarter ending December 31, 2013, the Issuer shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter set forth below to be less than the ratio set forth below opposite such Fiscal Quarter.

Each Fiscal Quarter Ending on the Following Dates	Interest Coverage Ratio
12/31/2013	1.00x
3/31/2014	1.25x
6/30/2014	1.50x
9/30/2014	1.75x
12/31/2014	2.00x
Each Fiscal Quarter Thereafter	3.00x

(b) Minimum Production. Beginning with the Fiscal Quarter ending December 31, 2013, the Issuer shall not permit the amount equal to (i) the net sales volume of oil and gas from the Oil and Gas Properties for the Fiscal Quarter set forth below divided by (ii) the total number of days in such Fiscal Quarter to be less than the amount for such period as set forth opposite such Fiscal Quarter below (the “Minimum Production Test”). Beginning with the Fiscal Quarter ending March 31, 2015, the Issuer shall not be required to comply with the Minimum Production Test so long as the Issuer’s Consolidated Adjusted EBITDAX is equal to or greater than $20,000,000 for the applicable Fiscal Quarter; provided that if the Issuer’s Consolidated Adjusted EBITDAX is less than $20,000,000 during any Fiscal Quarter after the Fiscal Quarter ending March 31, 2015, the Issuer shall comply with the Minimum Production Test each Fiscal Quarter thereafter. For the purposes of this Section 7.6(b), every 6MCF of gas shall be converted into 1Bbls of oil. The Issuer will provide the Administrative Agent with evidence that the preceding is being satisfied within thirty (30) days after the end of each Fiscal Quarter.

Each Fiscal Quarter Ending on the Following Dates	Minimum Production in MBbls of Oil Equivalent Per Fiscal Quarter
12/31/13	1,250
3/31/2014	1,500
6/30/2014	2,500
9/30/2014	3,000
12/31/2014	3,500
3/31/2015	4,000
Each Fiscal Quarter Thereafter	5,000

(c) PDP Asset Coverage Ratio. Beginning with December 31, 2013, the Issuer shall not permit the PDP Asset Coverage Ratio, as of any December 31 or June 30 set forth below, to exceed the ratio set forth below opposite such date.

The Following Dates	PDP Asset Coverage Ratio
12/31/13	0.25x
6/30/14	0.50x
12/31/14	0.75x
Each December and June Thereafter	1.0x

(d) Proved Reserves Asset Coverage Ratio. Beginning with December 31, 2013, the Issuer shall not permit the Proved Reserves Asset Coverage Ratio, as of any December 31 or June 30 set forth below, to exceed the ratio set forth below opposite such date.

The Following Dates	Proved Reserves Asset Coverage Ratio
12/31/13	0.40x
6/30/14	0.75x
12/31/14	1.00x
6/30/2015	1.50x
Each December and June Thereafter	2.00x

(e) General and Administrative Costs. The Issuer will not permit General and Administrative Costs of the Note Parties exceed the amount set forth below opposite such Fiscal Year.

Fiscal Year	General and Administrative Expenses
2013	$10,000,000
2014	$11,500,000
2015	$13,000,000
Each Fiscal Year Thereafter	$14,500,000

(f) Total Leverage Ratio. Beginning with the Fiscal Quarter ending December 31, 2013, the Issuer shall not permit the Total Leverage Ratio, as of the last day of any Fiscal Quarter set forth below, to exceed the ratio set forth below opposite such Fiscal Quarter.

Each Fiscal Quarter Ending on the Following Dates	Total Leverage Ratio
12/31/2013	6.25x
3/31/2014	5.50x
6/30/2014	5.00x
9/30/2014	4.00x
12/31/2014	3.5x
Each Fiscal Quarter Thereafter	3.0x

(g) Current Ratio. Beginning with the Fiscal Quarter ending December 31, 2013, the Issuer will not permit, as of the last day of any Fiscal Quarter, the Current Ratio to be less than 1.0 to 1.0.

(h) Minimum Liquidity. At no time will the Issuer permit the sum of (i) total unencumbered cash plus (ii) any undrawn and available commitments under a Conforming RBL to be less than $5 million.

7.7 Fundamental Changes; Disposition of Assets. No Note Party shall,

(a) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), other than (i) the merger of any Note Party or any Subsidiary of a Note Party with and into any Note Party or another Subsidiary of any Note Party (except that, with respect to any such merger or consolidation involving the Issuer, the Issuer must be the surviving entity), and (ii) the merger of any other Person whose lines of business are substantially the same lines of business as one or more of the principal businesses of any Note Party with and into any Note Party, so long as such Note Party shall be the surviving and continuing entity and the Lead Investor consents to such merger; or

(b) convey, sell, farm-out, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of (including through the sale of a production payment or overriding royalty interest), in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except: (i) sales of Hydrocarbons in the ordinary course of business, (ii) disposals of obsolete, worn out, depleted or uneconomic property, (iii) the sale, lease, transfer or other disposition of Property by one Note Party to another Note Party, (iv) mergers and consolidations permitted by Section 7.7(a), (v) dispositions of the Petro Capital Overrides as a result of a Petro Capital Override swap under the Petro Capital Letter Agreement, (vi) dispositions of the Guggenheim Overrides consisting of cross-assignments pursuant to the terms thereof in connection with a reduction in the override percentage; (vii) disposition of funds collected for the beneficial interest of, or of the interests owned by, third party royalty or working interest owners, (viii) so long as no Event of Default has occurred and is continuing, the conveyance, sale, farm-out, lease or sub lease (as lessor or sublessor), exchange, transfer or disposition of Oil and Gas Properties so long as the Issuer, within twelve (12) months of the receipt of the Net Asset Sale Proceeds in connection with such transaction, reinvests such Net Asset Sale Proceeds and the aggregate value of the Oil and Gas Properties conveyed in reliance of this clause does not exceed $2,500,000, (ix) the termination, settlement, unwinding or liquidation of Swap Agreements so long as the value of all Swap Agreements terminated, settled, unwound and liquidated in any period of twelve (12) consecutive calendar months does not exceed the greater of $5,000,000 or 5.0% of the Issuer’s Consolidated Adjusted EBITDAX, and (x) required dispositions pursuant to the Constellation Agreement and the Halcon AMI Agreements; provided that all cash received by a Note Party pursuant to this clause (x) shall only be used in furtherance of the APOD; or

(c) acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures permitted hereunder in the ordinary course of business consistent with past practice) the business, property (including Oil and Gas Properties) or fixed assets of, or Capital Stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or make any commitment or incur any obligation to enter into any such transaction, except Investments made in accordance with Section 7.5 or in connection with the APOD.

7.8 [Reserved].

7.9 Sales and Lease Backs. No Note Party shall directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Note Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Issuer or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Note Party to any Person (other than the Issuer or any of its Subsidiaries) in connection with such lease.

7.10 Transactions with Affiliates or Covered Persons. No Note Party shall directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate or Covered Person, and no Note Party will suffer to exist any arrangement or understanding, regardless of whether such arrangement has been formalized, whereby services or the sale of any Property are provided to an Affiliate or Covered Person on terms more favorable than that provided to the applicable Note Party for similar services or any Affiliate or Covered Person provides any Note Party with services related to the gathering and processing of Hydrocarbons; provided, the foregoing restriction shall not apply to any transaction between any Note Party and any other Note Party; provided further, that the Note Parties may perform any obligations under any agreement in existence on the Closing Date and set forth on Schedule 7.10, as the same may be amended, supplemented or otherwise modified from time to time with the consent of the Lead Investor.

7.11 APOD.

(a) No Note Party shall, nor will it allow any Subsidiary to, deviate from the APOD then in effect or make Consolidated Capital Expenditures in any manner not provided for in the APOD then in effect, unless permitted by the Requisite Holders.

(b) If the Issuer desires to make any change to the APOD or is required to update the APOD pursuant to the terms hereof, it shall submit a revised APOD, along with a written narrative describing such changes and an APOD Certificate, to the Administrative Agent for its review, but in any case the Issuer shall submit an APOD no less than once yearly. Any revised plan submitted to the Administrative Agent shall not be considered the current APOD until such time as the Administrative Agent shall have consented to such revised plan (at the discretion of the Requisite Holders) and no Note Party shall be permitted to spend funds in furtherance of such draft APOD. The Requisite Holders shall have no obligation to consent to any APOD.

7.12 Conduct of Business. From and after the Closing Date, no Note Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses contemplated by the current APOD or engaged in by such Note Party on the Closing Date as presently conducted and all activities and operations incidental thereto, including all general and administrative activities, and the leasing, operation or ownership of any office buildings or other real property related to such business.

7.13 Amendments or Waivers of Material Contracts, Related Agreements and other Documents.

(a) No Note Party shall agree to any material amendment, restatement, supplement or other modification to, or waiver of, any Material Contract (other than the Term Loan Facility or a Conforming RBL which are addressed in Section 7.13(b)), the Guggenheim Equity Kicker Letter, the Employee Overrides, the Chesapeake Seller Note or the Related Agreements, in each case in a manner materially adverse to the Holders, without obtaining the prior written consent of the Lead Investor.

(b) The Note Parties shall not terminate or agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, any Term Loan Facility or the Conforming RBL to the extent any of the foregoing would be materially adverse to the interest of the Holders, in each case without the prior written consent of the Requisite Holders.

7.14 Fiscal Year. No Note Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31.

7.15 Amendments to Organizational Agreements. No Note Party shall amend or permit any amendments to any Note Party’s Organizational Documents in each case in a manner materially adverse to the Holders without the prior written consent of the Lead Investor, which consent shall not be unreasonably withheld, delayed or conditioned.

7.16 Sale or Discount of Receivables. Except for receivables obtained by any Note Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business consistent with past practice or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business consistent with past practice in connection with the compromise or collection thereof and not in connection with any financing transaction, no Note Party will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

7.17 Gas Imbalances, Take-or-Pay or Other Prepayments. No Note Party will allow (a) material prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any Hydrocarbons produced or to be produced from any Oil and Gas Property after the date hereof or (b) any “take or pay”, gas imbalances (in excess of 10,000 mcf of gas (on an mcf equivalent basis) in the aggregate) or other similar arrangement that would require the Note Parties to deliver Hydrocarbons at some future time without receiving full payment therefore at the time of delivery.

7.18 Swap Agreements. The Issuer will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than (i) Swap Agreements with a counterparty reasonably acceptable to the Lead Investor in respect of commodities the notional volumes for which (when aggregated and netted with other commodity Swap Agreements then in effect other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed eighty percent (80%) of the reasonably anticipated projected production from Proved Developed Producing Oil and Gas Properties for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas liquids and natural gas, calculated separately and (ii) Swap Agreements with a counterparty reasonably acceptable to the Lead Investor in respect of interest rates effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Issuer and the Guarantors then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Issuer’s Indebtedness for borrowed money which bears interest at a floating rate. In no event shall any Swap Agreements in respect of interest rates have a term beyond 48 months from the date of execution thereof.

SECTION 8.

EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by the Issuer to pay (i) when due the principal or premium, if any, on any Note whether at stated maturity, by acceleration or otherwise; (ii) when due any interest on any Note or any fee or any other amount due under any Note Document; and such failure shall continue unremedied for a period of three (3) Business Days; or

(b) Default in Other Agreements. (i) Failure of any Note Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1(a)) in an amount individually or in the aggregate of $2,500,000 or more, in each case beyond the grace period, if any, provided therefor, or (ii) breach or default by any Note Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause any Note Party to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Note Party to perform or comply with any term or condition contained in Sections 2.4, 6.2, 6.12, 6.15 or 6.19 or the failure of any Note Party to perform or comply with any term or condition contained in Section 7; or

(d) Breach of Representations, etc. Any representation, warranty, or certification made or deemed made by any Note Party in any Note Document, or in any certificate at any time given by any Note Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Note Documents. Any Note Party shall default in any material respect in the performance of or compliance with any term contained herein or any of the other Note Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of the knowledge of any Authorized Officer of any Note Party of such breach or failure and the date notice thereof is given to the Issuer by the Administrative Agent or any Holder; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Note Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Note Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Note Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Note Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Note Party, and any such event described in this clause (ii)) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Note Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Note Party shall make any assignment for the benefit of creditors; or (ii) any Note Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Note Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving an amount individually or in the aggregate in excess of $2,500,000 (to the extent not fully covered by insurance (less any deductible) as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Note Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than the date that enforcement proceedings shall have been commenced by any creditor upon such judgment order or five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Note Party decreeing the dissolution or split up of such Note Party and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

(j) Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Issuer, any its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,500,000 during the term hereof; or

(k) Change of Control. A Change of Control shall occur;

(l) [Reserved]; or

(m) Note Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Note Document ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) any Note Party shall contest in writing the validity or enforceability of any Note Document or deny in writing that it has any further liability under any Note Document to which it is a party.

8.2 Remedies. (a) Upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (b) upon the occurrence of any other Event of Default, upon notice to the Issuer to such effect by Administrative Agent, Administrative Agent, on behalf of the Requisite Holders, may and shall have the right to take any of the following actions (i) terminate all commitments and (ii) declare the Obligations to be immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Note Party.

SECTION 9.

ADMINISTRATIVE AGENT

9.1 Appointment of Administrative Agent. Cortland Capital Market Services LLC, a Delaware limited liability company, is hereby appointed Administrative Agent hereunder and under the other Note Documents and each Holder hereby authorizes Cortland Capital Market Services LLC, in such capacity, to act as its agent in accordance with the terms hereof and the other Note Documents. The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Section 9.1 are solely for the benefit of the Administrative Agent and the Holders and no Note Party shall have any rights as a primary or third party beneficiary of any of the provisions hereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Note Party or any Affiliate thereof.

9.2 Powers and Duties. Each Holder irrevocably authorizes the Administrative Agent to take such action on such Holder’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Note Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Note Documents to which the Administrative Agent is a party. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have or be deemed to have, by reason hereof or any of the other Note Documents, a fiduciary relationship in respect of any Holder; and nothing herein or any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Holder for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to Holders or by or on behalf of any Note Party to the Administrative Agent or any Holder in connection with the Note Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Notes or the component amounts thereof.

(b) Exculpatory Provisions. Subject to clause (b)(ii) hereof further limiting the liability of the Administrative Agent, neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Holders for any action taken or omitted by the Administrative Agent under or in connection with any of the Note Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Requisite Holders (or such other Holders as may be required to give such instructions under Section 10.5), and, upon receipt of such instructions from Requisite Holders (or such other Holders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Note Parties), accountants, experts and other professional advisors selected by it; and (ii) no Holder shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Note Documents in accordance with the instructions of Requisite Holders (or such other Holders as may be required to give such instructions under Section 10.5).

(c) Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Holders, unless the Administrative Agent shall have received written notice from a Holder or the Issuer referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Holders of its receipt of any such notice and the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Holders.

9.4 Administrative Agent Entitled to Act as Holder. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Holder hereunder, if applicable. With respect to its participation in the Notes, if any, the Administrative Agent shall have the same rights and powers hereunder as any other Holder and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Holder” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity to the extent the Administrative Agent is or becomes a Holder. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Note Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Note Party or any of their respective Affiliates for services in connection herewith and otherwise without having to account for the same to Holders.

9.5 Holders’ Representations, Warranties and Acknowledgment.

(a) Each Holder represents and warrants to the Administrative Agent that it has made its own independent investigation of the financial condition and affairs of each Note Party, without reliance upon the Administrative Agent or any other Holder and based on such documents and information as it has deemed appropriate, in connection with Note Purchases hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of each Note Party. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Holders or to provide any Holder with any credit or other information with respect thereto, whether coming into its possession before the purchase of the Notes or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Holders.

(b) Each Holder, by delivering its signature page to this Agreement or a joinder agreement and funding its Note, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by the Administrative Agent, Requisite Holders or Holders, as applicable.

9.6 Right to Indemnity. The Holders jointly and severally agree to indemnify the Administrative Agent, its Affiliates and its officers, partners, directors, trustees, employees, representatives and agents of the Administrative Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Note Party, for and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Note Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Note Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT; provided, no Holder shall be liable for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, this sentence shall not be deemed to require any Holder to indemnify any Indemnitee Agent Party against any claim, liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Holders and the Issuer. Upon any such notice of resignation, Requisite Holders shall have the right, upon five (5) Business Days’ notice to the Issuer, to appoint a successor Administrative Agent which successor shall be reasonably acceptable to the Issuer. If no successor shall have been so appointed by the Requisite Holders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Holders, appoint a successor Administrative Agent from among the Holders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Note Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b) Notwithstanding anything herein to the contrary, the Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate of the Administrative Agent, to Highbridge or an Affiliate of Highbridge, any other financing source of Highbridge or Affiliate of Highbridge or to any Holder or Affiliate thereof without the prior written consent of, or prior written notice to, the Issuer or the Holders; provided that the Issuer and the Holders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to the Issuer and the Holders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Note Documents.

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 9.3 and Section 9.6 shall apply to any Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such subagent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Note Parties and the Holders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Note Party, Holder or any other Person and no Note Party, Holder or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.8 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Note Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to such Note Party, that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Holders pursuant to the Note Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Note Purchase Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Note Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Note or other Note Purchase hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Note Party agrees to continue to provide the Communications to Administrative Agent or the Holders, as the case may be, in the manner specified in the Note Documents but only to the extent requested by Administrative Agent.

(b) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent or any Holder to give any notice or other communication pursuant to any Note Document in any other manner specified in such Note Document.

9.9 Proofs of Claim. The Holders and each Note Party hereby agree that after the occurrence of an Event of Default pursuant to Sections 8.1(f) or 8.1(g), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, the Administrative Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Note Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Holders, the Administrative Agent and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders, the Administrative Agent and other agents and their agents and counsel and all other amounts due Holders, the Administrative Agent and other agents hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Holders, to pay to the Administrative Agent any amount due for the compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holders or to authorize the Administrative Agent to vote in respect of the claim of any Holder in any such proceeding. Further, nothing contained in this Section 9.9 shall affect or preclude the ability of any Holder to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Holder’s outstanding Obligations.

SECTION 10.

MISCELLANEOUS

10.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Note Party or the Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Note Document, and in the case of any Holder, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States certified or registered mail or courier service and shall be deemed to have been given when delivered and signed for against receipt thereof, or upon confirmed receipt of telefacsimile or telex; provided, no notice to the Administrative Agent shall be effective until received by the Administrative Agent.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees to pay promptly (a) all reasonable, out-of-pocket costs and expenses of preparation of the Note Documents and any consents, amendments, waivers or other modifications thereto; (b) all reasonable, out-of-pocket fees, expenses and disbursements of counsel to the Note Parties in furnishing all opinions required hereunder; (c) all reasonable, out-of-pocket fees, expenses and disbursements of counsel to the Administrative Agent and the Lead Investor in connection with the negotiation, preparation, execution, review and administration of the Note Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Note Party; (d) all reasonable, out-of-pocket costs and fees, expenses and disbursements of any auditors, accountants, consultants, engineers or appraisers; (e) all other reasonable, out-of-pocket costs and expenses incurred by the Administrative Agent and the Lead Investor in connection with the negotiation, preparation and execution of the Note Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of a Default or an Event of Default, all costs and expenses, including attorneys’ fees and costs of settlement, incurred by the Administrative Agent and Holders in enforcing any Obligations of or in collecting any payments due from any Note Party hereunder or under the other Note Documents by reason of such Default or Event of Default (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not any or all of the transactions contemplated hereby shall be consummated, each Note Party agrees to defend, indemnify, pay and hold harmless, the Administrative Agent and each Holder, their Affiliates and its and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors, representatives and agents and each of their respective successors and assigns and each Person who control any of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Note Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Note Party shall assert, and each Note Party hereby waives, releases and agrees not to sue upon any claim against any Indemnitee on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith. This Section 10.3 shall not apply with respect to Taxes (including any Taxes covered by Section 2.14) other than any Taxes (including any Tax on the Overall Net Income) that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.4 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Holder and its/their respective Affiliates is hereby authorized by each Note Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Note Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Holder to or for the credit or the account of any Note Party (in whatever currency) against and on account of the obligations and liabilities of any Note Party to such Holder hereunder, and under the other Note Documents, including all claims of any nature or description arising out of or connected hereto or with any other Note Document, irrespective of whether or not (a) such Holder shall have made any demand hereunder, (b) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured, or (c) such obligation or liability is owed to a branch or office of such Holder different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5 Sharing of Payments by Holders. If any Holder shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest in any of its Notes or other Obligations hereunder resulting in such Holder receiving payment of a proportion of the aggregate amount of its Notes and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Holder receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Notes and other Obligations of the other Holders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Holders ratably in accordance with the aggregate amount of principal and accrued interest on their respective Notes and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this paragraph shall not be construed to apply to (i) any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement, or (ii) any payment obtained by a Holder as consideration for the assignment of or sale of a participation in any of its Notes or Obligations to any assignee or participant, other than to the Issuer or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Issuer consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Holder acquiring a participation pursuant to the foregoing arrangements may exercise against the Issuer rights of setoff and counterclaim with respect to such participation as fully as if such Holder were a direct creditor of the Issuer in the amount of such participation.

10.6 Amendments and Waivers.

(a) Requisite Holders’ Consent. Subject to Sections 10.6(b), 10.6(c) and 10.6(g), no amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, the Issuer, the Administrative Agent and the Requisite Holders or (ii) in the case of any other Note Document, the Issuer and the Administrative Agent with the consent of the Requisite Holders.

(b) Affected Holders’ Consent. Without the written consent of each Holder that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Note of such Holder;

(ii) waive, reduce or postpone any scheduled repayment due such Holder (but not prepayment);

(iii) reduce the rate of interest on any Note of such Holder and any waiver of any increase in the interest rate applicable to any Note pursuant to Section 2.6(c)) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees to such Holder;

(v) reduce the principal amount of any Note;

(vi) amend, modify, terminate or waive any provision of this Section 10.6(b) or Section 10.6(g); or

(vii) amend the definition of “Requisite Holders” or “Pro Rata Share.”

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to the Administrative Agent or any Indemnitee Agent Party, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the consent of the Administrative Agent or, if applicable, any Indemnitee Agent Party.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of the applicable Holders, execute amendments, modifications, waivers or consents on behalf of such Holder. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Note Party in any case shall entitle any Note Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6(d) shall be binding upon each Holder at the time outstanding, each future Holder and, if signed by a Note Party, on such Note Party.

(e) Retirement of Notes. No Note Party will, and Issuer will not permit any of its Subsidiaries or any of the Note Parties to, directly or indirectly, offer to purchase or otherwise acquire any outstanding Notes except as permitted or required hereby.

(f) Amendment Consideration. None of Issuer or any of its Affiliates or any other party to any Note Documents will, directly or indirectly, request or negotiate for, or offer or pay any remuneration or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Note Documents unless each Holder of the Notes

(irrespective of the kind and amount of Notes then owned by it) shall be informed thereof by Issuer and, if such Holder is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by Issuer and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto and shall be offered and paid such remuneration and granted such security on the same terms. For the avoidance of doubt, nothing in this Section 10.6(f) is intended to restrict or limit the amendment requirements otherwise set forth herein.

(g) Specified Consent Rights. For the purposes of the definitions of “Annual Capital Budget”, “Conforming RBL” and “Consolidated Capital Expenditures” and Sections 6.15, 7.5(d), 7.11 and 7.13(b) (but with respect to Section 7.13(b) only with respect to any amendments, restatements, supplements or other modifications or waivers of the Conforming RBL), the term “Requisite Holders” shall mean one or more Holders, which must include both the Lead Investor and Apollo, having or holding Exposure representing more than fifty percent (50%) of the sum of the aggregate Exposure of all Holders.

10.7 Successors and Assigns; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Holders. No Note Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Note Party without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld) and all Holders (and any attempted assignment or transfer by any Note Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Administrative Agent and Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. Any Holder may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Tranche A Commitments or any commitments pursuant to a Supplement, and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Holder’s rights and obligations assigned under this Agreement and shall be an equal percentage with respect to both its obligations owing in respect of the Tranche A Commitments or commitments pursuant to a Supplement and the related Notes and (ii) each such assignment shall be to an Eligible Assignee.

(c) Mechanics. The assigning Holder and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.14(e).

(d) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith and an assignment processing fee payable to the Administrative Agent in the amount of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Issuer and shall maintain a copy of such Assignment Agreement.

(e) Representations and Warranties of Assignee. Each Holder, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it has experience and expertise in the making of or investing in loans such as the applicable Loans; and (ii) it will make or invest in, as the case may be, its Notes for its own account in the ordinary course of its business and without a view to distribution of such Notes within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.7(e), the disposition of Notes or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.7(f), and to the receipt by Administrative Agent of the processing fee specified in Section 10.7(d), as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Holder” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Holder” for all purposes hereof; (ii) the assigning Holder thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.9) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Holder’s rights and obligations hereunder, such Holder shall cease to be a party hereto; provided, anything contained in any of the Note Documents to the contrary notwithstanding such assigning Holder shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Holder as a Holder hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Holder shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Note to Administrative Agent for cancellation, and thereupon the Issuer shall issue and deliver a new Note to such assignee with appropriate insertions, to reflect the outstanding principal balance under the Notes of the assignee. Notes shall not be transferred in denominations of less than $1,000,000, provided, that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000; provided, further, that transfers by a Holder and its Affiliates shall be aggregated for purposes of determining whether or not such $1,000,000 threshold has been reached.

(g) Participations. Each Holder shall have the right at any time to sell one or more participations to any Person (other than a natural Person or any Note Party or any of their respective Affiliates) (each, a “Participant”) in all or any part of such Holder’s rights and/or obligations under this Agreement (including all or a portion of its Notes or any other Obligation); provided that (i) such Holder’s obligations under this Agreement shall remain unchanged, (ii) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Issuer, the Administrative Agent, and the Holders shall continue to deal solely and directly with such Holder in connection with such Holder’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.6 that affects such Participant. The Issuer agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(e)) (it being understood that the documentation required under Section 2.14(e) shall be delivered to the participating Holder) to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.7;

provided that such Participant shall not be entitled to receive any greater payment under Section 2.14 than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant results from a change in Law that occurs after the Participant acquired the applicable participation, or is made with the Issuer’s prior written consent. To the extent permitted by law, each Participant shall be entitled to the benefits of Section 10.4 as though it were a Holder; provided that such Participant agrees to be subject to Section 10.5 as though it were a Holder. Each Holder that sells a participation shall, acting solely for this purpose as an agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other Obligations under the Note Documents (the “Participant Register”); provided that no Holder shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

10.8 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.9 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Note Purchase. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Note Party set forth in Sections 2.14, 10.2, 10.3, and 10.4 and the agreements of Holders set forth in Sections 2.12, 9.3(b), and 9.6 shall survive the payment of the Notes, and the termination hereof.

10.10 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Holder in the exercise of any power, right or privilege hereunder or under any other Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent and each Holder hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.11 Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Holder shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Note Party makes a payment or payments to the Administrative Agent or Holders (or to the Administrative Agent, on behalf of Holders), or the Administrative Agent or Holders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12 Severability. In case any provision in or obligation hereunder or any Note or other Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 Obligations Several; Independent Nature of Holders’ Rights. The obligations of Holders to the Note Parties hereunder are several and no Holder shall be responsible for the obligations or commitment of any other Holder hereunder. Nothing contained herein or in any other Note Document, and no action taken by Holders pursuant hereto or thereto, shall be deemed to constitute Holders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Holder shall be a separate and independent debt, and each Holder shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

10.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.15 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.16 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY NOTE PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH NOTE PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE NOTE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (D) AGREES THAT THE ADMINISTRATIVE AGENT AND THE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE HOLDER/ISSUER RELATIONSHIP

THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES PURCHASED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.18 Confidentiality. If the Issuer reasonably believes that any information being furnished by it or any other Note Party to the Administrative Agent or a Holder (“Recipient”) is confidential, the Issuer may so indicate by notice in writing to the Recipient, identifying the information with specificity (such identified information, the “Confidential Information”), in which event the Recipient will use reasonable efforts to maintain the confidentiality thereof; provided, however, that a Recipient may disclose such information (a) to its Affiliates, partners and members and its and their respective directors, managers, officers, employees, attorneys, accountants, advisors, consultants, agents or representatives with a need to know such Confidential Information (collectively “Permitted Recipients”), (b) to any potential assignee or transferee of any of its rights or obligations hereunder (including without limitation, in connection with a sale of any or all of the Notes) or any of their agents and advisors (provided that such potential assignee or transferee shall have been advised of and agree to be bound by the provisions of this Section 10.18), (c) if such information (i) becomes publicly available other than as a result of a breach of this Section 10.18, (ii) becomes available to a Recipient or any of its Permitted Recipients on a non-confidential basis from a source other than the Note Parties, or (iii) is independently developed by the Recipient or any of its Permitted Recipients, (d) to enable it to enforce or otherwise exercise any of its rights and remedies under any Note Document, or (e) as consented to by the Issuer. Notwithstanding anything to the contrary set forth in this Section 10.18 or otherwise, nothing herein shall prevent a Recipient or its Permitted Recipients from complying with any legal requirements (including, without limitation, pursuant to any rule, regulation, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise) to disclose any Confidential Information; provided, however, that in each case, Recipient or its Permitted Recipients furnish only that portion of such information which it is advised by such Recipient or its Permitted Recipient’s counsel is required to be disclosed. In addition, the Recipient and its Permitted Recipients may disclose Confidential Information if so requested by a governmental, self-regulatory or supervisory authority. Each Note Party hereby acknowledges and agrees that, subject to the restrictions on disclosure of Confidential Information as provided in this Section 10.18, the Recipient and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Note Parties or otherwise related to their and their Affiliates’ respective business and that nothing herein shall, or shall be construed to, limit the Holders’ or their Affiliates’ ability to make such investments or engage in such businesses.

Notwithstanding any other provision of this Section 10.18, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transactions contemplated by this Agreement and the other Note Documents; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to an understanding of the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

10.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes purchased hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes purchased hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Issuer shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Holders and the Issuer to conform strictly to any applicable usury laws. Accordingly, if any Holder contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Holder’s option be applied to the outstanding amount of the Notes purchased hereunder or be refunded to the Issuer. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Holder exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.21 Patriot Act. Each Holder and the Administrative Agent (for itself and not on behalf of any Holder) hereby notifies each Note Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Note Party, which information includes the name and address of such Note Party and other information that will allow such Holder or the Administrative Agent, as applicable, to identify such Note Party in accordance with the Patriot Act.

10.22 Disclosure. Each Note Party and each Holder hereby acknowledges and agrees that Administrative Agent, the Lead Investor and/or their respective Affiliates and their respective Related Funds from time to time may hold investments in, and make loans to, or have other relationships with any of the Note Parties and their respective Affiliates, including the ownership, purchase and sale of Capital Stock in any Note Party or an Affiliate of any Note Party and each Holder hereby expressly consents to such relationships.

10.23 Advertising and Publicity. No Note Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Holders pursuant to this Agreement and the other Note Documents without the prior written consent of the Administrative Agent. Nothing in the foregoing shall be construed to prohibit any Note Party from making any submission or filing which it is required to make by applicable law (including securities laws, rules and regulations) or pursuant to judicial process; provided, that, (a) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (b) unless specifically prohibited by applicable law or court order, the Issuer shall promptly notify Administrative Agent of the requirement to make such submission or filing and provide Administrative Agent with a copy thereof.

10.24 Warrants. Each Note Party, the Administrative Agent and each Holder agree that (a) the Holder Warrants constitute “Investment Units” as that term is defined in section 1273(c)(2) of the Internal Revenue Code, and (b) the issue price of the Investment Unit is $135,800,000, consisting of Tranche A Notes with an aggregate issue price of $123,300,000 and Holder Warrants conveyed on the Closing Date with a fair market value of $12,500,000. None of the Issuer, the Administrative Agent or Holders shall take any position inconsistent with the foregoing on any report, return claim for refund or other filing for federal, state or other Tax purposes unless all such parties agree otherwise or as otherwise may be required (to the satisfaction of all such parties, each in its reasonable discretion) by applicable law. All computations under this Section 10.24 shall be made by the Lead Investor and shall be provided to the Issuer as necessary to enable the Issuer to timely comply with its tax reporting obligations.

10.25 Acknowledgments and Admissions. The Issuer hereby represents, warrants and acknowledges and admits that:

(a) it has been advised by counsel in the negotiation, execution and delivery of the Note Documents;

(b) it has made an independent decision to enter into this Agreement and the other Note Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Holder, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Note Document delivered on or after the date hereof;

(c) there are no representations, warranties, covenants, undertakings or agreements by the Administrative Agent or any Holder as to the Note Documents except as expressly set out in this Agreement;

(d) none of the Administrative Agent or any Holder has any fiduciary obligation toward it with respect to any Note Document or the transactions contemplated thereby;

(e) no partnership or joint venture exists with respect to the Note Documents between any Note Party and the Administrative Agent or any Holder;

(f) the Administrative Agent is not any Note Party’s agent;

(g) Vinson & Elkins L.L.P. is counsel for the Lead Investor and is not counsel for the Administrative Agent or any Note Party;

(h) Holland & Knight LLP is counsel for the Administrative Agent and is not counsel for any Holder or any Note Party

(i) should an Event of Default or Default occur or exist, each of the Administrative Agent and each Holder will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time;

(j) without limiting any of the foregoing, no Note Party is relying upon any representation or covenant by any of the Administrative Agent or any Holder, or any representative thereof, and no such representation or covenant has been made, that any of the Administrative Agent or any Holder will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Note Documents with respect to any such Event of Default or Default or any other provision of the Note Documents; and

(k) the Administrative Agent and the Holders have all relied upon the truthfulness of the acknowledgments in this Section 10.25 in deciding to execute and deliver this Agreement and to become obligated hereunder.

10.26 Third Party Beneficiary. The Note Parties agree that any Person that holds a Holder’s Warrant (each, a “Third Party Beneficiary”) is an express and intended third party beneficiary of the representations, agreements and promises made in this Agreement, which are made for the benefit of Holders, Administrative Agent and each Third Party Beneficiary (which benefits are immediate and not incidental). Except as stated above in this section and in Section 9.7(c), there are no third party beneficiaries of this Agreement.

10.27 Entire Agreement. This Agreement, and the other Note Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

10.28 Transferability of Securities; Restrictive Legend. Each note, certificate or other instrument evidencing the Notes issued by Issuer shall be stamped or otherwise imprinted with a legend in substantially the following forms:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR NOTE HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.”

Notwithstanding the foregoing, the restrictive legend set forth above shall not be required after the date on which the securities evidenced by such note, certificate or other instrument bearing such restrictive legend no longer constitute “restricted securities” (as defined in Rule 144 promulgated under the Securities Act), and upon the request of the Holder of such Notes, Issuer, without expense to such Holder, shall issue a new note, certificate or other instrument as applicable not bearing the restrictive legend otherwise required to be borne thereby.

10.29 Replacement of Notes. Upon receipt by Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, another Holder with a minimum net worth of at least $5,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and, in the case of a Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ISSUER:	ENERGY & EXPLORATION PARTNERS, INC.

By:
	Name:	Hunt Pettit
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

ADMINISTRATIVE AGENT:	CORTLAND CAPITAL MARKET SERVICES LLC

By:
	Name:	Emily Ergang Pappas
	Title:	Associate Counsel

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

LEAD INVESTOR:	HIGHBRIDGE PRINCIPAL STRATEGIES, LLC

By:
	Name:	Don Dimitrievich
	Title:	Managing Director

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

HOLDERS:	HIGHBRIDGE PRINCIPAL STRATEGIES – MEZZANINE PARTNERS II DELAWARE SUBSIDIARY, LLC

By: Highbridge Principal Strategies Mezzanine Partners II GP, L.P., as Manager

By: Highbridge Principal Strategies, LLC, its General Partner

By:
	Name:	Don Dimitrievich
	Title:	Managing Director

HIGHBRIDGE PRINCIPAL STRATEGIES – OFFSHORE MEZZANINE PARTNERS MASTER FUND II, L.P.

By: Highbridge Principal Strategies Mezzanine Partners II Offshore GP, L.P., its General Partner

By: Highbridge Principal Strategies, LLC, its General Partner

By:
	Name:	Don Dimitrievich
	Title:	Managing Director

HIGHBRIDGE PRINCIPAL STRATEGIES – INSTITUTIONAL MEZZANINE PARTNERS II SUBSIDIARY, L.P.

By: Highbridge Principal Strategies Mezzanine Partners II Offshore GP, L.P., its General Partner

By: Highbridge Principal Strategies, LLC, its General Partner

By:
	Name:	Don Dimitrievich
	Title:	Managing Director

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

HIGHBRIDGE PRINCIPAL STRATEGIES – AP MEZZANINE PARTNERS II, L.P.

By: Highbridge Principal Strategies Mezzanine Partners II GP, L.P., its General Partner

By: Highbridge Principal Strategies, LLC, its General Partner

By:
Name:	Don Dimitrievich
Title:	Managing Director

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

APOLLO INVESTMENT CORPORATION

By: Apollo Investment Management, L.P., its Advisor

By:	ACC Management, LLC, its General Partner

By:
Name:	Ted Goldthorpe
Title:	President

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

APPENDIX A

TRANCHE A COMMITMENTS

Holder	Tranche A Commitment	Pro Rata Share
Highbridge Principal Strategies – Mezzanine Partners II Delaware Subsidiary, LLC	$55,730,996.57	39.81%
Highbridge Principal Strategies – Offshore Mezzanine Partners Master Fund II, L.P.	$50,340,124.06	35.96%
Highbridge Principal Strategies – Institutional Mezzanine Partners II Subsidiary, L.P.	$5,404,077.49	3.86%
Highbridge Principal Strategies – AP Mezzanine Partners II, L.P.	$3,524,801.88	2.51%
Apollo Investment Corporation	$25,000,000.00	17.86%

Total	$140,000,000.00	100.00%

APPENDIX A TO NOTE PURCHASE AGREEMENT

APPENDIX B

NOTICE ADDRESSES

HIGHBRIDGE PRINCIPAL STRATEGIES, LLC

40 West 57th Street, 33rd Floor

New York, NY 10019

Attn: Don Dimitrievich

Phone: (212) 287-5491

ENERGY & EXPLORATION PARTNERS, INC.

Two City Place, Suite 1700

One Hundred Throckmorton St.

Fort Worth, TX 76102

Attn: Tom McNutt

Phone: (817) 789-6712

CORTLAND CAPITAL MARKET SERVICES LLC

225 West Washington Street, 21ST FLOOR

Chicago, IL 60606

Attn: Ryan Morick

E-mail: RYAN.MORICK@CORTLANDGLOBAL.COM

Phone: (312) 564-5072

APOLLO INVESTMENT CORPORATION

c/o Apollo Management, L.P.

9 W 57TH Street

New York, NY 10019

Attn: Joseph Glatt

APPENDIX B TO NOTE PURCHASE AGREEMENT

Schedule 4.1

Jurisdictions of Organization and Qualification

ENXP LLC

•	Delaware (Jurisdiction of Organization)

•	Texas

•	Wyoming

•	Montana

•	Colorado

Energy & Exploration Partners, Inc.

•	Delaware (Jurisdiction of Organization)

•	Texas

Energy & Exploration Partners Operating, LP

•	Texas (Jurisdiction of Organization)

•	Colorado

Energy & Exploration Partners Operating GP, LLC

•	Texas (Jurisdiction of Organization)

Schedule 4.2

Capital Stock and Ownership

Ownership of ENXP LLC (Limited Liability Company)

Energy & Exploration Partners, Inc. is the sole member of the Borrower. (100%)

Ownership of Energy & Exploration Partners, Inc.

Holder	Shares of Common Stock	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Warrants to Purchase Series A Preferred Stock	Warrants to Purchase Series B Preferred Stock
H PETTIT HC, Inc.	3
Oso + Toro Multi Strategy Fund Series Interests of the SALI Multi-Series Fund II 3(c)(1), L.P.	56,604
Oso + Toro Multi Strategy Fund (Tax Exempt) Segregated Portfolio of SALI Multi-Series Fund SPC, Ltd.	37,736
Carl Lasner	943
Jason Roberts	5,050
Zachary Burk Lowe	2,358
Janice Boswell Wueste	717
Laura Pettit	360
Matthew F. Ledbetter	897
Amber Boswell	8,804
Brian Nelson	50,000
David Patty	25,000
Robert Karpman	15,000
Tom McNutt	10,000
Scott Burk	2,500
Joseph C. Daches	10,000
Chad Galloway	5,000
Lawrence B. Van Ingen	2,500
Steve Wilson	2,500
John Evans	2,500
Cody Smith	2,500
John Foster Pettit, Jr.	1,169
Elizabeth Pettit LaVaccare	1,169
Pamela Noelle Pennington	1,169
Sylvia Signor Family Trust	4,678
Sylvia Signor Education Trust	9,356

Holder	Shares of Common Stock	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Warrants to Purchase Series A Preferred Stock	Warrants to Purchase Series B Preferred Stock
Pettit 2012 Children’s Trust	43,588
Pettit 2012 Family Trust	197,899
Highbridge Principal Strategies – Mezzanine Partners II Delaware Subsidiary, LLC				82,138	24,958
Highbridge Principal Strategies – AP Mezzanine Partners II, L.P.				3,996	2,928
ENXP Offshore, L.P.				55,836	40,914
ENXP Institutional, L.P.				5,993	4,391
Apollo Investment Corporation				48,077

Ownership of Energy & Exploration Partners Operating, LP

The Borrower, ENXP LLC, is a limited partner of Energy & Exploration Partners Operating, LP (99%).

Energy & Exploration Partners Operating GP, LLC is the general partner of Energy & Exploration Partners Operating, LP (1%).

Ownership of Energy & Exploration Partners Operating GP, LLC

The Borrower, ENXP LLC, is the sole member of Energy & Exploration Partners Operating, LP (100%).

Schedule 4.5

Governmental and Other Consents

Acquisition Agreement

Leases Consent

1.	Oil and Gas Lease dated September 20, 2011 between THOMAS R BULLARD, as Lessor, and Borrower as Lessee with respect to 32.82 acres in MADISON County, Texas and recorded in Volume 1115, Page 123 of the Official Public Records, MADISON County, Texas.

2.	Oil and Gas Lease dated April 01, 2010 between THOMAS R BULLARD, ET AL, as Lessor, and Borrower as Lessee with respect to 755 acres in MADISON County, Texas and recorded in Volume 1022, Page 28 of the Official Public Records, MADISON County, Texas.

3.	Oil and Gas Lease dated December 13, 2010 between TOMMIE JO MANNING, ET AL, as Lessor, and Borrower as Lessee with respect to 94.105 acres in MADISON County, Texas and recorded in Volume 1059, Page 119 of the Official Public Records, MADISON County, Texas.

Governmental Consent

1.	Railroad Commission of Texas Form P-4 in regards to the Theiss Lease, Well 1.

2.	Railroad Commission of Texas Form P-4 in regards to the Theiss A Lease, Well 1H

3.	Railroad Commission of Texas Form P-4 in regards to the Rasco, G.D. Lease, Well 1.

4.	Railroad Commission of Texas Form P-4 in regards to the Rasco, G.D. & Annie Lease, Well 2.

5.	Railroad Commission of Texas Form P-4 in regards to the Rasco, G.D. & Annie Lease, Well 3.

6.	Railroad Commission of Texas Form P-4 in regards to the Rasco, G.D. Lease, Well 4.

7.	Railroad Commission of Texas Form P-4 in regards to the Mcvey Unit A Lease, Well 2H.

8.	Railroad Commission of Texas Form P-4 in regards to the Center Ranch A Lease, Well 1H.

9.	Railroad Commission of Texas Form P-4 in regards to the Bullard, WC Lease, Well A 1H.

CEU Huntsville Agreements

ENXP LLC to provide notice of the Transaction to CEU Huntsville, LLC immediately after the closing of the Transaction pursuant to the Purchase and Sale Agreement dated August 23, 2012 by and between ENXP LLC and CEU Huntsville, LLC as amended by the First Amendment to Purchase and Sale Agreement dated September 28, 2012 by and between ENXP LLC and CEU Huntsville, LLC.

Schedule 4.7

Financial Information

Taxes owed with respect to the Issuer’s 2012 Federal Tax Return. The estimated amount of federal taxes for 2012 is approximately $5.7 million.

Gas Gathering Contract (Woodbine Systems) dated January 1,2012 between Chesapeake Exploration L.L.C., as Producer, and Mockingbird Midstream Gas Services, L.L.C., as Gatherer

Gas Gathering Contract (North Zulch) dated January 1, 2012 between Chesapeake Energy Marketing, Inc., Chesapeake Operating, Inc., and Chesapeake Exploration L.L.C., collectively as Producer, and Texas Midstream Gas Services, L.L.C., as Gatherer

Schedule 4.9

Material Adverse Effect

None.

Schedule 4.10

Restricted Junior Payments

Taxes owed with respect to the Issuer’s 2012 Federal Tax Return. The estimated amount of federal taxes for 2012 is approximately $5.7 million.

Schedule 4.11

Adverse Proceedings

None.

Schedule 4.12

Payment of Taxes

Filed extension with respect to 2012 Federal Tax Return. Expected tax payment on Federal Tax payment on Federal tax return filed on or before September 15, 2013 is $5.7 million.

Schedule 4.16

Material Contracts

Investment Banking

1.	Letter Agreement dated March 7, 2012 by and between ENXP LLC and Canaccord Genuity Inc. as amended by the Amended Letter Agreement dated October 1, 2012 between Canaccord Genuity Inc. and ENXP LLC.

Purchase and Sale Agreement and/or JOA

1.	Purchase and Sale Agreement (Non-Producing Properties) dated March 5, 2012 by and between ENXP LLC and RWG Energy, Inc. as amended by the First Amendment to Purchase and Sale Agreement dated April 19, 2012 by and between ENXP LLC and Halcón Energy Properties, Inc., the Second Amendment to Purchase and Sale Agreement dated May 10, 2012 by and between ENXP LLC and Halcón Energy Properties, Inc., the Third Amendment to Purchase and Sale Agreement dated May 24, 2012 by and between ENXP LLC and Halcón Energy Properties, Inc. and the Fourth Amendment to Purchase and Sale Agreement dated June 21, 2012 by and between ENXP LLC and Halcón Energy Properties, Inc and the Fifth Amendment to Purchase and Sale Agreement dated July 16, 2012 by and between ENXP LLC and Halcón Energy Properties and the Sixth Amendment to Purchase and Sale Agreement dated July 31, 2012 by and between ENXP LLC and Halcón Energy Properties and the Seventh Amendment to Purchase and Sale Agreement dated August 29, 2012 by and between ENXP LLC and Halcón Energy Properties and the Eighth Amendment to Purchase and Sale Agreement dated September 13, 2012 by and between ENXP LLC and Halcón Energy Properties and the Ninth Amendment to Purchase and Sale Agreement dated September 17, 2012 by and between ENXP LLC and Halcón Energy Properties.

2.	Letter Agreement Regarding Contingent Payment dated March 4, 2012 from ENXP LLC to Halcón Energy Properties, Inc.

3.

Operating Agreement dated April 19, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc. and ENXP LLC as amended by the First Amendment to Operating Agreement effective April 19, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc. and ENXP LLC and as amended by the Second Amendment to Operating Agreement effective June 21, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc. and ENXP LLC and as amended by the Third Amendment to Operating Agreement effective July 31, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc. and ENXP LLC and as amended and ratified by the Fourth

Amendment and Ratification of Operating Agreement by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc., CEU Hunstsville, LLC and ENXP LLC effective August 23, 2012 and as amended by the Fifth Amendment to Operating Agreement by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc., CEU Hunstsville, LLC and ENXP LLC effective September 28, 2012.

4.	AMI Agreement Woodbine Phase II Area dated June 29, 2012 between ENXP LLC and Halcón Energy Properties as amended by First Amendment to AMI Agreement Woodbine Phase II Area dated July 31, 2012 between ENXP LLC and Halcón Energy Properties.

5.	Operating Agreement dated June 1, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc. and ENXP LLC as ratified by the Ratification of Operating Agreement effective August 23, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc., CEU Huntsville, LLC and ENXP LLC and as amended and ratified by the First Amendment and Ratification of Operating Agreement (AMI 2 Leases) effective September 28, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc., CEU Huntsville, LLC and ENXP LLC and by the Second Amendment and Ratification of Operating Agreement (CH4 AMI 2 Leases) effective September 1, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc., CEU Huntsville, LLC and ENXP LLC.

6.	Purchase and Sale Agreement dated August 23, 2012 by and between ENXP LLC and CEU Huntsville, LLC as amended by the First Amendment to Purchase and Sale Agreement dated September 28, 2012 by and between ENXP LLC and CEU Huntsville, LLC.

7.	Purchase and Sale Agreement dated September 10, 2012 by and between ENXP LLC and Chesapeake Exploration, L.L.C., Arcadia Resources, L.P. and Jamestown Resources, L.L.C. as amended and restated by Amendment and Restated Purchase and Sale Agreement dated October 8, 2012 by and between ENXP LLC and Chesapeake Exploration, L.L.C., Arcadia Resources, L.P. and Jamestown Resources, L.L.C. and amended by First Amendment to Amendment and Restated Purchase and Sale Agreement dated December 28, 2012 by and between ENXP LLC and Chesapeake Exploration, L.L.C., Arcadia Resources, L.P. and Jamestown Resources, L.L.C..

8.	Wellbore Specific Declaration of Pooling dated November 29, 2011 by Petroleum Development Corporation to ENXP LLC.

9.	Operating Agreement effective as of November 1, 2011 between Petroleum Development Corporation and the ENXP LLC (Moss 14-16H).

10.	Operating Agreement effective as of June 30, 2011 by and between Carrizo (Niobrara) LLC and ENXP LLC, together with exhibits and attachments thereto/

Insurance

1.	Property & Casualty Coverage for term November 30, 2012 – 2013 by McGriff, Seibels & Williams of Texas, Inc.

2.	Workers’ Compensation & Employers Liability Insurance from November 30, 2012 to November 30, 2013, Berkley Regional Insurance Company as insurer, by McGriff, Seibels & Williams of Texas, Inc.

3.	Commercial General Liability from November 30, 2012 to November 30, 2013, Berkley Regional Insurance Company as insurer, by McGriff, Seibels & Williams of Texas, Inc.

4.	Commercial Automobile Liability from November 30, 2012 to November 30, 2013, Berkley Regional Insurance Company as insurer, by McGriff, Seibels & Williams of Texas, Inc.

5.	Umbrella Liability Insurance from November 30, 2012 to November 30, 2013, Berkley Regional Insurance Company as insurer, by McGriff, Seibels & Williams of Texas, Inc.

6.	Commercial Property Insurance from November 30, 2012 to November 30, 2013, Berkley Regional Insurance Company as insurer, by McGriff, Seibels & Williams of Texas, Inc.

7.	Inland Marine Insurance from November 30, 2012 to November 30, 2013, Berkley Regional Insurance Company as insurer, by McGriff, Seibels & Williams of Texas, Inc.

8.	Directors & Officers Liability Policy, Travelers Casualty and Surety Company of America, from November 30, 2012 to May 30, 2013 by McGriff, Seibels & Williams of Texas, Inc.

9.	Control of Well Policy, J.H. Blades & Co., Inc. from October 1, 2012 to November 30, 2012 by McGriff, Seibels & Williams of Texas, Inc.

Human Resources

1.	Client Service Agreement dated May 1, 2012 between Insperity PEO Services, L.P. and ENXP LLC

Other

1.	Letter Agreement dated June 26, 2012, among Petro Capital XXV, LLC, ENXP LLC, Energy & Exploration Partners, LP and North American Shale Investment Fund, LP

2.	Equity Kicker Letter dated as of June 26, 2012 among ENXP LLC and Guggenheim Corporate Funding, LLC amended by First Amendment to Equity Kicker Letter dated July 11, 2012 among ENXP LLC and Guggenheim Corporate Funding, LLC.

3.	Master Geophysical Data-Use License (Multiple Transactions) dated October 23, 2012 between CGGVeritas Land (U.S.) Inc. and ENXP LLC and supplemented by Supplement No. VLS-001 effective October 24, 2012 between ENXP LLC and CGGVeritas Land (U.S.) Inc.

Acquisition Contracts

1.	Operating Agreement by and between Decker Operating Co., L.L.C and Chesapeake Exploration, L.L.C. dated August 21, 2012.

Gas Gathering

2.	Gas Gathering Contract (Woodbine Systems) dated January 1,2012 between Chesapeake Exploration L.L.C., as Producer, and Mockingbird Midstream Gas Services, L.L.C., as Gatherer

3.	Gas Gathering Contract (North Zulch) dated January 1, 2012 between Chesapeake Energy Marketing, Inc., Chesapeake Operating, Inc., and Chesapeake Exploration L.L.C., collectively as Producer, and Texas Midstream Gas Services, L.L.C., as Gatherer

Gas Transportation/Plant/Purchasing

4.	Contract No. 9154-100 Gas Purchase and Gas Processing Contract dated June 1, 2011 between Chesapeake Energy Marketing, Inc. (“Seller”), Chesapeake Exploration, L.L.C. (“Producer”), ETC Texas Pipeline, Ltd. (“Buyer”)

5.	Individual Transaction Confirmation to Gas Purchase and Gas Processing Contract dated June 1, 2011 between Chesapeake Energy Marketing, Inc. (“Seller”), Chesapeake Exploration, L.L.C. (“Producer”), ETC Texas Pipeline, Ltd. (“Buyer”)

Schedule 4.21

Brokers

None.

Schedule 4.25

Insurance Policy	Limits	Retentions
Commercial General Liability	$ 2,000,000 General Aggregate Limit	$ NIL
	$ 2,000,000 Products-Completed Operations Aggregate Limit
	$ 1,000,000 Personal & Advertising Injury Limit
	$ 1,000,000 Each Occurrence Limit
	$ 100,000 Damage to Premises Rented to You Limit
	$ 5,000 Medical Expenses Limit

Commercial Umbrella	3,000,000 Each Occurrence	$10,000.00
	$ 3,000,000 Personal Advertising Injury Limit (Any
	$ 3,000,000 Other Aggregate Limit (Except Covered
	$ 3,000,000 Products-Completed Operations

Workers’ Compensation and Employers’ Liability	Part I – Workers’ Compensation Statutory	$ NIL

	Part II – Employers’ Liability	$ NIL
	$ 1,000,000 Bodily Injury by Accident Each Accident
	$ 1,000,000 Bodily Injury by Disease Policy Limit
	$ 1,000,000 Bodily Injury by Disease Each Employee

Business Automobile Liability	$ 1,000,000 Liability, Covered Autos 8 and 9	$ NIL

Property	Business Personal Property	$1,000.00
	$ 1,000,000 Limit of Insurance

Inland Marine (Electronic Data Processing)	$ 500,000 Limit	$1,000.00

Directors and Officers	$ 3,000,000 Limit of Liability	$ 0 for each Claim under Insuring Agreement A

Liability
	$ 100,000 Investigation Expense Limit of Liability	$ 15,000 for each Claim under Insuring Agreement B
	$ 1,000,000 Supplemental Personal Indemnification Coverage	$ 15,000 for each Claim under Insuring Agreement C

Energy Package Program

Section 1
A. Control of Well
B. Redrilling / Extra Expense
C. Pollution and Cleanup
US $3MM (100%) any one occ. CSL iro wells with completed well Cost AFE of $1MM or less
US $5MM (100%) any one occ. CSL iro wells with completed well cost AFE more than $1MM and up to and incl. $1.5MM

US $10MM (100%) any one occ. CSL iro wells with completed well cost AFE more than $1.5MM and up to and incl. $3MM

	US $15MM (100%) any one occ. CSL iro wells with completed well cost AFE more than $3MM and up to and incl. $5MM	US $150,000 (100%) any one occ. iro rating Area 1 but US $200,000 (100%) iro Eagle Ford Ext and Wolfcamp Wells

US $20MM (100%) any one occ. CSL iro wells with completed well cost AFE more than $5MM and up to and incl. $6.5MM

US $25MM (100%) any one occ. CSL iro wells with completed well cost AFE more than $6.5MM and up to and incl. $8MM

US $30MM (100%) any one occ. CSL iro wells with completed well cost AFE more than $8MM

All other wells insured
	US $3MM(100%) any one occ. CSL iro well in Niobrara, CO	US $100,000 (100%) any one occ. iro rating Area 1 and 2 US $100,000 (100%) any one occ. iro care, custody, and control
US $10MM (100%) any one occ. CSL Iro Texas vertical wells
US $25MM (100%) any one occ. CSL Iro Texas horizontal wells

Section 2
Oil and Gas Well Lease
Onshore Property and Business Interruption

US $25,000 (100%) any one occ. iro scheduled items with a value less than US $500,000 (100%), otherwise US $50,000 (100%) any one occ., but 30 days waiting period any one accident or occ. iro business interruption extension

None Scheduled

Care, Custody and Control

	US $3MM (100%) any one occ. separate add’l. limit iro ccc	US $100,000 (100%) any one occ. iro care, custody, and control

Schedule 4.28

Swap Agreements

None.

Schedule 4.29

Permits

Railroad Commission of Texas Form P-4 in regards to the Theiss Lease, Well 1.

Railroad Commission of Texas Form P-4 in regards to the Theiss A Lease, Well 1H

Railroad Commission of Texas Form P-4 in regards to the Rasco, G.D. Lease, Well 1.

Railroad Commission of Texas Form P-4 in regards to the Rasco, G.D. & Annie Lease, Well 2.

Railroad Commission of Texas Form P-4 in regards to the Rasco, G.D. & Annie Lease, Well 3.

Railroad Commission of Texas Form P-4 in regards to the Rasco, G.D. Lease, Well 4.

Railroad Commission of Texas Form P-4 in regards to the Mcvey Unit A Lease, Well 2H.

Railroad Commission of Texas Form P-4 in regards to the Center Ranch A Lease, Well 1H.

Railroad Commission of Texas Form P-4 in regards to the Bullard, WC Lease, Well A 1H.

Schedule 4.30

Name and Places of Business

Address information for all Note Parties

Current Physical Address:

(Effective February 2012)

Two City Place

100 Throckmorton, Suite 1700

Fort Worth, Texas 76102

Current Mailing Address:

P.O. Box 471428

Fort Worth, Texas 76147

Previous Physical Address:

(Effective August 2009)

6706 Camp Bowie Blvd.

Fort Worth, Texas 76116

(Before August 2009)

3821 Lenox Drive

Fort Worth, Texas 76107

Jurisdictional/Organizational Information

Name	Trade Name	Jurisdiction of Organization	Organizational Identification Number	Federal Taxpayer Identification Number

ENXP LLC	None.	Delaware	4109766	27-1788621
Energy & Exploration Partners, Inc.	None.	Delaware	5192355	80-0839466
Energy & Exploration Partners Operating GP, LLC	None.	Texas	801427636	46-0874266
Energy & Exploration Partners Operating, LP	None.	Texas	801436795	46-0264049

Schedule 4.31

Marketing of Production

Gas Gathering Contract (Woodbine Systems) dated January 1,2012 between Chesapeake Exploration L.L.C., as Producer, and Mockingbird Midstream Gas Services, L.L.C., as Gatherer

Gas Gathering Contract (North Zulch) dated January 1, 2012 between Chesapeake Energy Marketing, Inc., Chesapeake Operating, Inc., and Chesapeake Exploration L.L.C., collectively as Producer, and Texas Midstream Gas Services, L.L.C., as Gatherer

Schedule 4.32

Right to Receive Payment for Future Production

Facilities Construction Agreement letter dated October 10, 2011 between Mockingbird Midstream Gas Services, L.L.C. and ETC Texas Pipeline, Ltd. 38,000MMBTU requirement not yet satisfied, potential for up to $15,200 liability (38,000MMBTU @ $0.40/MMBTU)

Schedule 6.15

APOD

ATTACHED

Schedule 6.15: ENXP Approved Plan of Development April 2013-December 2013

***

***	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Schedule 7.10

Transactions with Affiliates

Overriding Royalty Interests

1.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between ENXP LLC as Assignor and Karpman Enterprises, LP, CDA Energy, LLC, DLP Resources, LLC, Alpine Ventures International, LLC, Pettit 2012 Children’s Trust, BHP Consulting LP as Assignees of the Official Public Records, Weld County, Colorado.

2.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between ENXP LLC as Assignor and Karpman Enterprises, LP, CDA Energy, LLC, DLP Resources, LLC, Alpine Ventures International, LLC, Pettit 2012 Children’s Trust, BHP Consulting LP as Assignees of the Official Public Records, Goshen and Laramie Counties, Wyoming.

3.	Stipulation of Interest entered into August 20, 2012 by and between ENXP LLC, Halcón Energy Properties, Inc. and KSJR, LLC, Karpman Enterprises, LP, CDA Energy, LLC, DLP Resources, LLC, Alpine Ventures International, LLC, Indy Exploration II, LLC Pettit 2012 Children’s Trust, BHP Consulting LP, Brian Corbett Nelson of the Official Public Records, Grimes, Madison and Walker Counties, Texas.

4.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between ENXP LLC as Assignor and Tom D. McNutt, Charlotte Brandenburg, Carey Hewitt as Assignees of the Official Public Records, Grimes, Madison and Walker Counties, Texas.

5.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between TDM Holding, LLC as Assignor and KSJR, LLC, Karpman Enterprises, LP, CDA Energy, LLC, DLP Resources, LLC, Alpine Ventures International, LLC, Indy Exploration II, LLC Pettit 2012 Children’s Trust, BHP Consulting LP, Brian Corbett Nelson, Tom D. McNutt, Charlotte Brandenburg, Carey Hewitt as Assignees of the Official Public Records, Grimes, Madison and Walker Counties, Texas.

6.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between ENXP LLC as Assignor and KSJR, LLC, Karpman Enterprises, LP, CDA Energy, LLC, DLP Resources, LLC, Alpine Ventures International, LLC, Brian Corbett Nelson, Tom D. McNutt, Gerrold Scott Burk, John C. Evans, Joe Daches as Assignees of the Official Public Records, Grimes and Madison Counties, Texas.

7.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between ENXP LLC as Assignor and KSJR, LLC, Karpman Enterprises, LP, CDA Energy, LLC, DLP Resources, LLC, Alpine Ventures International, LLC, Pettit 2012 Children’s Trust, BHP Consulting LP, Brian Corbett Nelson, Tom D. McNutt, Charlotte Brandenburg, Carey Hewitt as Assignees of the Official Public Records, Lynn County, Texas.

8.	Assignment of Overriding Royalty Interest(Multiple Assignees) effective on the date of each lease between ENXP LLC as Assignor and Oso+Toro Multistrategy Fund Series Interest of the SALI Multiseries Fund II 3(C1) LP, Oso+ Taro Multistrategy Fund (Tax Exempt) Segregated Portfolio of the SALI Multiseries Fund SPC Ltd, Carl Lasner, Zachary Burk Lowe, Jason Roberts as Assignees of the Official Public Records, Weld County, Colorado.

9.	Assignment of Overriding Royalty Interest(Multiple Assignees) effective on the date of each lease between ENXP LLC as Assignor and Oso+Toro Multistrategy Fund Series Interest of the SALI Multiseries Fund II 3(C1) LP, Oso+ Taro Multistrategy Fund (Tax Exempt) Segregated Portfolio of the SALI Multiseries Fund SPC Ltd, Carl Lasner, Zachary Burk Lowe, Jason Roberts as Assignees of the Official Public Records, Goshen and Laramie Counties, Wyoming.

10.	Assignment of Overriding Royalty Interest(Multiple Assignees) effective on the date of each lease between ENXP LLC as Assignor and Oso+Toro Multistrategy Fund Series Interest of the SALI Multiseries Fund II 3(C1) LP, Oso+ Taro Multistrategy Fund (Tax Exempt) Segregated Portfolio of the SALI Multiseries Fund SPC Ltd, Carl Lasner, Zachary Burk Lowe, Jason Roberts as Assignees of the Official Public Records, Lynn County, Texas.

11.	Assignment of Overriding Royalty Interest(Multiple Assignees) effective on the date of each lease between ENXP LLC as Assignor and Oso+Toro Multistrategy Fund Series Interest of the SALI Multiseries Fund II 3(C1) LP, Oso+ Taro Multistrategy Fund (Tax Exempt) Segregated Portfolio of the SALI Multiseries Fund SPC Ltd, Carl Lasner, Zachary Burk Lowe, Jason Roberts as Assignees of the Official Public Records, Grimes, Madison and Walker Counties, Texas.

12.	Assignment of Overriding Royalty Interest(Multiple Assignees) effective on the date of each lease between TDM Holding, LLC as Assignor and Oso+Toro Multistrategy Fund Series Interest of the SALI Multiseries Fund II 3(C1) LP, Oso+ Taro Multistrategy Fund (Tax Exempt) Segregated Portfolio of the SALI Multiseries Fund SPC Ltd, Carl Lasner, Zachary Burk Lowe, Jason Roberts as Assignees of the Official Public Records, Grimes, Madison and Walker Counties, Texas.

Stockholders Agreement

1.	Stockholders Agreement entered into as of August 22, 2012 by and among Issuer and all of the owners of the capital stock of the Company and adopted through Adoption Agreement between Cody Smith and Issuer executed February 15, 2013 and adopted through Adoption Agreement between John Evans and Issuer executed September 6, 2012 and adopted through Adoption Agreement between Pettit 2012 Family Trust and Issuer executed October 8, 2012 and adopted through Adoption Agreement between Pettit 2012 Children’s Trust and Issuer executed October 8, 2012 and adopted through Adoption Agreement between Sylvia Sigor Education Trust and Issuer executed October 8, 2012 and adopted through Adoption Agreement between Sylvia Sigor Family Trust and Issuer executed October 8, 2012 and adopted through Adoption Agreement Chad Galloway and Issuer executed September 6, 2012 and adopted through Adoption Agreement between Steve Wilson and Issuer executed September 6, 2012 and adopted through Adoption Agreement between Laurie Van Ingen and Issuer executed September 6, 2012 and adopted through Adoption Agreement between Joe Daches and Issuer executed September 4, 2012.

Restricted Stock Awards

1.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated August, 22, 2012 by and between Issuer and Brian Nelson as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between Issuer and Brian Nelson.

2.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated August, 22, 2012 by and between Issuer and David Patty as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between Issuer and David Patty.

3.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated August, 22, 2012 by and between Issuer and Robert Karpman as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between Issuer and Robert Karpman.

4.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated August, 22, 2012 by and between Issuer and Tom McNutt as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between Issuer and Tom McNutt.

5.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated August, 22, 2012 by and between Issuer and Scott Burk as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between Issuer and Scott Burk.

6.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated September, 04, 2012 by and between Issuer and Joseph C. Daches as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between Issuer and Joseph C. Daches.

7.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated September, 06, 2012 by and between Issuer and Chad Galloway as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between Issuer and Chad Galloway.

8.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated September, 06, 2012 by and between Issuer and Lawrence B. Van Ingen as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between Issuer and Lawrence B. Van Ingen.

9.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated September, 06, 2012 by and between Issuer and Steve Wilson as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between Issuer and Steve Wilson.

10.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated September, 06, 2012 by and between Issuer and John Evans as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between Issuer and John Evans.

11.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated February, 15, 2013 by and between Issuer and Cody Smith.

12.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan.

EXHIBIT A

NOTE PURCHASE NOTICE

                 , 201

Energy & Exploration Partners, Inc., a Delaware corporation (the “Issuer”), pursuant to Section 2.3 of the Note Purchase Agreement dated as of April 8, 2013 (together with all amendments, restatements, supplements or other modifications thereto, the “Note Purchase Agreement”) among the Issuer, Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”) and the Holders (the “Holders”) that are or become parties thereto (unless otherwise defined herein, each capitalized term used herein shall have the meaning specified in the Note Purchase Agreement), hereby sell Notes as follows:

(a)	Aggregate amount of Notes to be sold is $[ ].

(b)	Date the Notes are to be sold is [ ], 201[ ].

Attached to this Note Purchase Notice are (i) a general description of anticipated costs to be covered by the proceeds of the Notes, and (ii) a list of the Oil and Gas Properties on the APOD on which such proceeds are to be spent. All capitalized terms not otherwise defined herein shall have the meanings specified in the Note Purchase Agreement.

The undersigned certifies that he/she is the [            ] of the Issuer, and that as such he/she is authorized to execute this certificate on behalf of the Issuer. The undersigned further certifies, represents and warrants on behalf of the Issuer that:

1. The Issuer is entitled to sell Notes under the terms and conditions of the Note Purchase Agreement.

2. As of the date of this Note Purchase Notice, except as set forth in the Schedules to the Note Purchase Agreement, each representation and warranty contained in Section 4 of the Note Purchase Agreement (excluding any representations and warranties that expressly refer to a different date) is true and correct in all material respects.

3. As of the date of Note Purchase Notice, no Default or Event of Default has occurred and is continuing.

4. Except as reflected in the Schedules to the Note Purchase Agreement, since December 31, 2013, there has occurred no event, act or condition which has had or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

5. Both before and after giving effect to the sale of Notes requested pursuant to this Note Purchase Notice, the Issuer is Solvent.

6. The proceeds of any funds requested pursuant to this Note Purchase Notice will only be used in accordance with the APOD.

[Signature page follows.]

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

Signature page to Note Purchase Notice

EXHIBIT B

[RESERVED]

EXHIBIT C

FORM OF TRANCHE A NOTE

$ [ ]	, 201

FOR VALUE RECEIVED, Energy & Exploration Partners, Inc., a Delaware corporation (the “Issuer”), hereby promises to pay to [            ] (the “Holder”) or its registered assigns, at the principal office of Cortland Capital Market Services LLC (the “Administrative Agent”), the principal sum of [            ] Dollars ($[        ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Notes purchased by the Holder from the Issuer under the Note Purchase Agreement as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Note Purchase Agreement, and to pay interest on the unpaid principal amount of this Note, at such office, in like money and funds, for the period commencing on the date of the purchase of this Note until this Note shall be paid in full, at the rates per annum and on the dates provided in the Note Purchase Agreement.

The date and amount of this Note, and each payment made on account of the principal thereof, shall be recorded by the Holder on its books and, prior to any transfer of this Note, may be endorsed by the Holder on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Holder. Failure to make any such notation or to attach a schedule shall not affect the Holder’s or the Issuer’s rights or obligations in respect of this Note or affect the validity of such transfer by the Holder of this Note.

This Note is one of the Tranche A Notes referred to in the Note Purchase Agreement dated as of April 8, 2013 (such Note Purchase Agreement as the same may be amended, supplemented or restated from time to time, the “Note Purchase Agreement”) among the Issuer, the Administrative Agent, and the holders signatory thereto (including the Holder). Capitalized terms used in this Note have the respective meanings assigned to them in the Note Purchase Agreement.

This Note is issued pursuant to the Note Purchase Agreement and is entitled to the benefits provided for in the Note Purchase Agreement and the other Note Documents. The Note Purchase Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of this Note upon the terms and conditions specified therein and other provisions relevant to this Note.

The ownership of an interest in this Note shall be registered in the Register. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is made in accordance with the terms and conditions of the Note Purchase Agreement, is registered in the Register and the transferee is identified as the owner of an interest in the obligation. The Holder or its agent shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

Signature Page

Tranche A Note

EXHIBIT D

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the              of Energy & Exploration Partners, Inc., a Delaware corporation (the “Issuer”), and that as such he/she is authorized to execute this certificate on behalf of the Issuer. With reference to Section 6.1(e) of the Note Purchase Agreement dated as of April 8, 2013 (together with all amendments, restatements, supplements or other modifications thereto being the “Note Purchase Agreement”) among the Issuer, Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”), and the Holders from time to time parties thereto, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Note Purchase Agreement unless otherwise specified):

(a) As of the date hereof, no Default or Event of Default has occurred and is continuing [or specify Default and describe].

(b) Attached hereto as Annex A are the detailed computations necessary to determine whether the Issuer is in compliance with Section 7.6 of the Note Purchase Agreement as of the end of the Fiscal Quarter ending [        ].

EXECUTED AND DELIVERED this [            ] day of [    ], 201[    ].

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

Exhibit D

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL QUARTER ENDING [mm/dd/yy] (the “Compliance Date”)

1.	Interest Coverage Ratio

Actual:	. :1.00
Required:	. :1.00

2.	Production Volumes

Actual:
Required:

3.	PDP Asset Coverage Ratio

Actual:	. :1.00
Required:	. :1.00

4.	Proved Reserves Asset Coverage Ratio

Actual:	. :1.00
Required:	. :1.00

5.	General and Administrative Costs.

Actual:
Required:

6.	Total Leverage Ratio.

Actual:	. :1.00
Required:	. :1.00

7.	Current Ratio.

Actual:	. :1.00
Required:	1.00:1.00

8.	Liquidity.

Actual:
Required:	$ 5 million

Exhibit D

EXHIBIT E

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

I am the [            ] of Energy & Exploration Partners, Inc., a Delaware corporation (“Issuer”).

1. The closing date certificate is delivered pursuant to Section 3.1(n) of the Note Purchase Agreement, dated as of April 8, 2013 (as it may be amended, supplemented or otherwise modified, the “Note Purchase Agreement”; the capitalized terms not otherwise defined herein shall have the meanings specified in the Note Purchase Agreement), by and among Issuer, the Holders party thereto from time to time and Cortland Capital Market Services LLC, as administrative agent for the Holders (the “Administrative Agent”).

2. I have reviewed the terms of the Note Purchase Agreement and the definitions and provisions contained in the Note Purchase Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is reasonably necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify, in my capacity as [            ] of Issuer, that as of the date hereof:

(a) as of the Closing Date, the representations and warranties contained in each of the Note Documents are true and correct in all material respects on and as of the Closing Date (or to the extent such representations and warranties specifically relate to an earlier date on and as of such earlier date); and

(b) as of the Closing Date, the Issuer has performed and complied with all covenants, agreements, obligations and conditions contained in the Note Purchase Agreement that are required to be performed or complied with by the Issuer on or before the Closing Date (except as otherwise waived pursuant to Section 9.6).

Exhibit E

The foregoing certifications are made and delivered as of April     , 2013

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

Signature page to Closing Date Certificate

EXHIBIT F

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the             of Energy & Exploration Partners, Inc., a Delaware corporation (“Issuer”), the             of Energy & Exploration Partners, LLC, a Delaware limited liability company (“ENEXP LLC”), and the             of Energy & Exploration Partners Operating GP, LLC, a Texas limited liability company (“Operating GP”), the general partner of Energy & Exploration Partners Operating, LP, a Texas limited partnership (“Operating LP”).

2. Reference is made to that certain Note Purchase Agreement, dated as of April 8, 2013 (as it may be amended, supplemented or otherwise modified, the “Note Purchase Agreement”), by and among Issuer, the Holders party thereto from time to time and Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”). The capitalized terms not otherwise defined herein shall have the meanings specified in the Note Purchase Agreement

3. I have reviewed the terms of Sections 3.1(m) and 4.22 of the Note Purchase Agreement, the term “Solvent” as defined in the Note Purchase Agreement and the other definitions and provisions contained in the Note Purchase Agreement and the other Note Documents relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify, in my capacity as [            ] of the Issuer, the [            ] of the ENEXP LLC, and the [            ] of Operating GP, for itself and in its capacity as the general partner of Operating LP, that as of the date hereof, after giving effect to the consummation of the Transactions, each Note Party is Solvent.

The foregoing certifications are made and delivered as of April     , 2013.

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

Exhibit F

ENERGY & EXPLORATION PARTNERS, LLC

By:
Name:
Title:

ENERGY & EXPLORATION PARTNERS OPERATING GP, LLC

By:
Name:
Title:

ENERGY & EXPLORATION PARTNERS OPERATING, LP

BY: ENERGY & EXPLORATION PARTNERS OPERATING GP, LLC, ITS GENERAL PARTNER

By:
Name:
Title:

Exhibit F

EXHIBIT G

FORM OF GUARANTEE AGREEMENT

(See Attached)

Exhibit G

Execution Version

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT (as it may be amended, restated, supplemented or modified from time to time, this “Guarantee”) is dated as of the 8th day of April, 2013, by each of the undersigned identified on the signature pages hereto as guarantors (together with any other entity that may become a party hereto as provided herein, each a “Guarantor”, and collectively, the “Guarantors”), in favor of Cortland Capital Market Services LLC, as Administrative Agent (in such capacity, the “Administrative Agent”) for the Holders and each of their successors and assigns as permitted pursuant to the Note Purchase Agreement (Administrative Agent, the Holders, and their successors and assigns, collectively, the “Beneficiaries”).

PRELIMINARY STATEMENTS

A. Contemporaneously with the execution and delivery hereof, Energy & Exploration Partners, Inc., a Delaware corporation (the “Issuer”), Administrative Agent, and the holders party thereto (the “Holders”) executed that certain Note Purchase Agreement dated as of the date hereof (as amended, restated, replaced, modified or supplemented from time to time, the “Note Purchase Agreement”) pursuant to which the Issuer agreed to issue and the Holders agreed to purchase the Notes for the purposes set forth therein (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Note Purchase Agreement).

B. The Holders have required, as a condition to purchasing the Notes pursuant to the Note Purchase Agreement, that each Guarantor execute and deliver this Guarantee to guarantee the payment and performance of the Obligations.

C. Each Guarantor has determined that valuable benefits will be derived by it as a result of the Note Purchase Agreement and the purchase of the Notes by the Holders thereunder.

D. Each Guarantor has further determined that the benefits accruing to it from the Note Purchase Agreement exceed such Guarantor’s anticipated liability under this Guarantee.

Accordingly, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, each Guarantor hereby covenants and agrees as follows:

1. Each Guarantor hereby, jointly and severally, absolutely and unconditionally guarantees the prompt, complete and full payment and punctual performance when due of the Obligations (whether at stated maturity, by acceleration or otherwise).

2. Each Guarantor covenants that, so long as any Holder has any Tranche A Commitment or any Exposure under the Note Purchase Agreement, it will, and, if necessary, will enable the Issuer to, fully comply with the conditions, covenants, and agreements applicable to such Guarantor set forth in the Note Purchase Agreement. Notwithstanding any contrary provision in this Guarantee, however, each Guarantor’s maximum liability under this Guarantee is limited, to the extent, if any, required so that its liability is not subject to avoidance under applicable Debtor Relief Laws (as such term is defined in Paragraph 10 hereof).

3. If any Guarantor is or becomes liable for any indebtedness owing by any Note Party to any Beneficiary by endorsement or otherwise than under this Guarantee, such liability shall not be in any manner impaired or affected hereby, and the rights of Beneficiaries hereunder shall be cumulative of any and all other rights that Beneficiaries may ever have against Guarantor. The exercise by any Beneficiary of any right or remedy hereunder or under any other instrument, at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

4. All obligations of each Guarantor hereunder, shall be absolute and unconditional irrespective of:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any of the Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Obligations;

(b) any lack of validity or enforceability relating to or against Issuer, any other Note Party or any other guarantor of any of the Obligations, for any reason related to the Note Purchase Agreement, any other Note Document or any other agreement or instrument governing or evidencing any Obligation, or any Governmental Requirements purporting to prohibit the payment by Issuer, any other Note Party or any other guarantor of the Obligations of the principal of or interest on the Obligations;

(c) any modification or amendment of or supplement to the Note Purchase Agreement or any other Note Document;

(d) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver of or any consent to any departure from the Note Purchase Agreement, any other Note Document or any other agreement or instrument governing or evidencing any Obligation, including any increase or decrease in the rate of interest thereon;

(e) any amendment or waiver of, or consent to departure from, any other guaranty or support document;

(f) any change in the corporate existence, structure or ownership of the Issuer, any other Note Party or any other guarantor of any of the Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Issuer, any other Note Party or any other guarantor of the Obligations, or any of their assets or any resulting release of discharge of any obligation of Issuer, any other Note Party or any other guarantor or any of the Obligations;

(g) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Note Document or the Obligations;

2

(h) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory), except for the defense of complete and irrevocable payment, with respect to the Note Purchase Agreement, any other Note Document, any other agreement or instrument or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Issuer or any Guarantor; or

(i) any other act or omission to act or delay of any kind by Issuer, any other Note Party, any other guarantor of the Obligations, Administrative Agent, any Holder or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

5. In the event of default by Issuer or any other Note Party in payment of the Obligations, or any part thereof, when such Obligations become due, either by its terms or as the result of the exercise of any power to accelerate, each Guarantor shall, on demand, and without further notice of dishonor and without any notice having been given to such Guarantor previous to such demand of the acceptance by Beneficiaries of this Guarantee, and without any notice having been given to such Guarantor previous to such demand of the creating or incurring of such Obligations, pay the amount due thereon to Beneficiaries at Administrative Agent’s office as set forth in the Note Purchase Agreement, and it shall not be necessary for any Beneficiary, in order to enforce such payment by any Guarantor, first, to institute suit or exhaust its remedies against Issuer, any other Guarantor or others liable on such Obligations, to have Issuer joined with any Guarantor in any suit brought under this Guarantee or to enforce its rights against any security which shall ever have been given to secure such indebtedness.

6. Notice to any Guarantor of the acceptance of this Guarantee and of the making, renewing or assignment of the Obligations and each item thereof, are hereby expressly waived by each Guarantor.

7. Each payment on the Obligations shall be deemed to have been made by Issuer unless express written notice is given to the Beneficiaries at the time of such payment that such payment is made by any Guarantor as specified in such notice.

8. If all or any part of the Obligations at any time is secured, each Guarantor agrees that Administrative Agent and/or Holders may at any time and from time to time, at their discretion and with or without valuable consideration, allow substitution or withdrawal of collateral or other security and release collateral or other security or compromise or settle any amount due or owing under the Note Purchase Agreement or amend or modify in whole or in part the Note Purchase Agreement or any Note Document executed in connection with same without impairing or diminishing the Obligations of each Guarantor hereunder. Each Guarantor further agrees that if any Note Party executes in favor of any Beneficiary any collateral agreement, mortgage or other security instrument, the exercise by any Beneficiary of any right or remedy thereby conferred on such Beneficiary shall be wholly discretionary with such Beneficiary, and that the exercise or failure to exercise any such right or remedy shall in no way impair or diminish the obligation of each Guarantor hereunder. Each Guarantor further agrees that Beneficiaries and Administrative Agent shall not be liable for their failure to use diligence in the collection of the Obligations or in preserving the liability of any person liable for the Obligations, and each Guarantor hereby waives presentment for payment, notice of nonpayment, protest and notice thereof (including, notice of acceleration), and diligence in bringing suits against any Person liable on the Obligations, or any part thereof.

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9. Each Guarantor agrees that Beneficiaries, in their discretion, may (i) bring suit against all guarantors (including, without limitation, each Guarantor hereunder) of the Obligations jointly and severally or against any one or more of them, (ii) compound or settle with any one or more of such guarantors for such consideration as Beneficiaries may deem proper, and (iii) release one or more of such guarantors from liability hereunder, and that no such action shall impair the rights of Beneficiaries to collect the Obligations (or the unpaid balance thereof) from other such guarantors of the Obligations, or any of them, not so sued, settled with or released. Each Guarantor agrees, however, that nothing contained in this paragraph, and no action by Beneficiaries permitted under this paragraph, shall in any way affect or impair the rights or Obligations of such guarantors among themselves.

10. The representations and warranties, covenants, and obligations applicable to any Guarantor contained in the Note Purchase Agreement are hereby confirmed and restated, each such representation and warranty, covenant, and obligation, together with all related definitions and ancillary provisions, being hereby incorporated into this Guarantee by reference as though specifically set forth in this paragraph. Each Guarantor represents and warrants that the representations and warranties applicable to such Guarantor set forth in the Section 4 of the Note Purchase Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date. Such representations and warranties shall be deemed to have been renewed at the time of each Note Purchase, as applicable, under the Note Purchase Agreement, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date. As used in this Guarantee, the term “Debtor Relief Laws” means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

11. [Reserved].

12. This Guarantee is for the benefit of the Administrative Agent and the Holders, their successors and assigns permitted under the Note Purchase Agreement, and in the event of an assignment by any Holder (or its successors or assigns) of the Obligations which is permitted under the Note Purchase Agreement, or any part thereof, the rights and benefits hereunder, to the extent applicable to the Obligations so assigned, may be transferred with such Obligations. This Guarantee is binding upon each Guarantor and its successors and assigns.

13. No modification, consent, amendment or waiver of any provision of this Guarantee, nor consent to any departure by any Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the parties required under the Note Purchase Agreement,

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and then shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall, of itself, entitle such Guarantor to any other or further notice or demand in similar or other circumstances. No delay or omission by the Beneficiaries in exercising any power or right hereunder shall impair any such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such power preclude other or further exercise thereof, or the exercise of any other right or power hereunder. All rights and remedies of the Beneficiaries hereunder are cumulative of each other and of every other right or remedy which the Beneficiaries may otherwise have at law or in equity or under any other contract or document, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

14. No provision herein or in any Note, instrument or any other Note Document executed by Issuer or any Guarantor evidencing the Obligations shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate. If any excess of interest in such respect is provided for herein or in any such Note, instrument, or any other Note Document, the provisions of this paragraph shall govern, and neither the Issuer nor any Guarantor shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. The intention of the parties being to conform strictly to any applicable federal or state usury laws now in force, all Notes, instruments and other Note Documents executed by Issuer or any Guarantor evidencing the Obligations shall be held subject to reduction to the amount allowed under said usury laws as now or hereafter construed by the courts having jurisdiction.

15. [Reserved].

16. (a) The liability of each Guarantor under this Guarantee shall in no manner be impaired, affected or released by the insolvency, bankruptcy, making of an assignment for the benefit of creditors, arrangement, compensation, composition or readjustment of any Note Party, or any proceedings affecting the status, existence or assets of any Note Party or other similar proceedings instituted by or against any Note Party and affecting the assets of any Note Party.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Obligations if said proceedings had not been commenced) shall be included in the Obligations because it is the intention of each Guarantor and the Beneficiaries that the Obligations which are guaranteed by each Guarantor pursuant to this Guarantee should be determined without regard to any rule of law or order which may relieve any Note Party of any portion of such Obligations. Each Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Beneficiaries or Administrative Agent, or allow the claim of Beneficiaries or Administrative Agent in respect of, any such interest accruing after the date on which such proceeding is commenced.

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(c) In the event that all or any portion of the Obligations are paid by any Note Party, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Administrative Agent or any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes under this Guarantee.

17. Each Guarantor understands and agrees that any amounts of any Guarantor on account with any Holder may, if an Event of Default shall have occurred and be continuing, be offset to satisfy the obligations of such Guarantor hereunder.

18. Each Guarantor hereby subordinates and makes inferior any and all indebtedness now or at any time hereafter owed by any Note Party to any Guarantor to the Obligations evidenced by the Note Purchase Agreement and agrees if an Event of Default shall have occurred and be continuing, not to permit any Note Party to repay, or to accept payment from any Note Party of, such indebtedness or any part thereof without the prior written consent of Holders. After the occurrence and during the continuance of an Event of Default, each Guarantor further agrees that if Administrative Agent so requests, such indebtedness of Issuer to such Guarantor shall be collected, enforced and received by such Guarantor as trustee for Administrative Agent (for the benefit of the Holders) and shall be paid over to Administrative Agent (for the benefit of the Holders) on account of the Obligations but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guarantee.

19. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Paragraph 20. The provisions of this Paragraph 19 shall in no respect limit the obligations and liabilities of any Guarantor to the Holders, and each Guarantor shall remain liable to the Holders for the full amount guaranteed by such Guarantor hereunder.

20. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Holder, no Guarantor shall be entitled to be subrogated to any of the rights of any Holder against Issuer or any Guarantor or guaranty or right of offset held by any Holder for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from Issuer or any Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Holders by the Note Parties on account of the Obligations are indefeasibly paid in full (other than indemnity obligations not yet due and payable of which Borrower has not received a notice of potential claim) and all commitments to advance funds are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been indefeasibly paid in full, such amount shall be held by such Guarantor in trust for Administrative Agent (for the benefit of the Holders), segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Administrative Agent (for the benefit of the Holders) in the exact form received by such Guarantor (duly endorsed by such Guarantor to Administrative Agent, if required), to be applied against the Obligations whether matured or unmatured.

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21. [Reserved].

22. If any provision of this Guarantee is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, this Guarantee shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Guarantee a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

23. Each Guarantor agrees to pay, and to save the Administrative Agent and the other Holders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, court costs and attorneys’ fees, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Guarantee) incurred because of, incident to, or with respect to, the execution, delivery, enforcement, performance and administration of this Guarantee, to the extent the Issuer would be required to do so pursuant to Section 10.2 or 10.3 of the Note Purchase Agreement. All amounts for which any Guarantor is liable pursuant to this Paragraph 23 shall be due and payable by such Guarantor to the Holders upon demand.

24. This Guarantee, the Note Purchase Agreement and the other Note Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. This Guarantee, the Note Purchase Agreement and the other Note Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

25. (a) THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS GUARANTEE, EACH GUARANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE GUARANTOR AT ITS ADDRESS PROVIDED ON THE SCHEDULES

7

HERETO IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE GUARANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT THE ADMINISTRATIVE AGENT AND THE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

(c) EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER, OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTEE, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS PARAGRAPH 25 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS GUARANTEE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

26. No failure on the part of the Administrative Agent or any other Beneficiary to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under any of the Note Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Note Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The exercise by the Administrative Agent of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any rights of set-off.

27. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.6 of the Note Purchase Agreement.

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28. The provisions of this Guarantee shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and the other Beneficiaries and their respective successors and assigns; provided that such transfers and assignments are permitted by and have been made pursuant to the Note Purchase Agreement.

29. In the event that any one or more of the provisions contained in this Guarantee or in any of the Note Documents to which a Guarantor is a party shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Guarantee or such other Note Document.

30. This Guarantee may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Guarantee by signing any such counterpart.

31. The obligations of the parties under Paragraph 23 shall survive termination of this Guarantee. To the extent that any payments on the Obligations are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the other Beneficiaries’ rights, powers and remedies under this Guarantee shall continue in full force and effect. In such event, this Guarantee shall be automatically reinstated and each Guarantor shall take such action as may be reasonably requested by the Administrative Agent to effect such reinstatement.

32. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Guarantee;

(b) neither the Administrative Agent nor any other Beneficiary has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guarantee, the Note Purchase Agreement, any of the other Note Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and the other Beneficiaries, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby, by the Note Purchase, or any other Note Document or by or otherwise exists by virtue of the transactions contemplated hereby among the Beneficiaries or among the Guarantors and the Holders.

(d) EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS GUARANTEE ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

9

(e) Each Guarantor warrants and agrees that each of the waivers and consents set forth in this Guarantee are made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Guarantor otherwise may have against the Issuer, any other Guarantor, the Administrative Agent or the other Beneficiaries or any other Person. If, notwithstanding the intent of the parties that the terms of this Guarantee shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.

33. Each Guarantor agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Beneficiary may otherwise have, each Beneficiary shall have the right and be entitled (after consultation with the Administrative Agent), at its option, to offset (i) balances held by it or by any of its Affiliates for account of any Guarantor or any Subsidiary at any of its offices, in Dollars or in any other currency, and (ii) amounts due and payable to such Beneficiary against any principal of or interest on any of such Beneficiary’s Notes, or any other amount due and payable to such Beneficiary hereunder, which is not paid when due (regardless of whether such balances are then due to such Person), in which case it shall promptly notify the Issuer and the Administrative Agent thereof, provided that such Beneficiary’s failure to give such notice shall not affect the validity thereof.

34. The obligations of each Guarantor under this Guarantee (including, without limitation, with respect to the guarantee contained in Paragraph 1) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Beneficiary upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuer or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Issuer or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

35. Each Guarantor hereby expressly waives notice of acceptance of this Guarantee, acceptance on the part of the Administrative Agent and the other Beneficiaries being conclusively presumed by their request for this Guarantee and delivery of the same to the Administrative Agent.

36. Each Guarantor agrees to cause each Subsidiary that is required to become a party to this Guarantee pursuant to Section 6.10 of the Note Purchase Agreement to become a Guarantor for all purposes of this Guarantee by executing and delivering an Assumption Agreement in the form of Annex 1 attached hereto.

[Remainder of Page Intentionally Left Blank]

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EXECUTED and effective as of the date first above written.

GUARANTORS:

ENERGY & EXPLORATION PARTNERS, LLC

By:
Name:
Title:

ENERGY & EXPLORATION PARTNERS OPERATING GP, LLC

By:
Name:
Title:

ENERGY & EXPLORATION PARTNERS OPERATING, LP

BY: ENERGY & EXPLORATION PARTNERS OPERATING GP, LLC, ITS GENERAL PARTNER

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AGREEMENT – ENERGY & EXPLORATION PARTNERS, INC.]

ADMINISTRATIVE AGENT:

CORTLAND CAPITAL MARKET SERVICES LLC

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AGREEMENT – ENERGY & EXPLORATION PARTNERS, INC.]

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Annex 1 to

Guarantee Agreement

ASSUMPTION AGREEMENT, dated as of                     , 20    , by                     , a                     (the “Additional Guarantor”), in favor of Cortland Capital Market Services LLC, as Administrative Agent (in such capacity, the “Administrative Agent”) for the Holders. All capitalized terms not defined herein shall have the meaning ascribed to them in such Note Purchase Agreement.

PRELIMINARY STATEMENTS

A. Energy & Exploration Partners, Inc., a Delaware corporation (“Issuer”), the Holders and the Administrative Agent have entered into a Note Purchase Agreement, dated as of April 8, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”).

B. In connection with the Note Purchase Agreement, certain Note Parties (other than the Issuer) have entered into the Guarantee Agreement, dated as of April 8, 2013 (as amended, restated or otherwise modified from time to time, the “Guarantee”), in favor of the Administrative Agent for the benefit of the Holders.

C. The Note Purchase Agreement requires the Additional Guarantor to become a party to the Guarantee.

D. The Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee.

ACCORDINGLY, IT IS AGREED:

1. Guarantee. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Paragraph 36 of the Guarantee, hereby becomes a party to the Guarantee as a “Guarantor” thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Paragraph 10 of the Guarantee is, as to itself, true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as the date hereof (after giving effect to this Assumption Agreement) except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

2. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

,
a

By:
Name:
Title:

EXHIBIT H

APOD CERTIFICATE

[DATE]

The undersigned hereby certifies that he/she is the              of Energy & Exploration Partners, Inc., a Delaware corporation (the “Issuer”), and that as such is authorized to execute this certificate on behalf of the Issuer. With reference to Section 7.11(b) of the Note Purchase Agreement dated as of April 8, 2013 (together with all amendments, restatements, supplements or other modifications thereto, the “Note Purchase Agreement”) among the Issuer, Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”), and the Holders which are or become a party thereto, the undersigned represents, warrants and certifies as follows (each capitalized term used but not otherwise defined herein shall have the meaning given to such term in the Note Purchase Agreement):

(a) The Issuer has good and defensible title to the Oil and Gas Properties listed on the APOD attached hereto as Schedule A, free and clear of all Liens other than Permitted Liens.

(b) Except for Permitted Liens, the Issuer is not aware of any claim, demand or challenge of any other Person with respect to the ownership of, or title to, the Oil and Gas Properties listed on the APOD.

EXECUTED AND DELIVERED as of the day first set forth above.

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

Exhibit H

EXHIBIT I-1

FORM OF WARRANT

(SERIES A PREFERRED STOCK)

(See Attached)

Exhibit I - 1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUIRED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT), AND MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF THIS WARRANT.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFERS AND OTHER AGREEMENTS SET FORTH IN THE STOCKHOLDERS AGREEMENT. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

WARRANT TO PURCHASE SERIES A PREFERRED STOCK

OF

ENERGY & EXPLORATION PARTNERS, INC.

THIS CERTIFIES THAT, in consideration for the purchase of Notes from Energy & Exploration Partners, Inc., a Delaware corporation (the “Company”), pursuant to the Note Purchase Agreement, [Highbridge entity], a [Delaware limited liability company], is entitled, at any time prior to the “Expiration Date” (as hereinafter defined), to purchase from the Company up to [            ] Shares of Series A Preferred Stock (as defined herein) (subject to adjustment as provided herein), in whole or in part, at the exercise price of $0.01 per share (the “Exercise Price”), all on the terms and conditions and pursuant to the provisions hereinafter set forth.

1. DEFINITIONS. As used in this Warrant, the following terms have the respective meanings set forth below. All capitalized terms given the meanings ascribed to such terms in the Note Purchase Agreement shall have the meanings ascribed to such terms in the Note Purchase Agreement as of the Closing Date and shall retain such meanings following the expiration or termination of the Note Purchase Agreement.

“Additional Shares” means all Shares of Series A Preferred Stock issued by the Company after the Closing Date.

“Affiliate” has the meaning set forth in the Note Purchase Agreement.

“Board” means the board of directors of the Company.

“Business Day” has the meaning set forth in the Note Purchase Agreement.

“Bylaws” means the Bylaws of the Company as in effect on the Closing Date, as amended from time to time thereafter.

“Certificate of Designations” means the Certificate of Designations of Series A Mandatorily Convertible Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on April [•], 2013.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as modified by the Certificate of Designations and the Certificate of Designations of Series B Mandatorily Convertible Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on April [•], 2013, as further amended or restated in accordance with applicable law and the Certificate of Designations.

“Closing Date” means April [ ], 2013.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the opening paragraph of this Warrant.

“Competitor” means any Person engaged, directly or through subsidiaries or other Affiliates, in the operation of an oil and gas exploration and production business in the Eagle Ford and Woodbine formations.

“Conversion Right” has the meaning set forth in Section 2.1(c)(i) of this Warrant.

“Convertible Securities” means any security convertible into either Shares or an Option to purchase or acquire Shares.

“Conversion Shares” has the meaning set forth in Section 2.1(c)(i) of this Warrant.

“Current Market Price” means, in respect of any Shares on any date herein specified:

(i) if there shall not then be a public market for the Shares, the current market value of such Shares (determined without giving effect to any discount for a minority interest or lack of liquidity of the Shares) as of the last day of the most recent fiscal month prior to such date specified, based on (x) the most recent actual cash transaction within the three (3) months prior to such date specified whereby the Company sells Shares (or equivalents) pursuant to an arm’s length transaction to one or more unaffiliated purchasers for cash, and if such a cash price is not available, then (y) the equity value of the Company, as determined in good faith by the Board, and, upon Holder’s request, confirmed in writing by an Independent Financial Expert, divided by the number of Fully Diluted Outstanding Shares; or

(ii) if there shall then be a public market for the Shares, the average of the daily market prices for the thirty (30) consecutive Business Days commencing ten (10) Business Days before such date or, at the time of an initial public offering of the Company’s Shares, the initial public offering price. The daily market price for each such

Business Day shall be (v) the last sale price on such date on the principal exchange when such Shares are then listed or admitted to trading, (w) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange, (x) if the Shares are not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (y) if neither such entity at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (z) if there is no such firm, as furnished by any member of FINRA selected mutually by the Holder and the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” has the meaning set forth in the opening paragraph of this Warrant and as adjusted as provided herein.

“Expiration Date” means April [ ], 2023.1

“FINRA” means the Financial Industry Regulatory Authority, Inc., or any successor corporation thereto.

“Fully Diluted Outstanding” means, when used with reference to Shares, at any date when the number of Shares is to be determined, all Shares outstanding at such date (including all Warrant Shares and Series B Warrant Shares outstanding on such date), all Shares issuable upon the exercise of Warrants and Series B Warrants outstanding on such date, and all Shares issuable upon the exercise or conversion of (i) any Options or (ii) any Convertible Securities outstanding on such date.

“Holder” means the Person in whose name the Warrant set forth herein is registered on the books of the Company maintained for such purpose.

“Independent Financial Expert” means an investment banking firm of national standing reasonably acceptable to the Company and the Holders. The Company shall retain, at its sole cost, all such Independent Financial Experts as may be necessary pursuant to the terms of this Warrant. Any determination as to the reasonableness of a request to retain an Independent Financial Expert shall be in the sole discretion of Holder.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of April [ ], 2013, by and among Energy & Exploration Partners, Inc., as Issuer, Cortland Capital Market Services LLC, as administrative agent for the Holders and the Holders named therein, as such agreement is in effect as of the date hereof.

“Notes” has the meaning ascribed to such term in the Note Purchase Agreement.

[1]	10 years after the Closing Date.

“Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Shares, Convertible Securities or other equity interests in the Company.

“Permitted Selling Stockholder” means each Person who may elect to include shares of Registrable Common Stock in a registration statement for a Qualified Initial Public Offering of Shares pursuant to the terms of the Registration Rights Agreement, to the extent of the number of shares of Registrable Common Stock that such Person is entitled to include in any such registration statement pursuant to the Registration Rights Agreement.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Qualified Initial Public Offering” means a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act that results in (i) aggregate gross cash proceeds to the Company and the Permitted Selling Stockholders of at least $100 million (before underwriting discounts and commissions and offering expenses) and (ii) no more than 50% of the Fully Diluted Outstanding capital stock of the Company being held by Persons who were not stockholders or warrantholders of the Company immediately prior to the public offering; provided, that for purposes of this clause (ii), any shares of Registrable Common Stock sold in the public offering by Permitted Selling Stockholders shall be deemed to be held after the public offering by persons who were stockholders or warrantholders of the Company immediately prior to the public offering.

“Registrable Common Stock” has the meaning ascribed to such term in the Registration Rights Agreement.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated as of April [•], 2013 among the Company and the other parties thereto, as the same shall be amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Mandatorily Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series B Preferred Stock” means the Series B Mandatorily Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series B Warrants” means warrants issued pursuant to the Note Purchase Agreement and exercisable for an aggregate of up to [•] Shares of Series B Preferred Stock, and all warrants issued upon permitted Transfer, division or combination of, or in substitution for, any thereof.

“Series B Warrant Shares” means the Shares of Series B Preferred Stock purchased or, as the context requires, that may be purchased upon the exercise of the Series B Warrants.

“Shares” means shares representing capital stock of the Company.

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement dated as of April [•], 2013 by and among the Company, all of the owners of the capital stock of the Company and all holders of Warrants and Series B Warrants.

“Tax” has the meaning set forth in the Note Purchase Agreement.

“Transfer” means any assignment, sale, transfer, conveyance, pledge, grant of an option or other disposition or act of alienation of any Warrant or Warrant Shares or of any interest in either thereof, whether voluntary or involuntary or by operation of law.

“Warrant Shares” means the Shares purchased or, as the context requires, that may be purchased by Holders upon the exercise of the Warrants.

“Warrants” means this Warrant and other similar warrants issued concurrently pursuant to the Note Purchase Agreement and exercisable for an aggregate of up to [            ] Shares of Series A Preferred Stock, any warrants to purchase Shares of Series A Preferred Stock issued upon exchange of Series B Warrants pursuant to the terms of the Series B Warrants and all warrants issued upon permitted Transfer, division or combination of, or in substitution for, any thereof; provided that all Warrants shall at all times be identical as to terms and conditions and date, except as to the number of Shares of Series A Preferred Stock for which they may be exercised.

2. EXERCISE OF WARRANT

2.1. General, Cash Exercise, and Cashless Exercise.

(a) General. At any time on or after the date hereof until 5:00 p.m., New York, New York time, on the Expiration Date, Holder may exercise this Warrant, on any Business Day, for all or any portion of the number of Shares of Series A Preferred Stock purchasable hereunder.

(b) Cash Exercise. Holder may exercise this Warrant, in whole or in part, by delivering to the Company, at the Company’s principal offices at the address set forth in Section 17.2(b) or at such other office or agency designated by the Company pursuant to Section 13; the following: (i) a written notice of Holder’s election to exercise this Warrant specifying the number of Shares of Series A Preferred Stock to be purchased, (ii) payment of the aggregate Exercise Price for the Shares of Series A Preferred Stock for which the Warrant is being exercised; and (iii) this Warrant or the evidence and indemnity required by Section 12. Such notice shall be substantially in the form of the Subscription Form attached to this Warrant as Exhibit A, duly executed by Holder or its agent or attorney. Upon receipt thereof, the Company shall, as promptly as practicable, and in any event within three (3) Business Days thereafter, execute or cause to be executed and deliver or cause to be delivered to Holder a certificate reflecting Holder’s ownership of the aggregate number Shares of Series A Preferred Stock issuable upon such exercise, together with cash in lieu of any fraction of a Share of Series A Preferred Stock, as hereinafter provided in Section 2.3. The Company shall update its records to reflect ownership of such Shares of Series A Preferred Stock in the name of Holder or such other name as shall be designated in the notice. This Warrant shall be deemed to have been exercised and such Shares of Series A Preferred Stock shall be deemed to have been issued, and Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Shares of Series A Preferred Stock for all purposes, as of the date the notice, together with payment of the aggregate Exercise Price and this Warrant, is received by the Company as described above and all taxes required to be paid by Holder, if any, pursuant to Section 2.2 prior to the issuance of such Shares of Series A Preferred Stock have been paid. If this Warrant has been exercised in part, the Company shall, at the time of delivery of the certificate representing the Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Shares of Series A Preferred Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of Holder, appropriate notation may be made on this Warrant and the same returned to Holder. Payment of the Exercise Price shall be made at the option of Holder by certified or official bank check or by wire transfer of immediately available funds.

(c) Cashless Exercise.

(i) In lieu of the payment of the Exercise Price, Holder shall have the right (but not the obligation), to require the Company to convert this Warrant, in whole or in part, into Shares of Series A Preferred Stock as provided for in this Section 2.1(c) (the “Conversion Right”). Upon exercise of the Conversion Right, the Company shall deliver to Holder (without payment by Holder of any of the Exercise Price) that number of Warrant Shares (the “Conversion Shares”) equal to the quotient obtained by dividing (x) the value of this Warrant (or portion thereof as to which the Conversion Right is being exercised if the Conversion Right is being exercised in part) at the time the Conversion Right is exercised (determined by subtracting the aggregate Exercise Price of the Warrant Shares as to which the Conversion Right is being exercised in effect immediately prior to the exercise of the Conversion Right from the aggregate Current Market Price of the Warrant Shares as to which the Conversion Right is being exercised immediately prior to the exercise of the Conversion Right) by (y) the Current Market Price of one (1) Share of Series A Preferred Stock immediately prior to the exercise of the Conversion Right.

(ii) The Conversion Rights provided under this Section 2.1(c) may be exercised in whole or in part and at any time and from time to time while this Warrant remains outstanding. In order to exercise the Conversion Right, Holder shall surrender to the Company, at the Company’s offices, this Warrant (or the evidence and indemnity required by Section 12) and the Notice of Conversion in the form attached hereto as Exhibit C duly executed. The presentation and surrender shall be deemed a waiver of Holder’s obligation to pay all or any portion of the aggregate purchase price payable for the Warrant Shares as to which such Conversion Right is being exercised. This Warrant (or so much thereof as shall have been surrendered for conversion) shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Warrant for conversion in accordance with the foregoing provisions. If this Warrant has been exercised in part, the Company shall, at the time of delivery of the acknowledgement reflecting the ownership of the Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Shares of Series A Preferred Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of Holder, appropriate notation may be made on this Warrant and the same returned to Holder.

(d) Conversion Upon Qualified Initial Public Offering. Upon the consummation of a Qualified Initial Public Offering of the Company, the Holder shall be deemed to have exercised this Warrant in full, without payment of the Exercise Price therefor, for a number of Shares of Common Stock equal to (i) the number of Shares of Common Stock into which the Shares of Series A Preferred Stock issuable upon exercise of this Warrant would have been converted upon consummation of the Qualified Initial Public Offering if such Shares of Series A Preferred Stock had been outstanding immediately prior to the consummation of the Qualified Initial Public Offering minus (ii) a number of Shares of Common Stock determined by dividing (A) the aggregate Exercise Price for the Shares of Series A Preferred Stock issuable upon exercise of this Warrant immediately prior to the consummation of the Qualified Initial Public Offering by (B) the public offering price per Share of Common Stock in the Qualified Initial Public Offering. As promptly as practicable after the consummation of the Qualified Initial Public Offering, and in any event within three (3) Business Days thereafter, the Company shall execute or cause to be executed and deliver or cause to be delivered to Holder a certificate reflecting Holder’s ownership of the aggregate number Shares of Common Stock issuable upon such deemed exercise of this Warrant, together with cash in lieu of any fraction of a Share of Common Stock, as hereinafter provided in Section 2.3. The Company shall update its records to reflect ownership of such Shares of Common Stock in the name of Holder. Such Shares of Common Stock shall be deemed to have been issued, and Holder shall be deemed to have become a holder of record of such Shares of Common Stock for all purposes, as of the date of the consummation of the Qualified Initial Public Offering.

2.2. Payment of Taxes. The Company shall pay all expenses in connection with, and all transfer, stamp or similar Taxes and other governmental charges that may be imposed with respect to, the issuance or delivery thereof, unless such Tax or charge is imposed by law upon Holder, in which case, Holder shall pay such Taxes or charges. The Company shall not be required to pay any Tax or other charge imposed in connection with any transfer upon exercise of this Warrant resulting in any Warrant Shares being registered in any name other than that of Holder, and in such case, the Company shall not be required to register such Warrant Shares in any name other than Holder until such Tax or other charge has been paid or it has been established to the reasonable satisfaction of the Company that no such Tax or other charge is due.

2.3. Fractional Shares. The Company shall not be required to issue a fractional Share of Series A Preferred Stock of Common Stock upon the exercise of this Warrant. As to any fraction of a Share which the Holder would otherwise be entitled to receive upon such exercise, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per Share of Series A Preferred Stock or Common Stock on the date of exercise, which Current Market Price per Share, in the case of the exercise of this Warrant pursuant to Section 2.1(d), shall be the public offering price per Share of Common Stock in the Qualified Initial Public Offering.

3. TRANSFER, DIVISION AND COMBINATION

3.1. Transfer.

(a) Transfer Generally. Subject to the terms and conditions hereof, including paragraph (b) of this Section 3.1 and Section 16, and compliance with all applicable securities laws, Transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company referred to in Section 17.2(b) or the office or agency designated by the Company pursuant to Section 13, together with a written assignment of this Warrant substantially in the form of Exhibit B hereto duly executed by Holder or its agent or attorney. Upon such surrender the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned in compliance with any restrictions on Transfer, may be exercised by a new Holder for the purchase of Series A Preferred Stock without having a new Warrant issued.

(b) Restrictions on Transfer. This Warrant may be Transferred to any Person; provided, however, that no Transfer of this Warrant or any rights hereunder, in whole or in part, shall be made to any Competitor without the prior written consent of the Company, which consent may be granted or withheld in the reasonable discretion of the Company.

3.2. Division and Combination. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by Holder or its agent or attorney. Subject to compliance with Section 3.1, as to any Transfer that may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

3.3. Expenses. The Company shall prepare, issue and deliver at its own cost and expense (other than transfer taxes) the new Warrant or Warrants under this Section 3.

3.4. Maintenance of Books. The Company agrees to maintain, at its aforesaid office or agency, books for the registration and the registration of Transfer of the Warrants.

4. ADJUSTMENTS. The number of Series A Preferred Stock for which this Warrant is exercisable, and the Exercise Price, shall be subject to adjustment from time to time as set forth in this Section 4. The Company shall give each Holder notice of any event described below, which requires an adjustment pursuant to this Section 4 promptly after the occurrence of such event.

4.1. Distributions, Subdivisions and Combinations. If, at any time, the Company:

(a) takes a record of holders of Shares of Series A Preferred Stock for the purpose of entitling them to receive a distribution payable in, or other distribution of, Shares of Series A Preferred Stock;

(b) subdivides its outstanding Shares of Series A Preferred Stock into a larger number of Shares of Series A Preferred Stock; or

(c) combines its outstanding Shares of Series A Preferred Stock into a smaller number of Shares of Series A Preferred Stock;

then (i) the number of Shares of Series A Preferred Stock for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of Shares of Series A Preferred Stock that a record holder of the same number of Series A Preferred Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (ii) the Exercise Price shall be adjusted to equal (A) the Exercise Price multiplied by the number of Series A Preferred Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of Series A Preferred Stock for which this Warrant is exercisable immediately after such adjustment.

4.2. Certain Other Distributions. If at any time the Company takes a record of holders of Shares of Series A Preferred Stock for the purpose of entitling them to receive any distribution of:

(a) any evidences of its indebtedness, any assets or property, or any other securities of any nature whatsoever (other than Additional Shares),

(b) any Options to subscribe for or purchase any evidences of its indebtedness, any assets or property, or any other securities of any nature whatsoever (other than Additional Shares), or

(c) any Convertible Securities, warrants or other rights to subscribe for Series A Preferred Stock,

then (i) the number of Shares of Series A Preferred Stock for which this Warrant is exercisable shall be adjusted to equal the product of the number of Shares of Series A Preferred Stock for which this Warrant is exercisable immediately prior to such adjustment by a fraction (A) the numerator of which shall be the Current Market Price per Share at the date of taking such record and (B) the denominator of which shall be such Current Market Price per Share of Series A Preferred Stock plus the amount of consideration, if any, paid by the holder of one Share of Series A Preferred Stock for such indebtedness, assets, Shares, other securities or property or warrants or other subscription or purchase rights so distributable, minus the amount allocable to one Share of Series A Preferred Stock of the fair value (as determined in good faith by the Board and supported by an opinion from an Independent Financial Expert) of any and all such evidences of indebtedness, assets, Shares, other securities or property or warrants or other subscription or purchase rights so distributable; provided that in the event that the denominator is calculated to be less than 0.01, the denominator shall be deemed to be 0.01 for purposes of this Section 4.2, and (ii) the Exercise Price shall be adjusted to equal (A) the Exercise Price multiplied by the number of Shares of Series A Preferred Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of Shares of Series A Preferred Stock for which this Warrant is exercisable immediately after such adjustment. A reclassification of Shares of Series A Preferred Stock into Shares of any other class of equity shall be deemed a distribution by the Company to holders of its Shares of such Shares or Shares of such other class of equity within the meaning of this Section 4.2 and, if the outstanding Shares shall be changed into a larger or smaller number of Shares as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding Shares within the meaning of Section 4.1.

4.3. Other Provisions Applicable to Adjustments under this Section. The following provisions shall be applicable to making adjustments to the number of Shares of Series A Preferred Stock for which this Warrant is exercisable and the Exercise Price provided for in this Section 4:

(a) When Adjustments to Be Made. The adjustments required by this Section 4 shall be made whenever and as often as any specified event requiring an adjustment shall occur.

(b) Timing of Issuance of Additional Shares Upon Adjustments. In any case in which the provisions of this Section 4 shall require that an adjustment shall become effective immediately after a record date for an event, the Company, upon exercise of this Warrant after such record date and before the occurrence of such event, may defer until the occurrence of such event issuing to Holder the Shares of Series A Preferred Stock or other property issuable or deliverable upon exercise by reason of the adjustment required by such event over and above the Shares of Series A Preferred Stock issuable or deliverable upon such exercise before giving effect to such adjustment; provided, however, that the Company shall, upon request of Holder, deliver to Holder an appropriate instrument evidencing Holder’s right to receive such Shares or other property upon the occurrence of the event requiring such adjustment.

(c) Fractional Interests. In computing adjustments under this Section 4, fractional interests in Shares shall be taken into account to the nearest 1/10th of a Share.

(d) When Adjustment Not Required. If the Company takes a record of holders of Shares of Series A Preferred Stock for the purpose of entitling them to receive a distribution of Shares of Series A Preferred Stock or other property for which an adjustment is required under this Section 4 and, thereafter and before the distribution to holders thereof, legally abandons its plan to pay or deliver such distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(e) Challenge to Good Faith Determination. Whenever the Board is required to make a determination in good faith of the fair market value of any item under this Section 4, Holder may challenge such determination in good faith, and an Independent Financial Expert shall resolve any such dispute.

(f) No Adjustment of Exercise Price Below Par Value. Notwithstanding anything herein to the contrary, the Exercise Price shall not be adjusted to an amount less than the per share par value of the Series A Preferred Stock.

4.4. Reclassification or Merger. In case of any reclassification or change of the Series A Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger or consolidation of the Company with or into another entity (other than a merger or consolidation with another entity in which the Company is the surviving entity and which does not result in any reclassification or change of the Series A Preferred Stock), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the Holder a new Warrant (in form and substance satisfactory to the Holder), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive upon exercise of this Warrant, at a total Exercise Price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Shares of Series A Preferred Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger, consolidation or sale by a holder of the number of Shares of Series A Preferred Stock then purchasable under this Warrant, or if no Shares of Series A Preferred Stock are then outstanding, by a holder of the number of Shares of Common Stock into which the number Shares of Series A Preferred Stock then purchasable under this Warrant would then be convertible. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, changes, mergers, consolidations and sales.

4.5. Antidilution Rights with Respect to Series A Preferred Stock. The antidilution rights applicable to conversion of Shares of Series A Preferred Stock are set forth in the Certificate of Incorporation, it being understood and agreed that, in addition to any other adjustment required hereunder, the Holder of this Warrant is entitled to all antidilution adjustment with respect to the Series A Preferred Stock required pursuant to the Certificate of Incorporation in connection with any particular event occurring after the date hereof whether or not this Warrant has not been exercised.

4.6. Preemptive Rights. The Holder shall be entitled to the preemptive rights provided in Section 11 of the Stockholders Agreement.

5. NOTICES TO WARRANT HOLDERS

5.1. Notice of Adjustments. Whenever the number of Shares of Series A Preferred Stock for which this Warrant is exercisable, or whenever the price at which such Shares of Series A Preferred Stock may be purchased upon exercise of the Warrants, is adjusted pursuant to Section 4, the Company shall prepare a certificate to be executed by the Board, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board determined the fair market value of any evidences of indebtedness, Shares or stock, other securities or property or warrants or other subscription or purchase rights referred to in Section 4.2), specifying the number of Shares of Series A Preferred Stock for which this Warrant is exercisable and describing the number and kind of any other Shares or other property for which this Warrant is exercisable, and any change in the purchase price or prices thereof, after giving effect to such adjustment or change. The Company shall promptly cause a signed copy of such certificate to be delivered to each Holder in accordance with Section 17.2. The Company shall keep at its office or agency designated pursuant to Section 13 copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder

5.2. Notice of Company Action. If at any time:

(a) the Company takes a record of holders of Shares for the purpose of entitling them to receive a distribution of any type, including cash, property, or any right to subscribe for or purchase any evidences of its indebtedness, any Shares of any class or series or any other securities or property, or to receive any other right; or

(b) there is any proposed capital reorganization of the Company, any reclassification or recapitalization of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another Person; or

(c) there is a proposed voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to Holder: (i) at least twenty (20) Business Days’ prior written notice of the date on which a record date shall be selected for such distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (ii) if any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up occurs, at least twenty (20) Business Days’ prior written notice of the date when the same shall take place. Such notice also shall specify, as applicable: (i) the date on which any such record is to be taken for the purpose of such distribution or right, the date on which holders of Shares shall be entitled to any such distribution or right, and the amount and character thereof and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which holders of Shares shall be entitled to exchange their Shares for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Each such written notice shall be deemed sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with Section 17.2.

6. NO IMPAIRMENT. The Company shall not, and will not permit or cause any of its subsidiaries to, by any action, including, without limitation, through any amendment to its Certificate of Incorporation, the Bylaws, the Stockholders Agreement, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, directly or indirectly avoid or seek to avoid the observance or performance of any of the terms of this Warrant or impair or diminish the value of this Warrant, but will at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate to protect the rights of Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue Series A Preferred Stock upon the exercise of this Warrant, and (b) use its reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

7. RESERVATION AND AUTHORIZATION OF SHARES. From and after the Closing Date, the Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued Shares of Series A Preferred Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All Shares of Series A Preferred Stock, when issued upon exercise of this Warrant and payment therefor in accordance with the terms of this Warrant, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights. Before taking any action that would result in an adjustment in the number of Shares of Series A Preferred Stock for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof. If any Shares of Series A Preferred Stock required to be reserved for issuance upon exercise of Warrants require registration or qualification with any governmental authority or other governmental approval or filing under any federal or state law before such Shares of Series A Preferred Stock may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such Shares of Series A Preferred Stock to be duly registered or qualified. The Company agrees that it will not reduce the par value of the Series A Preferred Stock

8. TAKING OF RECORD; SHARES AND WARRANT TRANSFER BOOKS. In the case of all distributions by the Company to holders of Shares of Series A Preferred Stock with respect to which any provision of Section 4 refers to the taking of a record of such holders, the Company will in each such case take such a record as of the close of business on a Business Day. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

9. TAX MATTERS.

9.1. Tax Status. The Company will maintain its status as an entity classified as a corporation for U.S. federal income Tax purposes.

9.2. Treatment of Warrant. The Company and the Holder intend to treat the Warrants as Shares of Series A Preferred Stock and the exercise of the Warrant for Shares of Series A Preferred Stock as a nonevent for U.S. federal and applicable state and local Tax purposes.

9.3. Withholding. If the Company determines that U.S. federal withholding of Tax with respect to the Warrants or the Warrant Shares held by any Holder is necessary, the Company shall use commercially reasonable efforts to notify such Holder reasonably in advance of such withholding, and provide such Holder with a reasonable opportunity to establish an exemption or other basis for reducing or eliminating such U.S. federal withholding Tax. The Company shall cooperate with each Holder, and shall use commercially reasonable efforts to provide each Holder with information that any such Holder may request, in connection with such Holder’s Tax reporting and U.S. federal withholding Tax obligations relating to the Warrants and the Warrant Shares, including, with respect to each distribution payable on the Warrant Shares (whether in cash or in kind) or deemed distributed on the Warrant or Warrant Shares, providing such Holder with a contemporaneous reasonable estimate as to the amount of any such dividend that is expected to be treated as a dividend pursuant to section 301(c)(1) of the Code.

10. RESTRICTIONS; RESTRICTIVE LEGEND. Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant will have restrictions upon resale as imposed by federal and state securities laws and the terms and conditions of this Warrant. Each Share certificate, if any, representing Warrant Shares shall bear the following legends:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUIRED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF APRIL [ ], 2013 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

11. SUPPLYING INFORMATION. The Company shall cooperate with each Holder of a Warrant and each holder of Warrant Shares in supplying such information as may be reasonably necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale or transfer of any Warrant or Warrant Shares.

12. LOSS OR MUTILATION. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Warrant (which evidence shall be, in the case of an institutional investor, notice from such institutional investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Warrant has a minimum net worth of at least fifty million dollars ($50,000,000), such Holder’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Warrant, dated the date of the original Warrant.

13. OFFICE OF THE COMPANY. As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency (which may be the principal executive offices of the Company) where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant.

14. LIMITATION OF LIABILITY; NO RIGHTS AS A SHAREHOLDER. No provision hereof, in the absence of affirmative action by Holder to purchase Shares, and no enumeration of the rights or privileges of Holder contained herein, shall give rise to any liability of Holder for the purchase price of any Shares or as a holder of Shares of the Company, whether such liability is asserted by the Company or by creditors of Company. Except as provided for in Certificate of Incorporation and the Stockholders Agreement, this Warrant does not entitle the Holder to any rights as a stockholder of the Company prior to the exercise hereof.

15. SECURITIES ACT MATTERS.

15.1. Representations, Warranties and Covenants of Holder. Holder hereby represents and warrants to, and acknowledges to, and agrees with, the Company as of the date hereof and as of the date of any exercise hereof that:

(a) it is acquiring the Warrant and, upon exercise of the Warrant, the Warrant Shares, for its own account, without a view to the distribution thereof, except for Holder’s right to Transfer the Warrant Shares in compliance with applicable Securities Laws.

(b) it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(c) (i) this Warrant and the Warrant Shares have not been registered under the Securities Act or any state securities laws, in reliance on the non-public offering exemption contained in Section 4(2) of the Securities Act and Regulation D thereunder and, as such, the Warrant and the Warrant Shares are “restricted securities” under the Securities Act; (ii) because this Warrant and the Warrant Shares are not so registered, it must bear the economic risk of holding this Warrant and the Warrant Shares for an indefinite period of time unless this Warrant and/or the Warrant Shares are subsequently registered under the Securities Act or an exemption from such registration is available with respect thereto; (iii) it is familiar with Rule 144 under the Securities Act and the restrictions on resale thereunder; and (iv) there is no trading market for this Warrant or the Warrant Shares and there is no expectation that such market will exist in the future.

(d) it will not assign or transfer this Warrant or the Warrant Shares except in accordance and in compliance with the requirements of the Securities Act, as then in effect.

(e) (i) it has had ready access to any and all documents which it deems relevant to the acquisition of this Warrant and the Warrant Shares; (ii) the Company has made available to it, during the course of the transaction and prior to the issuance of the Warrant Shares, the opportunity to ask questions of, and receive answers from, the Company and its officers concerning the Company, and to obtain any additional information, to the extent the Company possessed such information or could acquire it without unreasonable effort or expense, necessary to verify the accuracy of information contained in the written materials delivered to it by the Company and concerning the Company; and (iii) it has reviewed or had the opportunity to review all such documents or information referred to above.

15.2. Representations, Warranties and Covenants of the Company. The Company represents and warrants to, and agrees with, Holder as of the date hereof and as of the date of any exercise hereof that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company has the corporate power and authority to, (i) execute, issue, and deliver this Warrant, (ii) issue and deliver the Shares issuable upon exercise of this Warrant and (iii) perform any other obligations under this Warrant.

(c) The Warrant has been duly authorized and validly issued and is not subject to any preemptive rights and is a valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof.

(d) The Warrant Shares issuable upon exercise of this Warrant have been duly authorized, reserved for issuing and, when and if issued upon such exercise in accordance with this Warrant, will be validly issued, fully paid and nonassessable.

(e) The issuance of the Warrant does not, and the issuance of the Warrant Shares upon exercise of the Warrant will not, conflict with (i) the Company’s Certificate of Incorporation, (ii) the Bylaws, (iii) the Stockholders Agreement (iv) any other agreement between the Company and its shareholders or (iv) any applicable laws. The issuance of the Warrant is not, and the issuance of the Warrant Shares upon exercise of the Warrant will not be, subject to any preemptive rights under (i) the Company’s Certificate of Incorporation, (ii) the Bylaws, (iii) the Stockholders Agreement, (iv) any other agreement between the Company and its shareholders or (v) any applicable laws.

(f) Assuming the truth and accuracy of Holder’s representations and warranties contained in Section 15.1, the issuance of this Warrant and the issuance of Warrant Shares pursuant to this Warrant are exempt from the registration and prospectus delivery requirements of the Securities Act.

(g) The Company agrees that neither it nor any Person acting on its behalf has offered or will offer this Warrant or the Warrant Shares or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of this Warrant or the Warrant Shares hereunder within the provisions of the registration and prospectus delivery requirements of the Securities Act.

16. STOCKHOLDERS AGREEMENT. Upon issuance of this Warrant to Holder, and as a condition to such issuance, Holder is executing and becoming a party to the Stockholders Agreement, as provided in the Stockholders Agreement. It shall be a condition to any Transfer of this Warrant or any rights hereunder, in whole or in part, that the transferee become a party to the Stockholders Agreement as provided in the Stockholders Agreement.

17. MISCELLANEOUS

17.1. Nonwaiver and Expenses. If either party fails to comply with any provision of this Warrant, it shall pay to the other party such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the other party in enforcing any of its rights, powers, or remedies hereunder. No course of dealing or any delay or failure to exercise any right hereunder on the part of a party shall operate as a waiver of such right or otherwise prejudice its rights, powers, or remedies.

17.2. Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery, or other communication to be made pursuant to the provisions of this Warrant shall be deemed sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback, addressed as follows:

(a) If to any Holder or holder of Warrant Shares, at its last known address appearing on the books of the Company maintained for such purpose.

(b) If to the Company at:

Energy & Exploration Partners, Inc.

Attn: General Counsel

Two City Place, Suite 1700

100 Throckmorton

Fort Worth, Texas 76102

Facsimile: 817-533-9840

or at such address as may be substituted by notice given as herein provided. The party entitled to receive any notice required hereunder may waive such notice in writing. Every notice, demand, request, consent, approval, declaration, delivery, or other communication hereunder shall be deemed to have been duly given or served on the earlier of (i) the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or (ii) in the case of any notice delivered pursuant to Section 2, three (3) Business Days after the same shall have been deposited in the United States mail. Notice by electronic mail shall not constitute effective notice hereunder.

17.3. Successors and Assigns. Subject to the provisions of Section 3.1, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the permitted successors and assigns of Holder. Subject to Section 3.1(b), this Warrant and all rights evidenced hereby may be transferred by Holder to any Person in accordance with the terms of hereof and law, including without limitation, the Securities Act.

17.4. Remedies. Each Holder of a Warrant or holder of Warrant Shares, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under Section 2, Section 4.4 or Section 5 of this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by the Company of the provisions of Section 2, Section 4.4 or Section 5 of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

17.5. Amendment. This Warrant may be modified or amended or the provisions hereof waived only with the prior written consent of the Company and Holder.

17.6. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

17.7. Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

17.8. GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

17.9. VENUE; JURY WAIVER. THE PARTIES HERETO CONSENT TO THE EXERCISE OF EXCLUSIVE JURISDICTION IN PERSONAM, FORUM AND VENUE BY THE COURTS OF NEW YORK, NEW YORK FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.10. Facsimile Signature. The signature on this Warrant may be by facsimile, with original signature page to be substituted therefor.

17.11. Non-Survival. The parties hereby agree that all the provisions of this Warrant shall terminate and be of no further force or effect on the exercise in full of this Warrant except that the provisions of Section 9.3 shall survive the exercise of this Warrant until the consummation of a Qualified Initial Public Offering.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Company and Holder have caused this Warrant to be duly executed by its authorized officer as of the date first above written.

COMPANY:

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

SIGNATURE PAGE

TO SERIES A WARRANT

HOLDER:

[HIGHBRIDGE ENTITY]

By:
Name:
Title:

SIGNATURE PAGE

TO SERIES A WARRANT

EXHIBIT A

SUBSCRIPTION FORM

[To be executed only upon exercise of Warrant]

The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of             Shares of Series A Preferred Stock of Energy & Exploration Partners, Inc., a Delaware corporation, and herewith makes payment therefor, all at the price and on the terms and conditions specified in the Warrant and requests that certificates for the Shares of Series A Preferred Stock hereby purchased (and any securities or property issuable upon such exercise) to be issued in the name of the undersigned and delivered to the undersigned as follows:

Name	Address

Solely with respect to the Shares of Series A Preferred Stock being purchased pursuant to this Subscription Form, the representations and warranties of the Holder contained in Section 15 of the Warrant are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Company has expressly consented in writing to the contrary.

The undersigned acknowledges that, if certificated, each certificate for Shares of Series A Preferred Stock issued upon exercise of the Warrant shall bear a legend to the effect that such Shares of Series A Preferred Stock may not be transferred except upon compliance with the provisions of the Securities Act and applicable state securities laws, and each certificate for Shares of Series A Preferred Stock transferred shall bear such a legend unless, in the opinion of counsel for the Company, such legend is not required.

If the exercise of the Warrant pursuant hereto shall not be for all the Shares of Series A Preferred Stock purchasable under this Warrant, a new Warrant of like tenor is to be issued in the name of and delivered to the undersigned for the remaining balance thereof.

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

NOTICE:	The signature on this subscription must correspond with the names as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT A

ACKNOWLEDGEMENT TO SUBSCRIPTION FORM

Solely with respect to the Shares of Series A Preferred Stock being purchased pursuant to this Subscription Form, the representations and warranties of the Company contained in Section 15 of the Warrant are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date. The Company acknowledges that the purchase of Shares of Series A Preferred Stock and the exercise of the Holder’s rights pursuant to this Subscription Form are not subject to the Company’s delivery of this acknowledgment.

COMPANY:

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of Shares of Series A Preferred Stock set forth below:

Name and Address of Assignee	Number of Shares of Series A Preferred Stock

If the number of Shares of Series A Preferred Stock is not all of the Shares of Series A Preferred Stock issuable upon exercise of this Warrant, a new Warrant of like tenor is to be issued in the name of and delivered to the undersigned with respect to the balance remaining of the Shares of Series A Preferred Stock issuable upon exercise of this Warrant.

Dated:	Print Name:

Signature:

Witness:

NOTICE:	The signature on this assignment must correspond with the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

EXHIBIT C

NOTICE OF CONVERSION

(To be executed upon conversion of the attached Warrant)

The undersigned registered owner irrevocably elects to exercise this Warrant for the purchase of             Shares of Series A Preferred Stock of Energy & Exploration Partners, Inc., a Delaware corporation, pursuant to the cashless exercise provisions of Section 2.1(c) of the Warrant, and requests that the Company execute or cause to be executed a certificate or certificates reflecting the undersigned’s ownership of the Shares of Series A Preferred Stock issuable upon such exercise (and any securities or other property issuable upon such exercise) and deliver or cause to be delivered to the undersigned such certificate or certificates as follows:

Name	Address

The undersigned acknowledges that each certificate, if any, for Shares of Series A Preferred Stock issued upon exercise of this Warrant shall bear a legend to the effect that such Shares of Series A Preferred Stock may not be transferred except upon compliance with the provisions of the Securities Act and applicable state securities laws, and each certificate, if any, for Shares of Series A Preferred Stock transferred shall also bear such a legend unless, in the opinion of counsel for the Company, such a legend is not required.

Solely with respect to the Shares of Series A Preferred Stock being received pursuant to this Notice of Conversion, the representations and warranties of the Holder contained in Section 15.1 of the Warrant are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Company has expressly consented in writing to the contrary.

If the exercise of the Warrant pursuant hereto shall not be for all of the Shares of Series A Preferred Stock issuable under the Warrant, a new Warrant of like tenor is to be issued in the name of and delivered to the undersigned for the remaining balance.

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

NOTICE: The signature on this subscription must correspond with the names as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT C

EXHIBIT I-2

FORM OF WARRANT

(SERIES B PREFERRED STOCK)

(See Attached)

Exhibit I - 2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUIRED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT), AND MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF THIS WARRANT.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFERS AND OTHER AGREEMENTS SET FORTH IN THE STOCKHOLDERS AGREEMENT. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

WARRANT TO PURCHASE SERIES B PREFERRED STOCK

OF

ENERGY & EXPLORATION PARTNERS, INC.

THIS CERTIFIES THAT, in consideration for the purchase of Notes from Energy & Exploration Partners, Inc., a Delaware corporation (the “Company”), pursuant to the Note Purchase Agreement, [Highbridge entity], a [Delaware limited liability company], is entitled, at any time prior to the “Expiration Date” (as hereinafter defined), to purchase from the Company up to [            ] Shares of Series B Preferred Stock (as defined herein) (subject to adjustment as provided herein), in whole or in part, at the exercise price of $0.01 per share (the “Exercise Price”), all on the terms and conditions and pursuant to the provisions hereinafter set forth.

1. DEFINITIONS. As used in this Warrant, the following terms have the respective meanings set forth below. All capitalized terms given the meanings ascribed to such terms in the Note Purchase Agreement shall have the meanings ascribed to such terms in the Note Purchase Agreement as of the Closing Date and shall retain such meanings following the expiration or termination of the Note Purchase Agreement.

“Additional Shares” means all Shares of Series B Preferred Stock issued by the Company after the Closing Date.

“Affiliate” has the meaning set forth in the Note Purchase Agreement.

“Board” means the board of directors of the Company.

“Business Day” has the meaning set forth in the Note Purchase Agreement.

“Bylaws” means the Bylaws of the Company as in effect on the Closing Date, as amended from time to time thereafter.

“Certificate of Designations” means the Certificate of Designations of Series B Mandatorily Convertible Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on April [•], 2013.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as modified by the Certificate of Designations and the Certificate of Designations of Series A Mandatorily Convertible Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on April [•], 2013, as further amended or restated in accordance with applicable law and the Certificate of Designations.

“Closing Date” means April [ ], 2013.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the opening paragraph of this Warrant.

“Competitor” means any Person engaged, directly or through subsidiaries or other Affiliates, in the operation of an oil and gas exploration and production business in the Eagle Ford and Woodbine formations.

“Conversion Right” has the meaning set forth in Section 2.1(c)(i) of this Warrant.

“Convertible Securities” means any security convertible into either Shares or an Option to purchase or acquire Shares.

“Conversion Shares” has the meaning set forth in Section 2.1(c)(i) of this Warrant.

“Current Market Price” means, in respect of any Shares on any date herein specified:

(i) if there shall not then be a public market for the Shares, the current market value of such Shares (determined without giving effect to any discount for a minority interest or lack of liquidity of the Shares) as of the last day of the most recent fiscal month prior to such date specified, based on (x) the most recent actual cash transaction within the three (3) months prior to such date specified whereby the Company sells Shares (or equivalents) pursuant to an arm’s length transaction to one or more unaffiliated purchasers for cash, and if such a cash price is not available, then (y) the equity value of the Company, as determined in good faith by the Board, and, upon Holder’s request, confirmed in writing by an Independent Financial Expert, divided by the number of Fully Diluted Outstanding Shares; or

(ii) if there shall then be a public market for the Shares, the average of the daily market prices for the thirty (30) consecutive Business Days commencing ten (10) Business Days before such date or, at the time of an initial public offering of the Company’s Shares, the initial public offering price. The daily market price for each such

Business Day shall be (v) the last sale price on such date on the principal exchange when such Shares are then listed or admitted to trading, (w) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange, (x) if the Shares are not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (y) if neither such entity at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (z) if there is no such firm, as furnished by any member of FINRA selected mutually by the Holder and the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” has the meaning set forth in the opening paragraph of this Warrant and as adjusted as provided herein.

“Expiration Date” means April [     ], 2023.1

“FINRA” means the Financial Industry Regulatory Authority, Inc., or any successor corporation thereto.

“Fully Diluted Outstanding” means, when used with reference to Shares, at any date when the number of Shares is to be determined, all Shares outstanding at such date (including all Warrant Shares and Series A Warrant Shares outstanding on such date), all Shares issuable upon the exercise of Warrants and Series A Warrants outstanding on such date, and all Shares issuable upon the exercise or conversion of (i) any Options or (ii) any Convertible Securities outstanding on such date.

“Highbridge Entity” means [Highbridge Entity].

“Highbridge Non-Affiliate” means any Person other than (i) an Affiliate of any Highbridge Entity or (ii) a Person whose ownership of Warrants or Warrant Shares would be attributed, directly or indirectly, to any Highbridge Entity pursuant to Section 318 of the Code as modified by Section 871(h)(3)(C) of the Code.

“Holder” means the Person in whose name the Warrant set forth herein is registered on the books of the Company maintained for such purpose.

“Independent Financial Expert” means an investment banking firm of national standing reasonably acceptable to the Company and the Holders. The Company shall retain, at its sole cost, all such Independent Financial Experts as may be necessary pursuant to the terms of this Warrant. Any determination as to the reasonableness of a request to retain an Independent Financial Expert shall be in the sole discretion of Holder.

[1]	10 years after the Closing Date.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of April [ ], 2013, by and among Energy & Exploration Partners, Inc., as Issuer, Cortland Capital Market Services LLC, as administrative agent for the Holders and the Holders named therein, as such agreement is in effect as of the date hereof.

“Notes” has the meaning ascribed to such term in the Note Purchase Agreement.

“Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Shares, Convertible Securities or other equity interests in the Company.

“Permitted Selling Stockholder” means each Person who may elect to include shares of Registrable Common Stock in a registration statement for a Qualified Initial Public Offering of Shares pursuant to the terms of the Registration Rights Agreement, to the extent of the number of shares of Registrable Common Stock that such Person is entitled to include in any such registration statement pursuant to the Registration Rights Agreement.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Qualified Initial Public Offering” means a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act that results in (i) aggregate gross cash proceeds to the Company and the Permitted Selling Stockholders of at least $100 million (before underwriting discounts and commissions and offering expenses) and (ii) no more than 50% of the Fully Diluted Outstanding capital stock of the Company being held by Persons who were not stockholders or warrantholders of the Company immediately prior to the public offering; provided, that for purposes of this clause (ii), any shares of Registrable Common Stock sold in the public offering by Permitted Selling Stockholders shall be deemed to be held after the public offering by persons who were stockholders or warrantholders of the Company immediately prior to the public offering.

“Registrable Common Stock” has the meaning ascribed to such term in the Registration Rights Agreement.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated as of April [•], 2013 among the Company and the other parties thereto, as the same shall be amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Mandatorily Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series A Warrant Shares” means the Shares of Series A Preferred Stock purchased or, as the context requires, that may be purchased upon the exercise of the Series A Warrants.

“Series A Warrants” means warrants issued pursuant to the Note Purchase Agreement and exercisable for an aggregate of up to [•] Shares of Series A Preferred Stock, any warrants to purchase Shares of Series A Preferred Stock issued upon exchange of Warrants pursuant to Section 2.4 of the Warrants and all warrants issued upon permitted Transfer, division or combination of, or in substitution for, any thereof.

“Series B Preferred Stock” means the Series B Mandatorily Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Shares” means shares representing capital stock of the Company.

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement dated as of April [•], 2013 by and among the Company, all of the owners of the capital stock of the Company and all holders of Warrants and Series A Warrants.

“Tax” has the meaning set forth in the Note Purchase Agreement.

“Transfer” means any assignment, sale, transfer, conveyance, pledge, grant of an option or other disposition or act of alienation of any Warrant or Warrant Shares or of any interest in either thereof, whether voluntary or involuntary or by operation of law.

“Warrant Shares” means the Shares purchased or, as the context requires, that may be purchased by Holders upon the exercise of the Warrants.

“Warrants” means this Warrant and other similar warrants issued concurrently pursuant to the Note Purchase Agreement and exercisable for an aggregate of up to [            ] Shares of Series B Preferred Stock, and all warrants issued upon permitted Transfer, division or combination of, or in substitution for, any thereof; provided that all Warrants shall at all times be identical as to terms and conditions and date, except as to the number of Shares of Series B Preferred Stock for which they may be exercised.

2. EXERCISE OF WARRANT

2.1. General, Cash Exercise, and Cashless Exercise.

(a) General. At any time on or after the date hereof until 5:00 p.m., New York, New York time, on the Expiration Date, Holder may exercise this Warrant, on any Business Day, for all or any portion of the number of Shares of Series B Preferred Stock purchasable hereunder.

(b) Cash Exercise. Holder may exercise this Warrant, in whole or in part, by delivering to the Company, at the Company’s principal offices at the address set forth in Section 17.2(b) or at such other office or agency designated by the Company pursuant to Section 13; the following: (i) a written notice of Holder’s election to exercise this Warrant specifying the number of Shares of Series B Preferred Stock to be purchased, (ii) payment of the aggregate Exercise Price for the Shares of Series B Preferred Stock for which the Warrant is being exercised; and (iii) this Warrant or the evidence and indemnity required by Section 12. Such notice shall be substantially in the form of the Subscription Form attached to this Warrant as Exhibit A, duly executed by Holder or its agent or attorney. Upon receipt thereof, the Company shall, as promptly as practicable, and in any event within three (3) Business Days thereafter, execute or cause to be executed and deliver or cause to be delivered to Holder a certificate reflecting Holder’s ownership of the aggregate number Shares of Series B Preferred Stock issuable upon such exercise, together with cash in lieu of any fraction of a Share of Series B Preferred Stock, as hereinafter provided in Section 2.3. The Company shall update its records to reflect ownership of such Shares of Series B Preferred Stock in the name of Holder or such other name as shall be designated in the notice. This Warrant shall be deemed to have been exercised and such Shares of Series B Preferred Stock shall be deemed to have been issued, and Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Shares of Series B Preferred Stock for all purposes, as of the date the notice, together with payment of the aggregate Exercise Price and this Warrant, is received by the Company as described above and all taxes required to be paid by Holder, if any, pursuant to Section 2.2 prior to the issuance of such Shares of Series B Preferred Stock have been paid. If this Warrant has been exercised in part, the Company shall, at the time of delivery of the certificate representing the Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Shares of Series B Preferred Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of Holder, appropriate notation may be made on this Warrant and the same returned to Holder. Payment of the Exercise Price shall be made at the option of Holder by certified or official bank check or by wire transfer of immediately available funds.

(c) Cashless Exercise.

(i) In lieu of the payment of the Exercise Price, Holder shall have the right (but not the obligation), to require the Company to convert this Warrant, in whole or in part, into Shares of Series B Preferred Stock as provided for in this Section 2.1(c) (the “Conversion Right”). Upon exercise of the Conversion Right, the Company shall deliver to Holder (without payment by Holder of any of the Exercise Price) that number of Warrant Shares (the “Conversion Shares”) equal to the quotient obtained by dividing (x) the value of this Warrant (or portion thereof as to which the Conversion Right is being exercised if the Conversion Right is being exercised in part) at the time the Conversion Right is exercised (determined by subtracting the aggregate Exercise Price of the Warrant Shares as to which the Conversion Right is being exercised in effect immediately prior to the exercise of the Conversion Right from the aggregate Current Market Price of the Warrant Shares as to which the Conversion Right is being exercised immediately prior to the exercise of the Conversion Right) by (y) the Current Market Price of one (1) Share of Series B Preferred Stock immediately prior to the exercise of the Conversion Right.

(ii) The Conversion Rights provided under this Section 2.1(c) may be exercised in whole or in part and at any time and from time to time while this Warrant remains outstanding. In order to exercise the Conversion Right, Holder shall surrender to the Company, at the Company’s offices, this Warrant (or the evidence and indemnity required by Section 12) and the Notice of Conversion in the form attached hereto as Exhibit C duly executed. The presentation and surrender shall be deemed a waiver of Holder’s obligation to pay all or any portion of the aggregate purchase price payable for the Warrant Shares as to which such Conversion Right is being exercised. This Warrant (or so much thereof as shall have been surrendered for conversion) shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Warrant for conversion in accordance with the foregoing provisions. If this Warrant has been exercised in part, the Company shall, at the time of delivery of the acknowledgement reflecting the ownership of the Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Shares of Series B Preferred Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of Holder, appropriate notation may be made on this Warrant and the same returned to Holder.

(d) Conversion Upon Qualified Initial Public Offering. Upon the consummation of a Qualified Initial Public Offering of the Company, the Holder shall be deemed to have exercised this Warrant in full, without payment of the Exercise Price therefor, for a number of Shares of Common Stock equal to (i) the number of Shares of Common Stock into which the Shares of Series B Preferred Stock issuable upon exercise of this Warrant would have been converted upon consummation of the Qualified Initial Public Offering if such Shares of Series B Preferred Stock had been outstanding immediately prior to the consummation of the Qualified Initial Public Offering minus (ii) a number of Shares of Common Stock determined by dividing (A) the aggregate Exercise Price for the Shares of Series B Preferred Stock issuable upon exercise of this Warrant immediately prior to the consummation of the Qualified Initial Public Offering by (B) the public offering price per Share of Common Stock in the Qualified Initial Public Offering. As promptly as practicable after the consummation of the Qualified Initial Public Offering, and in any event within three (3) Business Days thereafter, the Company shall execute or cause to be executed and deliver or cause to be delivered to Holder a certificate reflecting Holder’s ownership of the aggregate number Shares of Common Stock issuable upon such deemed exercise of this Warrant, together with cash in lieu of any fraction of a Share of Common Stock, as hereinafter provided in Section 2.3. The Company shall update its records to reflect ownership of such Shares of Common Stock in the name of Holder. Such Shares of Common Stock shall be deemed to have been issued, and Holder shall be deemed to have become a holder of record of such Shares of Common Stock for all purposes, as of the date of the consummation of the Qualified Initial Public Offering.

2.2. Payment of Taxes. The Company shall pay all expenses in connection with, and all transfer, stamp or similar Taxes and other governmental charges that may be imposed with respect to, the issuance or delivery thereof, unless such Tax or charge is imposed by law upon Holder, in which case, Holder shall pay such Taxes or charges. The Company shall not be required to pay any Tax or other charge imposed in connection with any transfer upon exercise of this Warrant resulting in any Warrant Shares being registered in any name other than that of Holder, and in such case, the Company shall not be required to register such Warrant Shares in any name other than Holder until such Tax or other charge has been paid or it has been established to the reasonable satisfaction of the Company that no such Tax or other charge is due.

2.3. Fractional Shares. The Company shall not be required to issue a fractional Share of Series B Preferred Stock of Common Stock upon the exercise of this Warrant. As to any fraction of a Share which the Holder would otherwise be entitled to receive upon such exercise, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per Share of Series B Preferred Stock or Common Stock on the date of exercise, which Current Market Price per Share, in the case of the exercise of this Warrant pursuant to Section 2.1(d), shall be the public offering price per Share of Common Stock in the Qualified Initial Public Offering.

2.4. Exchange Upon Transfer. If the Holder Transfers all or any portion of this Warrant to any Highbridge Non-Affiliate in compliance with Section 3.1 of this Warrant, such Highbridge Non-Affiliate shall have the right to exchange this Warrant, in whole or in part, for a Series A Warrant exercisable for a number of Shares of Series A Preferred Stock equal to the number of Shares of Series B Preferred Stock for which this Warrant, or part thereof, being exchanged by such Highbridge Non-Affiliate is then exercisable. Such Highbridge Non-Affiliate may exercise this exchange right, in whole or in part, by delivering to the Company, at the Company’s principal offices at the address set forth in Section 17.2(b) or at such other office or agency designated by the Company pursuant to Section 13; the following: (i) a written notice of such Highbridge Non-Affiliate’s election to exchange this Warrant specifying the number of Shares of Series B Preferred Stock with respect to which this Warrant is to be exchanged, and (ii) this Warrant or the evidence and indemnity required by Section 12. Such notice shall be substantially in the form of the Notice of Exchange attached to this Warrant as Exhibit D, duly executed by such Highbridge Non-Affiliate or its agent or attorney. Upon receipt thereof, the Company shall execute and deliver a Series A Warrant in the name of the Highbridge Non-Affiliate and in the denomination specified for exchange in such notice, and shall issue to the Highbridge Non-Affiliate a new Warrant evidencing the portion of this Warrant not so exchanged, and this Warrant shall promptly be cancelled.

3. TRANSFER, DIVISION AND COMBINATION

3.1. Transfer.

(a) Transfer Generally. Subject to the terms and conditions hereof, including paragraph (b) of this Section 3.1 and Section 16, and compliance with all applicable securities laws, Transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company referred to in Section 17.2(b) or the office or agency designated by the Company pursuant to Section 13, together with a written assignment of this Warrant substantially in the form of Exhibit B hereto duly executed by Holder or its agent or attorney. Upon such surrender the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned in compliance with any restrictions on Transfer, may be exercised by a new Holder for the purchase of Series B Preferred Stock without having a new Warrant issued.

(b) Restrictions on Transfer. This Warrant may be Transferred to any Person; provided, however, that no Transfer of this Warrant or any rights hereunder, in whole or in part, shall be made to any Competitor without the prior written consent of the Company, which consent may be granted or withheld in the reasonable discretion of the Company.

3.2. Division and Combination. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by Holder or its agent or attorney. Subject to compliance with Section 3.1, as to any Transfer that may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

3.3. Expenses. The Company shall prepare, issue and deliver at its own cost and expense (other than transfer taxes) the new Warrant or Warrants under this Section 3.

3.4. Maintenance of Books. The Company agrees to maintain, at its aforesaid office or agency, books for the registration and the registration of Transfer of the Warrants.

4. ADJUSTMENTS. The number of Series B Preferred Stock for which this Warrant is exercisable, and the Exercise Price, shall be subject to adjustment from time to time as set forth in this Section 4. The Company shall give each Holder notice of any event described below, which requires an adjustment pursuant to this Section 4 promptly after the occurrence of such event.

4.1. Distributions, Subdivisions and Combinations. If, at any time, the Company:

(a) takes a record of holders of Shares of Series B Preferred Stock for the purpose of entitling them to receive a distribution payable in, or other distribution of, Shares of Series B Preferred Stock;

(b) subdivides its outstanding Shares of Series B Preferred Stock into a larger number of Shares of Series B Preferred Stock; or

(c) combines its outstanding Shares of Series B Preferred Stock into a smaller number of Shares of Series B Preferred Stock;

then (i) the number of Shares of Series B Preferred Stock for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of Shares of Series B Preferred Stock that a record holder of the same number of Series B Preferred Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (ii) the Exercise Price shall be adjusted to equal (A) the Exercise Price multiplied by the number of Series B Preferred Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of Series B Preferred Stock for which this Warrant is exercisable immediately after such adjustment.

4.2. Certain Other Distributions. If at any time the Company takes a record of holders of Shares of Series B Preferred Stock for the purpose of entitling them to receive any distribution of:

(a) any evidences of its indebtedness, any assets or property, or any other securities of any nature whatsoever (other than Additional Shares),

(b) any Options to subscribe for or purchase any evidences of its indebtedness, any assets or property, or any other securities of any nature whatsoever (other than Additional Shares), or

(c) any Convertible Securities, warrants or other rights to subscribe for Series B Preferred Stock,

then (i) the number of Shares of Series B Preferred Stock for which this Warrant is exercisable shall be adjusted to equal the product of the number of Shares of Series B Preferred Stock for which this Warrant is exercisable immediately prior to such adjustment by a fraction (A) the numerator of which shall be the Current Market Price per Share at the date of taking such record and (B) the denominator of which shall be such Current Market Price per Share of Series B Preferred Stock plus the amount of consideration, if any, paid by the holder of one Share of Series B Preferred Stock for such indebtedness, assets, Shares, other securities or property or warrants or other subscription or purchase rights so distributable, minus the amount allocable to one Share of Series B Preferred Stock of the fair value (as determined in good faith by the Board and supported by an opinion from an Independent Financial Expert) of any and all such evidences of indebtedness, assets, Shares, other securities or property or warrants or other subscription or purchase rights so distributable; provided that in the event that the denominator is calculated to be less than 0.01, the denominator shall be deemed to be 0.01 for purposes of this Section 4.2, and (ii) the Exercise Price shall be adjusted to equal (A) the Exercise Price multiplied by the number of Shares of Series B Preferred Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of Shares of Series B Preferred Stock for which this Warrant is exercisable immediately after such adjustment. A reclassification of Shares of Series B Preferred Stock into Shares of any other class of equity shall be deemed a distribution by the Company to holders of its Shares of such Shares or Shares of such other class of equity within the meaning of this Section 4.2 and, if the outstanding Shares shall be changed into a larger or smaller number of Shares as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding Shares within the meaning of Section 4.1.

4.3. Other Provisions Applicable to Adjustments under this Section. The following provisions shall be applicable to making adjustments to the number of Shares of Series B Preferred Stock for which this Warrant is exercisable and the Exercise Price provided for in this Section 4:

(a) When Adjustments to Be Made. The adjustments required by this Section 4 shall be made whenever and as often as any specified event requiring an adjustment shall occur.

(b) Timing of Issuance of Additional Shares Upon Adjustments. In any case in which the provisions of this Section 4 shall require that an adjustment shall become effective immediately after a record date for an event, the Company, upon exercise of this Warrant after such record date and before the occurrence of such event, may defer until the occurrence of such event issuing to Holder the Shares of Series B Preferred Stock or other property issuable or deliverable upon exercise by reason of the adjustment required by such event over and above the Shares of Series B Preferred Stock issuable or deliverable upon such exercise before giving effect to such adjustment; provided, however, that the Company shall, upon request of Holder, deliver to Holder an appropriate instrument evidencing Holder’s right to receive such Shares or other property upon the occurrence of the event requiring such adjustment.

(c) Fractional Interests. In computing adjustments under this Section 4, fractional interests in Shares shall be taken into account to the nearest 1/10th of a Share.

(d) When Adjustment Not Required. If the Company takes a record of holders of Shares of Series B Preferred Stock for the purpose of entitling them to receive a distribution of Shares of Series B Preferred Stock or other property for which an adjustment is required under this Section 4 and, thereafter and before the distribution to holders thereof, legally abandons its plan to pay or deliver such distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(e) Challenge to Good Faith Determination. Whenever the Board is required to make a determination in good faith of the fair market value of any item under this Section 4, Holder may challenge such determination in good faith, and an Independent Financial Expert shall resolve any such dispute.

(f) No Adjustment of Exercise Price Below Par Value. Notwithstanding anything herein to the contrary, the Exercise Price shall not be adjusted to an amount less than the per share par value of the Series B Preferred Stock.

4.4. Reclassification or Merger. In case of any reclassification or change of the Series B Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger or consolidation of the Company with or into another entity (other than a merger or consolidation with another entity in which the Company is the surviving entity and which does not result in any reclassification or change of the Series B Preferred Stock), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the Holder a new Warrant (in form and substance satisfactory to the Holder), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive upon exercise of this Warrant, at a total Exercise Price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Shares of Series B Preferred Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger, consolidation or sale by a holder of the number of Shares of Series B Preferred Stock then purchasable under this Warrant, or if no Shares of Series B Preferred Stock are then outstanding, by a holder of the number of Shares of Common Stock into which the number Shares of Series B Preferred Stock then purchasable under this Warrant would then be convertible. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, changes, mergers, consolidations and sales.

4.5. Antidilution Rights with Respect to Series B Preferred Stock. The antidilution rights applicable to conversion of Shares of Series B Preferred Stock are set forth in the Certificate of Incorporation, it being understood and agreed that, in addition to any other adjustment required hereunder, the Holder of this Warrant is entitled to all antidilution adjustment with respect to the Series B Preferred Stock required pursuant to the Certificate of Incorporation in connection with any particular event occurring after the date hereof whether or not this Warrant has not been exercised.

4.6. Preemptive Rights. The Holder shall be entitled to the preemptive rights provided in Section 11 of the Stockholders Agreement.

5. NOTICES TO WARRANT HOLDERS

5.1. Notice of Adjustments. Whenever the number of Shares of Series B Preferred Stock for which this Warrant is exercisable, or whenever the price at which such Shares of Series B Preferred Stock may be purchased upon exercise of the Warrants, is adjusted pursuant to Section 4, the Company shall prepare a certificate to be executed by the Board, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board determined the fair market value of any evidences of indebtedness, Shares or stock, other securities or property or warrants or other subscription or purchase rights referred to in Section 4.2), specifying the number of Shares of Series B Preferred Stock for which this Warrant is exercisable and describing the number and kind of any other Shares or other property for which this Warrant is exercisable, and any change in the purchase price or prices thereof, after giving effect to such adjustment or change. The Company shall promptly cause a signed copy of such certificate to be delivered to each Holder in accordance with Section 17.2. The Company shall keep at its office or agency designated pursuant to Section 13 copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder

5.2. Notice of Company Action. If at any time:

(a) the Company takes a record of holders of Shares for the purpose of entitling them to receive a distribution of any type, including cash, property, or any right to subscribe for or purchase any evidences of its indebtedness, any Shares of any class or series or any other securities or property, or to receive any other right; or

(b) there is any proposed capital reorganization of the Company, any reclassification or recapitalization of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another Person; or

(c) there is a proposed voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to Holder: (i) at least twenty (20) Business Days’ prior written notice of the date on which a record date shall be selected for such distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (ii) if any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up occurs, at least twenty (20) Business Days’ prior written notice of the date when the same shall take place. Such notice also shall specify, as applicable: (i) the date on which any such record is to be taken for the purpose of such distribution or right, the date on which holders of Shares shall be entitled to any such distribution or right, and the amount and character thereof and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which holders of Shares shall be entitled to exchange their Shares for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Each such written notice shall be deemed sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with Section 17.2.

6. NO IMPAIRMENT. The Company shall not, and will not permit or cause any of its subsidiaries to, by any action, including, without limitation, through any amendment to its Certificate of Incorporation, the Bylaws, the Stockholders Agreement, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, directly or indirectly avoid or seek to avoid the observance or performance of any of the terms of this Warrant or impair or diminish the value of this Warrant, but will at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate to protect the rights of Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue Series B Preferred Stock upon the exercise of this Warrant, and (b) use its reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

7. RESERVATION AND AUTHORIZATION OF SHARES. From and after the Closing Date, the Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued Shares of Series B Preferred Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All Shares of Series B Preferred Stock, when issued upon exercise of this Warrant and payment therefor in accordance with the terms of this Warrant, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights. Before taking any action that would result in an adjustment in the number of Shares of Series B Preferred Stock for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof. If any Shares of Series B Preferred Stock required to be reserved for issuance upon exercise of Warrants require registration or qualification with any governmental authority or other governmental approval or filing under any federal or state law before such Shares of Series B Preferred Stock may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such Shares of Series B Preferred Stock to be duly registered or qualified. The Company agrees that it will not reduce the par value of the Series B Preferred Stock.

8. TAKING OF RECORD; SHARES AND WARRANT TRANSFER BOOKS. In the case of all distributions by the Company to holders of Shares of Series B Preferred Stock with respect to which any provision of Section 4 refers to the taking of a record of such holders, the Company will in each such case take such a record as of the close of business on a Business Day. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

9. TAX MATTERS.

9.1. Tax Status. The Company will maintain its status as an entity classified as a corporation for U.S. federal income Tax purposes.

9.2. Treatment of Warrant. The Company and the Holder intend to treat the Warrants as Shares of Series B Preferred Stock and the exercise of the Warrant for Shares of Series B Preferred Stock as a nonevent for U.S. federal and applicable state and local Tax purposes. The Company will treat the Series B Preferred Stock and this Warrant as non-voting stock of the Company for all U.S. federal and applicable state and local Tax purposes.

9.3. Withholding. If the Company determines that U.S. federal withholding of Tax with respect to the Warrants or the Warrant Shares held by any Holder is necessary, the Company shall use commercially reasonable efforts to notify such Holder reasonably in advance of such withholding, and provide such Holder with a reasonable opportunity to establish an exemption or other basis for reducing or eliminating such U.S. federal withholding Tax. The Company shall cooperate with each Holder, and shall use commercially reasonable efforts to provide each Holder with information that any such Holder may request, in connection with such Holder’s Tax reporting and U.S. federal withholding Tax obligations relating to the Warrants and the Warrant Shares, including, with respect to each distribution payable on the Warrant Shares (whether in cash or in kind) or deemed distributed on the Warrant or Warrant Shares, providing such Holder with a contemporaneous reasonable estimate as to the amount of any such dividend that is expected to be treated as a dividend pursuant to section 301(c)(1) of the Code.

10. RESTRICTIONS; RESTRICTIVE LEGEND. Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant will have restrictions upon resale as imposed by federal and state securities laws and the terms and conditions of this Warrant. Each Share certificate, if any, representing Warrant Shares shall bear the following legends:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE

SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUIRED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF APRIL [    ], 2013 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

11. SUPPLYING INFORMATION. The Company shall cooperate with each Holder of a Warrant and each holder of Warrant Shares in supplying such information as may be reasonably necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale or transfer of any Warrant or Warrant Shares.

12. LOSS OR MUTILATION. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Warrant (which evidence shall be, in the case of an institutional investor, notice from such institutional investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Warrant has a minimum net worth of at least fifty million dollars ($50,000,000), such Holder’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Warrant, dated the date of the original Warrant.

13. OFFICE OF THE COMPANY. As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency (which may be the principal executive offices of the Company) where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant.

14. LIMITATION OF LIABILITY; NO RIGHTS AS A SHAREHOLDER. No provision hereof, in the absence of affirmative action by Holder to purchase Shares, and no enumeration of the rights or privileges of Holder contained herein, shall give rise to any liability of Holder for the purchase price of any Shares or as a holder of Shares of the Company, whether such liability is asserted by the Company or by creditors of Company. Except as provided for in Certificate of Incorporation and the Stockholders Agreement, this Warrant does not entitle the Holder to any rights as a stockholder of the Company prior to the exercise hereof.

15. SECURITIES ACT MATTERS.

15.1. Representations, Warranties and Covenants of Holder. Holder hereby represents and warrants to, and acknowledges to, and agrees with, the Company as of the date hereof and as of the date of any exercise hereof that:

(a) it is acquiring the Warrant and, upon exercise of the Warrant, the Warrant Shares, for its own account, without a view to the distribution thereof, except for Holder’s right to Transfer the Warrant Shares in compliance with applicable Securities Laws.

(b) it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(c) (i) this Warrant and the Warrant Shares have not been registered under the Securities Act or any state securities laws, in reliance on the non-public offering exemption contained in Section 4(2) of the Securities Act and Regulation D thereunder and, as such, the Warrant and the Warrant Shares are “restricted securities” under the Securities Act; (ii) because this Warrant and the Warrant Shares are not so registered, it must bear the economic risk of holding this Warrant and the Warrant Shares for an indefinite period of time unless this Warrant and/or the Warrant Shares are subsequently registered under the Securities Act or an exemption from such registration is available with respect thereto; (iii) it is familiar with Rule 144 under the Securities Act and the restrictions on resale thereunder; and (iv) there is no trading market for this Warrant or the Warrant Shares and there is no expectation that such market will exist in the future.

(d) it will not assign or transfer this Warrant or the Warrant Shares except in accordance and in compliance with the requirements of the Securities Act, as then in effect.

(e) (i) it has had ready access to any and all documents which it deems relevant to the acquisition of this Warrant and the Warrant Shares; (ii) the Company has made available to it, during the course of the transaction and prior to the issuance of the Warrant Shares, the opportunity to ask questions of, and receive answers from, the Company and its officers concerning the Company, and to obtain any additional information, to the extent the Company possessed such information or could acquire it without unreasonable effort or expense, necessary to verify the accuracy of information contained in the written materials delivered to it by the Company and concerning the Company; and (iii) it has reviewed or had the opportunity to review all such documents or information referred to above.

15.2. Representations, Warranties and Covenants of the Company. The Company represents and warrants to, and agrees with, Holder as of the date hereof and as of the date of any exercise hereof that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company has the corporate power and authority to, (i) execute, issue, and deliver this Warrant, (ii) issue and deliver the Shares issuable upon exercise of this Warrant and (iii) perform any other obligations under this Warrant.

(c) The Warrant has been duly authorized and validly issued and is not subject to any preemptive rights and is a valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof.

(d) The Warrant Shares issuable upon exercise of this Warrant have been duly authorized, reserved for issuing and, when and if issued upon such exercise in accordance with this Warrant, will be validly issued, fully paid and nonassessable.

(e) The issuance of the Warrant does not, and the issuance of the Warrant Shares upon exercise of the Warrant will not, conflict with (i) the Company’s Certificate of Incorporation, (ii) the Bylaws, (iii) the Stockholders Agreement (iv) any other agreement between the Company and its shareholders or (iv) any applicable laws. The issuance of the Warrant is not, and the issuance of the Warrant Shares upon exercise of the Warrant will not be, subject to any preemptive rights under (i) the Company’s Certificate of Incorporation, (ii) the Bylaws, (iii) the Stockholders Agreement, (iv) any other agreement between the Company and its shareholders or (v) any applicable laws.

(f) Assuming the truth and accuracy of Holder’s representations and warranties contained in Section 15.1, the issuance of this Warrant and the issuance of Warrant Shares pursuant to this Warrant are exempt from the registration and prospectus delivery requirements of the Securities Act.

(g) The Company agrees that neither it nor any Person acting on its behalf has offered or will offer this Warrant or the Warrant Shares or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of this Warrant or the Warrant Shares hereunder within the provisions of the registration and prospectus delivery requirements of the Securities Act.

16. STOCKHOLDERS AGREEMENT. Upon issuance of this Warrant to Holder, and as a condition to such issuance, Holder is executing and becoming a party to the Stockholders Agreement, as provided in the Stockholders Agreement. It shall be a condition to any Transfer of this Warrant or any rights hereunder, in whole or in part, that the transferee become a party to the Stockholders Agreement as provided in the Stockholders Agreement.

17. MISCELLANEOUS

17.1. Nonwaiver and Expenses. If either party fails to comply with any provision of this Warrant, it shall pay to the other party such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the other party in enforcing any of its rights, powers, or remedies hereunder. No course of dealing or any delay or failure to exercise any right hereunder on the part of a party shall operate as a waiver of such right or otherwise prejudice its rights, powers, or remedies.

17.2. Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery, or other communication to be made pursuant to the provisions of this Warrant shall be deemed sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback, addressed as follows:

(a) If to any Holder or holder of Warrant Shares, at its last known address appearing on the books of the Company maintained for such purpose.

(b) If to the Company at:

Energy & Exploration Partners, Inc.

Attn: General Counsel

Two City Place, Suite 1700

100 Throckmorton

Fort Worth, Texas 76102

Facsimile: 817-533-9840

or at such address as may be substituted by notice given as herein provided. The party entitled to receive any notice required hereunder may waive such notice in writing. Every notice, demand, request, consent, approval, declaration, delivery, or other communication hereunder shall be deemed to have been duly given or served on the earlier of (i) the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or (ii) in the case of any notice delivered pursuant to Section 2, three (3) Business Days after the same shall have been deposited in the United States mail. Notice by electronic mail shall not constitute effective notice hereunder.

17.3. Successors and Assigns. Subject to the provisions of Section 3.1, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the permitted successors and assigns of Holder. Subject to Section 3.1(b), this Warrant and all rights evidenced hereby may be transferred by Holder to any Person in accordance with the terms of hereof and law, including without limitation, the Securities Act.

17.4. Remedies. Each Holder of a Warrant or holder of Warrant Shares, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under Section 2, Section 4.4 or Section 5 of this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by the Company of the provisions of Section 2, Section 4.4 or Section 5 of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

17.5. Amendment. This Warrant may be modified or amended or the provisions hereof waived only with the prior written consent of the Company and Holder.

17.6. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

17.7. Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

17.8. GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

17.9. VENUE; JURY WAIVER. THE PARTIES HERETO CONSENT TO THE EXERCISE OF EXCLUSIVE JURISDICTION IN PERSONAM, FORUM AND VENUE BY THE COURTS OF NEW YORK, NEW YORK FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.10. Facsimile Signature. The signature on this Warrant may be by facsimile, with original signature page to be substituted therefor.

17.11. Non-Survival. The parties hereby agree that all the provisions of this Warrant shall terminate and be of no further force or effect on the exercise in full of this Warrant except that the provisions of Section 9.3 shall survive the exercise of this Warrant until the consummation of a Qualified Initial Public Offering.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Company and Holder have caused this Warrant to be duly executed by its authorized officer as of the date first above written.

COMPANY:

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

SIGNATURE PAGE

TO SERIES B WARRANT

HOLDER:

[HIGHBRIDGE ENTITY]

By:
Name:
Title:

SIGNATURE PAGE

TO SERIES B WARRANT

EXHIBIT A

SUBSCRIPTION FORM

[To be executed only upon exercise of Warrant]

The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of             Shares of Series B Preferred Stock of Energy & Exploration Partners, Inc., a Delaware corporation, and herewith makes payment therefor, all at the price and on the terms and conditions specified in the Warrant and requests that certificates for the Shares of Series B Preferred Stock hereby purchased (and any securities or property issuable upon such exercise) to be issued in the name of the undersigned and delivered to the undersigned as follows:

Name	Address

Solely with respect to the Shares of Series B Preferred Stock being purchased pursuant to this Subscription Form, the representations and warranties of the Holder contained in Section 15 of the Warrant are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Company has expressly consented in writing to the contrary.

The undersigned acknowledges that, if certificated, each certificate for Shares of Series B Preferred Stock issued upon exercise of the Warrant shall bear a legend to the effect that such Shares of Series B Preferred Stock may not be transferred except upon compliance with the provisions of the Securities Act and applicable state securities laws, and each certificate for Shares of Series B Preferred Stock transferred shall bear such a legend unless, in the opinion of counsel for the Company, such legend is not required.

If the exercise of the Warrant pursuant hereto shall not be for all the Shares of Series B Preferred Stock purchasable under this Warrant, a new Warrant of like tenor is to be issued in the name of and delivered to the undersigned for the remaining balance thereof.

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

NOTICE:	The signature on this subscription must correspond with the names as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT A

ACKNOWLEDGEMENT TO SUBSCRIPTION FORM

Solely with respect to the Shares of Series B Preferred Stock being purchased pursuant to this Subscription Form, the representations and warranties of the Company contained in Section 15 of the Warrant are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date. The Company acknowledges that the purchase of Shares of Series B Preferred Stock and the exercise of the Holder’s rights pursuant to this Subscription Form are not subject to the Company’s delivery of this acknowledgment.

COMPANY:

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of Shares of Series B Preferred Stock set forth below:

Name and Address of Assignee	Number of Shares of Series B Preferred Stock

If the number of Shares of Series B Preferred Stock is not all of the Shares of Series B Preferred Stock issuable upon exercise of this Warrant, a new Warrant of like tenor is to be issued in the name of and delivered to the undersigned with respect to the balance remaining of the Shares of Series B Preferred Stock issuable upon exercise of this Warrant.

Dated:	Print Name:

Signature:

Witness:

NOTICE:	The signature on this assignment must correspond with the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

EXHIBIT C

NOTICE OF CONVERSION

(To be executed upon conversion of the attached Warrant)

The undersigned registered owner irrevocably elects to exercise this Warrant for the purchase of             Shares of Series B Preferred Stock of Energy & Exploration Partners, Inc., a Delaware corporation, pursuant to the cashless exercise provisions of Section 2.1(c) of the Warrant, and requests that the Company execute or cause to be executed a certificate or certificates reflecting the undersigned’s ownership of the Shares of Series B Preferred Stock issuable upon such exercise (and any securities or other property issuable upon such exercise) and deliver or cause to be delivered to the undersigned such certificate or certificates as follows:

Name	Address

The undersigned acknowledges that each certificate, if any, for Shares of Series B Preferred Stock issued upon exercise of this Warrant shall bear a legend to the effect that such Shares of Series B Preferred Stock may not be transferred except upon compliance with the provisions of the Securities Act and applicable state securities laws, and each certificate, if any, for Shares of Series B Preferred Stock transferred shall also bear such a legend unless, in the opinion of counsel for the Company, such a legend is not required.

Solely with respect to the Shares of Series B Preferred Stock being received pursuant to this Notice of Conversion, the representations and warranties of the Holder contained in Section 15.1 of the Warrant are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Company has expressly consented in writing to the contrary.

If the exercise of the Warrant pursuant hereto shall not be for all of the Shares of Series B Preferred Stock issuable under the Warrant, a new Warrant of like tenor is to be issued in the name of and delivered to the undersigned for the remaining balance.

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

NOTICE: The signature on this subscription must correspond with the names as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT D

EXHIBIT D

NOTICE OF EXCHANGE

(To be executed upon exchange of the attached Warrant by Highbridge Non-Affiliate)

The undersigned registered owner irrevocably elects to exchange this Warrant for a warrant (substantially in the form of Annex I attached hereto) to purchase             Shares of Series A Preferred Stock of Energy & Exploration Partners, Inc., a Delaware corporation, pursuant to Section 2.4 of the Warrant, and requests that the Company execute or cause to be executed a warrant reflecting such exchange and deliver or cause to be delivered to the undersigned such warrant as follows:

Name	Address

The undersigned represents and warrants to each of the Company and Highbridge that it is a Highbridge Non-Affiliate.

If the exchange of the Warrant pursuant hereto shall not be for all of the Shares of Series B Preferred Stock issuable under the Warrant, a new Warrant of like tenor is to be issued in the name of and delivered to the undersigned for the remaining balance.

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

EXHIBIT D

ANNEX I TO EXHIBIT D

FORM OF SERIES A WARRANT

[see attached]

EXHIBIT J

FORM OF SUPPLEMENT

ENERGY & EXPLORATION PARTNERS, INC.

and

[NUMBER] SUPPLEMENT TO NOTE PURCHASE AGREEMENT

Dated as of

Re: $        Senior Secured Tranche [    ] Notes

DUE

Exhibit J - 1

ENERGY & EXPLORATION PARTNERS, INC.

Dated as of

            ,

To the Holder(s) named in

Schedule A hereto

Ladies and Gentlemen:

This [Number] Supplement to Note Purchase Agreement (the “Supplement”) is among Energy & Exploration Partners, Inc., a Delaware corporation (the “Issuer”) and the Holders named on Schedule A attached hereto.

Reference is hereby made to the Note Purchase Agreement dated as of April 8, 2013 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) among the Issuer and the Holders signatory there thereto. All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreement. Reference is further made to Section 2.1(b) of the Note Purchase Agreement which requires that, prior to the delivery of any Supplemental Notes, the Issuer and each Holder named on Schedule A attached hereto shall execute and deliver a Supplement.

The Issuer hereby agrees with the Holder(s) as follows:

1. The Issuer has authorized the issue and sale of $         aggregate principal amount of its Tranche [    ] Notes (the “Tranche [    ] Notes”). The Tranche      Notes, together with the Notes previously issued pursuant to the Note Purchase Agreement and each tranche of Supplemental Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.1 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 10.29 of the Note Purchase Agreement). The Tranche      Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Holder(s) and the Issuer.

2. Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Issuer agrees to issue and sell to each Holder, and each Holder agrees to purchase from the Issuer, Tranche      Notes in the principal amount set forth opposite such Holders name on Schedule A hereto at a price of [    ]% of the principal amount thereof on the closing date hereafter mentioned.

3. The sale and purchase of the Tranche      Notes to be purchased by each Holder shall occur at a closing (the “Closing”) on             ,              or on such other Business Day thereafter on or prior to             ,              as may be agreed upon by the Issuer and the Holders. At the Closing, the Issuer will deliver to each Holder the Tranche      Notes to be purchased by such Holder in the form of a single Tranche      Note dated the date of the Closing and registered in such Holder’s name, against delivery by such Holder to the Issuer of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Issuer to account number [                    ] at                      Bank, [Insert Bank address, ABA number for wire transfers, and any other relevant wire transfer information]. If, at the Closing, the Issuer shall fail to tender such Tranche     Notes to any Holder as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Holder’s satisfaction, such Holder shall, at such Holder’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Holder may have by reason of such failure or such nonfulfillment.

Exhibit J - 2

4. The obligation of each Holder to purchase and pay for the Tranche      Notes to be sold to such Holder at the Closing is subject to the fulfillment to such Holder satisfaction, prior to the Closing, of the following conditions: [            ].

5. [Here insert special provisions for Tranche      Notes including prepayment provisions applicable to Tranche      Notes (including Make-Whole Amount) and other adjustments.]

6. The Issuer and each Holder agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Holder were an original signatory to the Note Purchase Agreement.

The execution hereof shall constitute a contract between the Issuer and the Holder(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

Accepted as of             ,

[ ]

By:
[Title]

Exhibit J - 3

INFORMATION RELATING TO HOLDERS

PRINCIPAL AMOUNT
OF TRANCHE
NAME AND ADDRESS OF HOLDER	NOTES TO BE PURCHASED

[NAME OF HOLDER]	$

(1) All payments by wire transfer of immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2) All notices of payments and written confirmations of such wire transfers:

(3) All other communications:

EXHIBIT J

SCHEDULE A

SUPPLEMENTAL REPRESENTATIONS AND WARRANTIES

The Issuer represents and warrants to each Holder that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 4 of the Note Purchase Agreement is true and correct in all material respects (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects) as of the date hereof with respect to the Tranche      Notes with the same force and effect except to the extent such representation or warranty relates to a specific date in which case such representation and warranty shall be true and correct in all material respects (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects) as of such specific date and each reference to “this Agreement” therein shall be deemed modified to refer to the Note Purchase Agreement as supplemented by the              Supplement. The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:

EXHIBIT J

[FORM OF TRANCHE      NOTE]

EXHIBIT J

EXHIBIT K-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Holders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Note Purchase Agreement dated as of April 8, 2013 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Energy & Exploration Partners, Inc., a Delaware corporation (the “Issuer”), Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”), and each holder from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Note(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten-percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Issuer with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Issuer and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Issuer and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF HOLDER]

By:
Name:
Title:
Date:	, 201

EXHIBIT K

EXHIBIT K-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Note Purchase Agreement dated as of April 8, 2013 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Energy & Exploration Partners, Inc., a Delaware corporation (the “Issuer”), Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”), and each holder from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten-percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Holders with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Holder in writing, and (2) the undersigned shall have at all times furnished such Holder with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 201

EXHIBIT K

EXHIBIT K-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Note Purchase Agreement dated as of April 8, 2013 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Energy & Exploration Partners, Inc., a Delaware corporation (the “Issuer”), Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”), and each holder from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten-percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its partners/members is a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Holder with Internal Revenue Service Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Holder and (2) the undersigned shall have at all times furnished such Holder with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 201

EXHIBIT K

EXHIBIT K-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Holders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Note Purchase Agreement dated as of April 8, 2013 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Energy & Exploration Partners, Inc., a Delaware corporation (the “Issuer”), Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”), and each holder from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Note(s) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Note(s) (as well as any Note(s) evidencing such Note(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Note Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten-percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its partners/members is a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Issuer with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Issuer and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Issuer and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF HOLDER]

By:
Name:
Title:
Date:	, 201

EXHIBIT K

EXHIBIT L

FORM OF VCOC LETTER

April [    ], 2013

[Holder]

c/o Highbridge Principal Strategies, LLC

40 West 57th Street – 33rd Floor

New York, New York 10019

Dear Sirs:

This letter will confirm our agreement that, in connection with your investment in Energy & Exploration Partners, Inc. (the “Company”), [Holder] (the “Investor”) will be entitled to the following contractual management rights (collectively, the “Management Rights”):

1.	The Investor shall be entitled to routinely consult with and advise management of the Company with respect to significant business issues of the Company and its direct and indirect subsidiaries, including all the Company’s significant business and financial matters and management’s proposed annual operating plans, and management will meet regularly during each year with representatives of the Investor (the “Representatives”) at the Company’s facilities at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans. The Company shall give the Investor reasonable advance written notice of any significant new initiatives or material changes to existing operating plans of the Company and its direct and indirect subsidiaries and shall afford the Investor adequate time to meet with management to consult on such initiatives or changes prior to implementation. The Company agrees to give due consideration to the advice given and proposals made by the Investor;

2.	The Investor may inspect the books, records, offices and other facilities and properties of the Company and its direct and indirect subsidiaries during normal business hours of the Company as Investor shall reasonably request. The Company shall furnish the Investor with such financial and operating data and other information with respect to the business and properties of the Company and its direct and indirect subsidiaries as the Investor may request, provided that access to highly confidential proprietary information need not be provided. The Company shall permit the Representatives to discuss the affairs, finances and accounts of the Company and its direct and indirect subsidiaries with, and to make proposals and furnish advice with respect thereto, the principal officers of the Company;

3.	At any time during which the Investor does not have a right to appoint at least one representative to the Board of Directors of the Company (the “Board”), the Company shall, after receiving notice from Investor as to the identity of any

EXHIBIT L

Representative, (i) permit a Representative to attend all Board meetings as an observer; (ii) provide the Representative advance notice of each such meeting, including such meeting’s time and place, at the same time and in the same manner as such notice is provided to the members of the Board; and (iii) provide the Representative with copies of all materials, including notices, minutes and consents, distributed to the members of the Board at the same time as such materials are distributed to such Board and shall permit the Representative to have the same access to information concerning the business and operations of the Company; provided, however, that the Representative may be excluded from access to any material or meeting or portion thereof if the Board of Directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, to preserve the confidentiality of the Company’s financing strategy or for other similar reasons. Upon reasonable notice and at a schedule meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such Representative may address the Board with respect to Investor’s concerns regarding significant business issues facing the Company. Reasonable costs and expenses incurred by the Representative for the purposes of attending Board meetings and conducting other Company business will be paid by the [Company]; and

4.	The Company shall deliver to the Investor:

a)	within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its direct and indirect subsidiaries as of the end of such period then ended, and consolidated statements of income and cash flows of the Company and its direct and indirect subsidiaries for the period then ended, in each case prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein and subject to the absence of footnotes and to year-end adjustments; and

b)	within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its direct and indirect subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its direct and indirect subsidiaries for the year then ended, in each case prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation.

The Investor agrees, and shall cause each of its Representatives to agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by them in connection with the exercise of the Investor’s Management Rights under this letter agreement, unless otherwise required by law or unless such confidential information otherwise becomes publicly available or available to it other than through this letter agreement.

EXHIBIT L

The rights set forth in this letter agreement are intended to satisfy the requirement of contractual management rights for purposes of qualifying the Investor’s interests in the Company as venture capital investments for purposes of the Department of Labor’s “plan assets” regulations, and in the event that, after the date hereof, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is determined that such rights are not satisfactory for such purpose, the Investor and the Company shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

The parties expressly agree that, in connection with any sale, transfer or assignment of all or a portion of the Investor’s investment in the Company to an affiliated investment fund, the Investor may assign its rights under this letter agreement to such affiliated investment fund without the consent of, or notice to, the Company.

The rights described herein shall terminate and be of no further force or effect upon (a) such time as no securities of the Company are held by the Investor or its affiliates; (b) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public or (c) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (a) the reincorporation or reformation of the Company in a different state or (b) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor. The confidentiality obligations referenced herein will survive any such termination.

This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

EXHIBIT L

Very truly yours,

Energy & Exploration Partners, Inc.

By:
Name:
Title:

AGREED AND ACCEPTED THIS day of 20

[HOLDER]

By:	[ ]

Name:
Title:

EXHIBIT L

EXHIBIT M

FORM OF ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Note Purchase Agreement identified below (as amended, the “Note Purchase Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Note Purchase Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Holder under the Note Purchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Holder) against any Person, whether known or unknown, arising under or in connection with the Note Purchase Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor. As a condition precedent to this Assignment [Assignor/Assignee] shall pay to the Administrative Agent a one-time assignment processing fee in the amount of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00).

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Holder]

3.	Issuer:	Energy & Exploration Partners, Inc.

4.	Administrative Agent:	Cortland Capital Market Services LLC, as the administrative agent under the Note Purchase Agreement

EXHIBIT M - 1

5.	Agreement:	The Note Purchase Agreement dated as of April 8, 2013 among Energy & Exploration Partners, Inc., the Holders parties thereto from time to time, and Cortland Capital Market Services LLC, as Administrative Agent

6.	Assigned Interest:

Tranche A Commitment Assigned	Aggregate Amount of Tranche A Commitment/Notes for all Holders	Amount of Tranche A Commitment/Notes Assigned	Percentage Assigned of Tranche A Commitment/Notes
	$	$		%
	$	$		%
	$	$		%

Effective Date:                  , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

EXHIBIT M - 2

Accepted:

Cortland Capital Market Services LLC, as Administrative Agent

By
Name:
Title:

EXHIBIT M - 3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Note Purchase Agreement or any other Note Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note Documents or any collateral thereunder, (iii) the financial condition of the Issuer, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Note Document or (iv) the performance or observance by the Issuer, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Note Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Holder under the Note Purchase Agreement, (ii) it satisfies the requirements, if any, specified in the Note Purchase Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Holder, (iii) from and after the Effective Date, it shall be bound by the provisions of the Note Purchase Agreement as a Holder thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Holder thereunder, (iv) it has received a copy of the Note Purchase Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Holder, and (v) if it is a Non-U.S. Holder, attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Note Purchase Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Note Documents are required to be performed by it as a Holder.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

ANNEX 1 TO EXHIBIT M

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE ASSIGNOR/ASSIGNEE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 3 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES PURCHASED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

ANNEX 1 TO EXHIBIT M